Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-283309

PROSPECTUS

Up to 22,500,000 Shares of Common Stock

Treasure Global Inc

This prospectus relates to the resale of up to 22,500,000 shares of our common stock (the “Selling Shareholder Shares”), par value $0.00001 per share by Alumni Capital LP (“Alumni Capital” or the “Selling Shareholder”), which include up to (i) 20,000,000 shares of common stock (the “Purchase Notice Securities”) that may be issued and sold to the Selling Shareholder pursuant to a the Purchase Agreement dated as of October 10, 2024 between us and Alumni Capital (the “Purchase Agreement”) and (ii) 2,500,000 shares of common stock (the “Warrant Shares” and together with the Purchase Notice Securities, the “Selling Shareholder Shares”) that can be underlying the Purchase Warrant Agreement (the “Alumni Warrant”) dated as of October 10, 2024 between us and Alumni Capital, to purchase common stock issued to Alumni Capital as a commitment fee pursuant to the Purchase Agreement. The Purchase Notice Securities will be sold by us to the Selling Shareholder upon the satisfaction of certain conditions set forth in the Purchase Agreement at a discounted purchase price per share calculated pursuant to the terms of the Purchase Agreement.

See “The Alumni Capital Transaction” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding Alumni Capital.

The prices at which Alumni Capital may resell the Selling Shareholder Shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Selling Shareholder Shares by the Selling Shareholder. However, we may receive proceeds from the exercise of the Alumni Warrant at variable exercise prices and up to $5,000,000 in proceeds from the sale of shares of common stock to the Selling Shareholder pursuant to the Purchase Agreement, once the registration statement that includes this prospectus is declared effective. You should read this prospectus and any additional prospectus supplement or amendment carefully before you invest in our securities.

The Selling Shareholder may sell or otherwise dispose of the Selling Shareholder Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Shareholder may sell or otherwise dispose of the Selling Shareholder Shares being registered pursuant to this prospectus. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Selling Shareholder Shares, including legal and accounting fees. See “Plan of Distribution.”

This offering will terminate on the date that all of the Selling Shareholder Shares offered by this prospectus have been sold by the Selling Shareholder.

Our common stock is listed on The Nasdaq Capital Market under the symbol “TGL.” The last reported sale price of our common stock on The Nasdaq Capital Market on November 26, 2024, was $0.328 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and have elected to comply with certain reduced public company reporting requirements. See “Summary-Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus, including the risks and uncertainties described under “Risk Factors” beginning on page 11 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 27, 2024

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “TGL,” the “registrant,” “we,” “our” or “us” in this prospectus mean Treasure Global Inc and its subsidiaries;

●	“year” or “fiscal year” means the year ending June 30th;

●	all dollar or $ references, when used in this prospectus, refer to United States dollars; and

●	all RM or MYR references, when used in this prospectus, refer to Malaysian Ringgit.

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus.

Our Mission

Our mission is to bring together the worlds of online e-commerce and offline physical retailers; widening consumer choice and rewarding loyalty, while sustaining and enhancing our earning potential.

Our Company

We have created an innovative online-to-offline (“O2O”) e-commerce platform business model offering consumers and merchants instant rebates and affiliate cashback programs, while providing a seamless e-payment solution with rebates in both e-commerce (i.e., online) and physical retailers/merchant (i.e., offline) settings.

Our proprietary product is an internet application (or “App”) branded “ZCITY App,” which was developed through our wholly owned subsidiary, ZCity Sdn. Bhd. (formerly known as Gem Reward Sdn. Bhd, name change effected on July 20, 2023) (“ZCITY”). The ZCITY App was successfully launched in Malaysia in June 2020. ZCITY is equipped with the know-how and expertise to develop additional/add-on technology-based products and services to complement the ZCITY App, thereby growing its reach and user base.

Through simplifying a user’s e-payment gateway experience, as well as by providing great deals, rewards and promotions with every use, we aim to make the ZCITY App Malaysia’s top reward and payment gateway platform. Our longer-term goal is for the ZCITY App and its ever-developing technology to become one of the most well-known commercialized applications more broadly in Southeast Asia and Japan.

As of November 26, 2024, we had 2,705,444 registered users and 2,027 registered merchants.

Our Consumer Business

Consumers in Southeast Asia (“SEA”) have access to a plethora of smart ordering, delivery and “loyalty” websites and apps, but in our experience, SEA consumers very rarely receive personalized deals based on their purchases and behavior.

The ZCITY App targets consumers through the provision of personalized deals based on consumers’ purchase history, location and preferences. Our technology platform allows us to identify the spending trends of our customers (the when, where, why, and how much). We are able to offer these personalized deals through the application of our proprietary artificial intelligence (“AI”) technology that scours the available database to identify and create opportunities to extrapolate the greatest value from the data, analyze consumer behavior and roll out attractive rewards-based campaigns for targeted audiences. We believe this AI technology is currently a unique market differentiator for the ZCITY App.

We operate our ZCITY App on the hashtag: “#RewardsOnRewards.” We believe this branding demonstrates to users the ability to spend ZCITY App-based Reward Points (or “RP”) and “ZCITY Cash Vouchers” with discount benefits at checkout. Additionally, users can use RP while they earn rewards from selected e-Wallet or other payment methods.

ZCITY App users do not require any on-going credit top-up or need to provide bank card number with their binding obligations. We have partnered with Malaysia’s leading payment gateway, iPay88, for secure and convenient transactions. Users can use our secure platform and enjoy cashless shopping experiences with rebates when they shop with e-commerce and retail merchants through trusted and leading e-wallet providers such as Touch’n Go eWallet, Boost eWallet, GrabPay eWallet and credit card/online banking like the “FPX” (the Malaysian Financial Process Exchange) as well as more traditional providers such as Visa and Mastercard.

Our ZCITY App also provides the following functions:

1.	Registration and Account verification

Users may register as a ZCITY App user simply, using their mobile device. They can then verify their ZCITY App account by submitting a valid email address to receive new user “ZCITY Newbie Rewards.”

2.	Geo-location-based Homepage

Based on the users’ location, nearby merchants and exclusive offers are selected and directed to them on their homepage for a smooth, user-friendly interaction.

3.	Affiliate Partnership

Our ZCITY App is affiliated with more than five local services providers such as Shopee and Lazada. The ZCITY App allows users to enjoy more rewards when they navigate from the ZCITY App to a partner’s website.

4.	Bill Payment & Prepaid service

Users can access and pay utility bills, such as water, phone, internet and TV bills, while generating instant discounts and rewards points with each payment.

5.	Branded e-Vouchers

Users can purchase their preferred e-Vouchers with instant discounts and rewards points with each checkout.

6.	User Engagement through Gamification

Users can earn daily rewards by playing our ZCITY App minigame “Spin & Win” where they can earn further ZCITY RP, ZCITY e-Vouchers as well as monthly grand prizes.

7.	ZCITY RAHMAH Package

ZCITY has collaborated with the Ministry of Domestic Trade and Cost of Living (KPDN) for the launch of the ‘Payung Rahmah’ program (“ZCITY RAHMAH Package”). This program offers a comprehensive package of living essential e-vouchers on the ZCITY app for items such as petrol, food, and bills. ZCITY users will be able to purchase vouchers for these items at reduced prices, thereby assisting low-income Malaysians and helping to address this societal challenge.

8.	TAZTE Smart F&B system

ZCITY App offers a “Smart F&B” system that provides a one stop solution and digitalization transformation for all registered Food “F&B” outlets located in Malaysia. It also allows merchants to easily record transactions with QR Digital Payment technology, set discounts and execute RP redemptions and rewards online on the ZCITY App.

Since December 2022, we have been developing TAZTE. However, due to insufficient participation from merchant clients, management has decided to discontinue the program as of June 2024.

9.	Zstore

Zstore is ZCITY App’s e-mall service that offers group-buys and instant rebate to users with embedded AI and big data analytics to provide an express shopping experience. The functionality and benefit of users to use the Zstore can be summarized within the chart below, which also illustrates some of our key partnerships by category:

Reward Points. Operating under the hashtag #RewardsOnRewards, we believe the ZCITY App reward points program encourages users to sign up on the App, as well as increasing user engagement and spending on purchases/repeat purchases and engenders user loyalty.

Furthermore, we believe the simplicity of the steps to obtaining Reward Points (or “RP”) is an attractive incentive to user participation in that participants receive:

●	200 RP for registration as a new user;

●	100 RP for referral of a new user;

●	Conversion of Malaysian ringgit spent into RP;

●	50% RP of every user paid amount; and

●	25% RP of every referred user paid amount as a result of the referral.

The key objectives of our RP are:

●	Social Engagement;

○	RP are offered to users for increased social engagement.

●	Spending;

○	RP incentivizes users with every MYR spent in order to increase the spending potential and to build users loyalty.

●	Sign-up; and

○	Drives loyalty and greater customer engagement. Every new user onboarded will get 200 RP as welcoming gift.

●	Referral Program;

○	Rewards users with RP when they refer a new user.

Offline Merchant

When using our ZCITY App to make payment to a registered physical merchant, the system will automatically calculate the amount of RP to deduct. The deducted RP amount is based on the percentage of profit sharing as with the merchant and the available RP of the user.

Online Merchant

When using our ZCITY App to pay utility bills or purchase any e-vouchers, our system shows the maximum RP deduction allowed and the user determines the amount of discount deducted subject to maximum deductions described below and the number of RP owned by such user.

Different features have different maximum deduction amounts. For example, for bill payments, the maximum deduction is up to 3% of the bill amount. For e-vouchers, the maximum deduction is up to 5% of the voucher amount.

In order to increase the spending power of the user, our ZCITY App RP program will credit RP to the user for all MYR paid.

Revenue Model

ZCITY’s revenues are generated from a diversified mix of:

●	e-commerce activities for users;

●	services to merchants to help them grow their businesses; and

●	membership subscription fees.

The revenue streams consist of “Consumer Facing” revenues and “Merchant Facing” revenues.

The revenue streams can be further categorized as following: (1) product and loyalty program revenue, (2) transaction revenue, and (3) agent subscription revenue. Please see “Management’s Discussion and Analysis ̶ Revenue Recognition.”

Recent Development

On April 8, 2024, we and MYUP Solution Sdn Bhd (the “Seller”), a company that is in the business of, among other things, technology services, entered into a Software Purchase Agreement (the “Agreement”), in which the Seller agreed to sell to the Company a certain software application in exchange for USD$495,500 worth of common stock, par value $0.00001 per share, of the Company, or 126,082 shares valued at USD $3.93 per share. The Agreement may be terminated if the we or the Seller materially breaches any of its obligations or undertakings as set forth in the Agreement or if either the Company or the Seller is subject to any form of insolvency administration, ceases to conduct its business or has a liquidator appointed over any part of its assets. The Agreement contains customary representations and warranties.

On May 5, 2024, we entered into a digital marketing agreement (“Marketing Agreement”) with TraDigital Marketing Group. Pursuant to the Marketing Agreement, the consultant shall provide digital marketing service to us and we will compensate the consultant with a cash consideration of $120,000. We issued 20,000 shares of the common stock on May 5, 2024 pursuant to the Marketing Agreement.

On May 24, 2024, we, Jeffrey Goh Sim Ik (the “Purchaser”) and Koo Siew Leng (the “Guarantor”) entered into a Share Sale and Purchase Agreement (the “Agreement”), in which the Company agreed to sell all of the capital shares it owns in Foodlink Global Sdn Bhd, a company incorporated under the laws of Malaysia (“Foodlink”), which represents all of the issued and outstanding capital shares of Foodlink, to the Purchaser, in exchange for a total of approximately USD$148,500, of which shall be payable by the Purchaser to the Company as follows: (i) an initial deposit payable on May 24, 2024; and (ii) the balance of the purchase price payable in eight installment payments starting from May 24, 2024. The total sale price is equivalent to the Company’s initial total capital investment in Foodlink and as such, the Company is recovering 100% of its initial investment in Foodlink. In the event that the Purchaser fails to perform its obligations under the Agreement, the Guarantor agreed to guarantee the installment payments payable pursuant to the terms of the Agreement. The Agreement contains customary representations and warranties and covenants made by each of the Purchaser and the Company as of the date of the Agreement or other specified dates.

On May 27, 2024, we and Falcon Gateway Sdn Bhd (the “Seller”), a company that is in the business of, among other things, technology services, entered into a Software Purchase Agreement (the “Agreement”), in which the Seller agreed to sell to the Company a certain software application in exchange for USD$495,500 worth of common stock, par value $0.00001 per share, of the Company, or 126,082 shares valued at USD $3.93 per share (the “TGL Shares”). The Agreement may be terminated if the Company or the Seller materially breaches any of its obligations or undertakings as set forth in the Agreement or if either the Company or the Seller is subject to any form of insolvency administration, ceases to conduct its business or has a liquidator appointed over any part of its assets. The Agreement contains customary representations and warranties.

On June 13, 2024, Chong Chan “Sam” Teo resigned as the Chief Executive Officer and a member of the Company’s Board of Directors (“Board”), which was immediately effective. On June 13, 2024, the Board appointed Carlson Thow as Chief Executive Officer of the Company effective as of June 13, 2024.

On June 14, 2024, Michael Chan Meng Chun resigned as Chief Financial Officer, which was immediately effective. On June 14, 2024, the Board of Directors of the Company (the “Board”) appointed Sook Lee Chin as Chief Financial Officer of the Company effective as of June 14, 2024.

On June 21, 2024, Su Chen “Chanell” Chuah resigned as Chief Operating Officer, effective as of July 21, 2024. On June 21, 2024, the Board appointed Chai Ching “Henry” Loong as Chief Operating Officer of the Company effective as of June 21, 2024.

On June 30, 2024, Yi Hui Ho’s resigned as executive director of the Company.

On July 4, 2024, the Board appointed Carlson Thow as an executive director and Kok Pin “Darren” Tan as a non-executive director of the Company, effective as of July 5, 2024.

On August 30, 2024, Joseph “Bobby” Banks and Jeremy Roberts resigned as members of the Board.

On August 29, 2024 and September 3, 2024 respectively, the Board appointed (i) Wei Ping Leong as a member of the Board of Directors of the Company (“Board”), as Chairman of the Audit Committee of the Board (“Audit Committee”), a member of the Nominating and Corporate Governance Committee of the Board (“Nominating and Corporate Governance Committee”) and a member of the Compensation Committee of the Board (“Compensation Committee”), effective as of August 29, 2024, and (ii) Anand Ramakrishnan as a member of the Board, a member of the Audit Committee, a member of the Nominating and Corporate Governance Committee and Chairman of the Compensation Committee, effective as of September 3, 2024.

On September 5, 2024, the Board appointed Wai Kuan Chan as a member of the Board as Chairman of the Compensation Committee of the Board, a member of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee of the Board, effective as of September 6, 2024.

On September 6, 2024, the Company accepted the resignations of Marco Baccanello as a member of the Board effective as of September 6, 2024 and Chai Ching “Henry” Loong as the Chief Operating Officer of the Company effective as of September 6, 2024.

On September 20, 2024, we entered into a partnership agreement (the “Agreement”) with Credilab Sdn. Bhd. (“CLSB”). Pursuant to the Agreement, the Company and CLSB will establish a strategic partnership aimed at leveraging their respective core competencies, resources and market expertise to drive mutual benefit and growth upon the terms and conditions set forth in the Agreement. On October 28, 2024 (the “Supplement Letter”) to amend the profit-sharing ratio from 1/3 to 1/2.

On September 20, 2024, Mr. Anand Ramakrishnan, an independent director of the Board resigned from the Board.

On March 22, 2024, Treasure Global Inc (the “Company”) entered into an At the Market Offering Agreement, or the Sales Agreement, with H.C. Wainwright & Co., LLC (“Wainwright” or the “Sales Agent”) relating to for the offer and sell shares of our common stock having an aggregate offering price of up to $2,990,900 from time to time through the Sales Agent, acting as sales agent or principal. On September 25, 2024, Wainwright notified the Company that pursuant to Section 8(b) of the Sales Agreement, Wainwright terminated the Sales Agreement, and the transaction contemplated thereby, effective immediately. No reasons for the termination were provided to the Company by the Sales Agent.

On October 10, 2024, the Company entered into a service partnership agreement (the “Partnership Agreement”) with Octagram Investment Limited (“OCTA”), a Malaysian company, to establish a strategic partnership pursuant to the terms and conditions set forth in this Partnership Agreement. Pursuant to the Partnership Agreement, OCTA shall design, develop and deliver mini-game modules to be integrated into the ZCity App, an E-Commerce platform owned by the Company. In addition, OCTA shall customize the mini-game modules based on the Company’s detailed specification..

The Company agreed to pay OCTA a total fee of $2,800,000.00 (“Service Fees”) to OCTA and/or its nominees, which was paid through the issuance of 3,500,000 shares of our common stock to nominees of OCTA., as well as the payment of a flat fee of $10,000.00 per month, starting from the delivery of the first mini-game module, for the ongoing technical support outlined in this Agreement. The number of shares issued was based on a value of $0.80 per share. If however, on the date that is six months from the issuance date the 30-day VWAP of our common stock is below $0.80 per share, then the Company shall issue to OCTA additional shares of our common stock equal to the difference between (x) $2,800,000 divided by such 30-day VWAP and (y) 3,500,000.

On November 1, 2024, the Company entered into a certain service agreement (the “Agreement”) with V GALLANT SDN BHD (“V Gallant”), a private company incorporated in Malaysia. Pursuant to the Agreement, the Company engaged V Gallant for its generative AI solutions and AI digital human technology services (the “Services”) in accordance with the terms and conditions therein. The Company agreed to pay V Gallant a total consideration of USD16,000,000 (the “Fees”) to V Gallant and/or its nominees for the Services and all associated hardware and software under the Agreement.

The Fees shall be payable by the Company to V Gallant and/or its nominees via the issuance of shares of common stock, par value $0.00001 per share (“TGL Shares”) at a determined issuance price of $0.67 per TGL Share in the following manner: (1) the first instalment, constituting a down payment of fifty percent (50%) of the Fees, being $8,000,000, shall be due upon execution of this Agreement; and (2) the remainder, constituting fifty percent (50%) of the Fees, being $8,000,000, shall be paid in twelve (12) equal monthly instalments, commencing from January 31, 2025, with each payment due on the last day of each calendar month, until December 31, 2025, unless otherwise mutually agreed in writing by the TGL and V Gallant.

Corporate Information

Treasure Global Inc is a holding company incorporated on March 20, 2020, under the laws of the State of Delaware. TGL has no substantive operations other than holding all of the outstanding shares of ZCity Sdn Bhd (formerly known as Gem Reward Sdn Bhd), which was established under the laws of the Malaysia on June 6, 2017, through a reverse recapitalization.

Prior to March 11, 2021, TGL and ZCITY were separate companies under the common control of Kok Pin “Darren” Tan, which resulted from Mr. Tan’s prior 100% ownership of TGL and his prior 100% voting and investment control over ZCITY pursuant to the Beneficial Shareholding Agreements. For a more detailed description of the Beneficial Shareholding Agreements and Mr. Tan’s common control over TGL and ZCITY see Part I, Item 1. “Business – Corporate Structure.”

On March 11, 2021, TGL and ZCITY were reorganized into a parent subsidiary structure pursuant to the Share Swap Agreement in which TGL exchanged the swap shares for all of the issued and outstanding equity of ZCITY. Pursuant to the Share Swap Agreement, the purchase and sale of the swap shares was completed on March 11, 2021, but the issuance of the swap shares did not occur until October 27, 2021 when TGL amended its certificate of incorporation to increase the number of its authorized common stock to a number that was sufficient to issue the swap shares. As a result of the Share Swap Agreement, (i) ZCITY became the 100% subsidiary of TGL and Kok Pin “Darren” Tan no longer had any control over the ZCITY ordinary shares and (ii) Kok Pin “Darren,” the Initial ZCITY Stockholders and Chong Chan “Sam” Teo owned 100% of the shares of TGL common stock (Kok Pin “Darren” Tan owning approximately 97%). Subsequent to the date of the Share Swap Agreement, Kok Pin “Darren” Tan transferred 136,129 of his 142,858 shares of TGL common stock (post-split) to 16 individuals and entities and currently owns less than 5% of our common stock.

Executive Offices

Our principal executive offices are located at 276 5th Avenue, Suite 704 #739, New York, New York 10001 and No.29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor, Malaysia. Our main telephone number is +6012 643 7688. Our corporate website address is https://treasureglobal.co. Our ZCITY website address is https://zcity.io. The information included on our websites is not part of this prospectus. All the websites are active. We do not incorporate the information on, or accessible through, our websites into this prospectus, and you should not consider any information on, or accessible through, our websites as part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jobs Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, any one of which could materially adversely affect our results of operations, financial condition or business. These risks include, but are not limited to, those listed below. This list is not complete, and should be read together with the section titled “Risk Factors” below:

●	There is substantial doubt about our ability to continue as a going concern;

●	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;

●	If we fail to raise capital when needed it will have a material adverse effect on our business, financial condition and results of operations;

●	We rely on email, internet search engines and application marketplaces to drive traffic to our ZCITY App, certain providers of which offer products and services that compete directly with our products. If links to our applications and website are not displayed prominently, traffic to our ZCITY App could decline and our business would be adversely affected;

●	The ecommerce market is highly competitive and if we do not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis our business could be adversely affected;

●	If we are unable to expand our systems or develop or acquire technologies to accommodate increased volume or an increased variety of operating systems, networks and devices broadly used in the marketplace our ZCITY App could be impaired;

●	We may not be able to successfully develop and promote new products or services which could result in adverse financial consequences;

●	There is no assurance that we will be profitable;

●	We rely on the performance of highly skilled personnel, and if we are unable to attract, retain and motivate well-qualified employees, our business could be harmed;

●	The economy of Malaysia in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects;

●	We face the risk that changes in the policies of the Malaysian government could have a significant impact upon the business we may be able to conduct in Malaysia and the profitability of such business;

●	Malaysia is experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability;

●	If inflation increases significantly in SEA countries, our business, results of operations, financial condition and prospects could be materially and adversely affected;

●	Any potential disruption in and other risks relating to our merchants’ supply chain could increase the costs of their products or services to consumers, potentially causing consumers to limit their spending or seek products or services from alternative businesses that may not be registered as a merchant with us, which may ultimately affect the total number of users using our platform and harm our business, financial condition and results of operations;

●	Geopolitical conditions, including acts of war or terrorism or unrest in the regions in which we operate could adversely affect our business;

●	Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors;

●	Privacy regulations could have adverse consequences on our business;

●	We may not be able to continue to satisfy listing requirements of Nasdaq to maintain a listing of our common stock.

SUMMARY OF THE OFFERING

Securities offered by the Selling Shareholder	Up to 22,500,000 shares of common stock, which include up to (i) 20,000,000 Purchase Notice Securities and (ii) 2,500,000 Warrant Shares, assuming issuance of all of the Purchase Notice Securities.

Terms of the Offering	The Selling Shareholder will sell the Selling Shareholder Shares at the prevailing market prices or privately negotiated prices. See “Plan of Distribution” on page 75 of this prospectus.

Selling Shareholder	The Selling Shareholder will receive all of the proceeds from the sale of Selling Shareholder Shares for sale by it under this prospectus. We will not receive proceeds from the sale of the Selling Shareholder Shares by the Selling Shareholder. However, we may receive proceeds from the exercise of the Alumni Warrant at variable exercise prices and up to $5,000,000 in proceeds from the sale of Ordinary Shares to the Selling Shareholder pursuant to the Purchase Agreement, once the registration statement that includes this prospectus is declared effective.

Use of Proceeds	Any proceeds from the Selling Shareholder that we receive under the Purchase Agreement and the Alumni Warrant are expected to be used for general corporate purposes, including working capital. See “Use of Proceeds” on page 31 of this prospectus.

Risk Factors	An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” on page 11 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Nasdaq Capital Market symbol	TGL

Transfer Agent and Registrar	VStock Transfer LLC

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline. As a result, you could lose some or all of any investment you may make in our common stock.

Risks Related to Our Business

There is substantial doubt about our ability to continue as a going concern.

We have incurred substantial operating losses since our inception. For the year ended June 30, 2024, we had approximately $200,013 cash on hand, an accumulated deficit of approximately $38.0 million at June 30, 2024, a net loss of approximately $6.59 million for the year ended June 30, 2024, and approximately $4.7 million net cash used by operating activities for the year ended June 30, 2024. For the three month period ended September 30, 2024, we had approximately $72,561cash on hand, an accumulated deficit of approximately $39.0 million at September 30, 2024, a net loss of approximately $950,707 for the three month period ended September 30, 2024, and approximately $(976,319) million net cash used by operating activities for the three month period ended September 30, 2024. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We anticipate incurring additional losses until such time, if ever, that we will be able to effectively market our products.

Also, we will seek to obtain additional capital through the sale of debt or equity financing or other arrangements to fund operations; however, there can be no assurance that we will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding shares of common stock. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to stockholders. If we are unable to obtain such additional financing, future operations would need to be scaled back or discontinued. Due to these factors, management believes that there is substantial doubt in our ability to continue as a going concern for twelve months from the issuance of these consolidated financial statements.

If we have insufficient capital to operate our business under our current business plan, we have contingency plans for our business that include, among other things, the delay of the introduction of new products and a reduction in headcount which is expected to substantially reduce revenue growth and delay our profitability. There can be no assurance that our implementation of these contingency plans will not have a material adverse effect on our business.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history on which to base an evaluation of our business and prospects. We are subject to all the risks inherent in a small company seeking to develop, market and distribute new services, particularly companies in evolving markets such as the internet, technology and payment systems. The likelihood of our success must be considered, in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development, introduction, marketing and distribution of new products and services in a competitive environment.

Such risks for us include, but are not limited to, dependence on the success and acceptance of our services, the ability to attract and retain a suitable client base and the management of growth. To address these risks, we must, among other things, generate increased demand, attract a sufficient clientele base, respond to competitive developments, increase the “ZCITY” brand names’ visibility, successfully introduce new services, attract, retain and motivate qualified personnel and upgrade and enhance our technologies to accommodate expanded service offerings. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

We are therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues.

If we fail to raise capital when needed it will have a material adverse effect on our business, financial condition and results of operations.

We have limited revenue-producing operations and will require the proceeds from this offering to execute our full business plan. We believe the proceeds from our November 2023 offering and this offering plus other transactions will be sufficient to cover our funding needs through the middle of the second calendar quarter of our fiscal year 2025 (i.e., the fourth quarter of the year ending December 31, 2024). Further, no assurance can be given if additional capital is needed as to how much additional capital will be required or that additional financing can be obtained, or if obtainable, that the terms will be satisfactory to us, or that such financing would not result in a substantial dilution of shareholder interest. A failure to raise capital when needed would have a material adverse effect on our business, financial condition and results of operations. In addition, debt and other equity financing may involve a pledge of assets and may be senior to interests of equity holders. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities, including potential acquisitions. If adequate funds are not obtained, we may be required to reduce, curtail or discontinue operations.

None of our material contracts are long term and if not renewed could have a material adverse effect on our business.

We have entered into material contracts with a number of companies that directly or indirectly provide the goods and services that appear on our ZCITY App. The majority of these contracts can be terminated by any party with 30 days’ notice. The contract with iPay88 (the “iPay88 Agreement”), which provides the payment gateway for many of the brands that can be accessed through the ZCITY App, has no termination clause which means that iPay88 could terminate the iPay88 Agreement without any notice. If one or more of these contracts were not renewed or were terminated and we were not able to enter into agreements with others that could replace these services, the ZCITY App could lose material features and in turn we could find it harder to maintain and grow our user base, which would have a material adverse effect on our business. For a description of these material contracts See “Business-About ZCITY App.”

We rely on email, internet search engines and application marketplaces to drive traffic to our ZCITY App, certain providers of which offer products and services that compete directly with our products. If links to our applications and website are not displayed prominently, traffic to our ZCITY App could decline and our business would be adversely affected.

Email continues to be a verification source of organic traffic for us. If email providers or internet service providers implement new or more restrictive email or content delivery or accessibility policies, including with respect to net neutrality, it may become more difficult to deliver emails to our users or for user verification process. For example, certain email providers, including Google, categorize our emails as “promotional,” and these emails are directed to an alternate, and less readily accessible, section of a users’ inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to users in a manner compatible with email providers’ email handling or authentication technologies, our ability to contact users through email could be significantly restricted. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, marketing campaigns and business updates could be substantially harmed.

We rely heavily on Internet search engines, such as Google, to drive traffic to our ZCITY App through their unpaid search results and on application marketplaces to drive downloads of our applications. Although search results and application marketplaces have allowed us to attract a large audience with low organic traffic acquisition costs to date, if they fail to drive sufficient traffic to our ZCITY App, we may need to increase our marketing spend to acquire additional traffic. We cannot assure you that the value we ultimately derive from any such additional traffic would exceed the cost of acquisition, and any increase in marketing expense may in turn harm our operating results.

The amount of traffic we attract from search engines is due in large part to how and where information from and links to our website are displayed on search engine result pages. The display, including rankings, of unpaid search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently. Search engines have made changes in the past to their ranking algorithms, methodologies and design layouts that may have reduced the prominence of links to our ZCITY App and negatively impacted our traffic, and we expect they will continue to make such changes from time to time in the future. Similarly, marketplace operators may make changes to their marketplaces that make access to our products more difficult. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces.

We may not know how or otherwise be in a position to influence search results or our treatment in application marketplaces. With respect to search results in particular, even when search engines announce the details of their methodologies, their parameters may change from time to time, be poorly defined or be inconsistently interpreted. For example, Google previously announced that the rankings of sites showing certain types of app install interstitials could be penalized on its mobile search results pages. While we believe the type of interstitial we currently use is not being penalized, we cannot guarantee that Google will not unexpectedly penalize our app install interstitials, causing links to our mobile website to be featured less prominently in Google’s mobile search results and harming traffic to our ZCITY App as a result.

In some instances, search engine companies and application marketplaces may change their displays or rankings in order to promote their own competing products or services or the products or services of one or more of our competitors. For example, Google has integrated its local product offering with certain of its products, including search and maps. The resulting promotion of Google’s own competing products in its web search results has negatively impacted the search ranking of our website. Because Google in particular is the most significant source of traffic to our website, accounting for a substantial portion of the visits to our website, our success depends on our ability to maintain a prominent presence in search results for queries regarding local businesses on Google. As a result, Google’s promotion of its own competing products, or similar actions by Google in the future that have the effect of reducing our prominence or ranking on its search results, could have a substantial negative effect on our business and results of operations.

The ecommerce market is highly competitive and if we do not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis our business could be adversely affected.

The internet-based ecommerce business is highly competitive and we compete with several different types of companies that offer some form of user-vendor connection experience, as well as marketing data companies. Certain of these competitors may have greater industry experience or financial and other resources than us.

To become and remain competitive, we will require research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and results of operations. We intend to differentiate ourselves from competitors by developing a payments platform that allows consumers and merchants to accept and use bonus points.

The market for consumer lifestyle is rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. There is no guarantee that any factors that differentiate us from our competitors will give us a market advantage or continue to be a differentiating factor for us in the foreseeable future. Competitive pressures created by our direct or indirect competitors could have a material adverse effect on our business, results of operations and financial condition.

The market for our ZCITY App is new and unproven.

We were founded in 2020 and ZCITY was founded in 2017 and since our inception have been creating products for the developing and rapidly evolving market for API-based software platforms, a market that is largely unproven and is subject to a number of inherent risks and uncertainties. We believe that our future success will depend in large part on the growth, if any, in the market for software platforms that provide features and functionality to create the entire lifestyle ecosystem. It is difficult to predict customer adoption and renewal rates, customer demand for our solutions, the size and growth rate of the overall market that our ZCITY App addresses, the entry of competitive products or the success of existing competitive products. Any expansion of the market our ZCITY App addresses depends upon a number of factors, including the cost, performance and perceived value associated with such solutions. If the market our ZCITY App addresses does not achieve significant additional growth or there is a reduction in demand for such solutions caused by a lack of customer acceptance, technological challenges, competing technologies and products or decreases in corporate spending, it could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to expand our systems or develop or acquire technologies to accommodate increased volume or an increased variety of operating systems, networks and devices broadly used in the marketplace our ZCITY App could be impaired.

We seek to generate a high volume of traffic and transactions through our technologies. Accordingly, the satisfactory performance, reliability and availability of our website and platform, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users who transact sales on our platform through a variety of operating systems, networks and devices while maintaining adequate customer service levels. Our revenues depend, in substantial way, on the volume of user transactions that are successfully completed. Any system interruptions that result in the unavailability of our service or reduced customer activity would ultimately reduce the volume of transactions completed. Interruptions of service may also diminish the attractiveness of our company and our services. Any substantial increase in the volume of traffic on our ZCITY App, the number of transactions being conducted by customers or substantial increase in the variety of operating systems, networks or devices that are broadly used in the market will require us to expand and upgrade our technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of the ZCITY App or timely expand and upgrade our systems and infrastructure to accommodate such increases or increases in the variety of operating systems, networks or devices in a timely manner. Any failure to expand or upgrade our systems could have a material adverse effect on our business, results of operations and financial condition.

We use internally developed systems to operate our service and for transaction processing. We must continually enhance and improve these systems in order to accommodate the level of use of our products and services and increase our security. Furthermore, in the future, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add new software and hardware to develop and further upgrade our existing technology, transaction processing systems or network infrastructure to accommodate increased traffic on our platforms or increased transaction volume through our processing systems or to accommodate new operating systems, networks or devices broadly used in the marketplace or to provide new features or functionality may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality of the user’s experience on our service, and delays in reporting accurate financial information. There can be no assurance that we will be able in a timely manner to effectively upgrade and expand our systems or to integrate smoothly any newly developed or purchased technologies with our existing systems. Any inability to do so would have a material adverse effect on our business, results of operations and financial condition.

As we increase our reliance on cloud-based applications and platforms to operate and deliver our products and services, any disruption or interference with these platforms could adversely affect our financial condition and results of operations.

We rely on cloud-based applications and platforms for critical business functions. We also are migrating a significant portion of our computing infrastructure to third party hosted cloud-based computing platforms. If we are not able to complete this migration on our expected timeline, we could incur additional costs. Further, these migrations can be risky and may cause disruptions to the availability of our products due to service outages, downtime or other unforeseen issues that could increase our costs. We also may be subject to additional risk of cybersecurity breaches or other improper access to our data or confidential information during or following migrations to cloud-based computing platforms. In addition, cloud computing services may operate differently than anticipated when introduced or when new versions or enhancements are released. As we increase our reliance on cloud-based computing services, our exposure to damage from service interruptions may increase. In the event any such issues arise; it may be difficult for us to switch our operations from our primary cloud-based providers to alternative providers. Further, any such transition could involve significant time and expense and could negatively impact our ability to deliver our products and services, which could harm our financial condition and results of operations.

Our failure to successfully market our ZCITY App could result in adverse financial consequences.

We believe that continuing to strengthen our ZCITY App is critical to achieving our widespread acceptance, particularly in light of the competitive nature of our market. Promoting and positioning our ZCITY App will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our ZCITY App, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. There can be no assurance that ZCITY App promotion activities will yield increased revenues or that any such revenues would offset the expenses incurred by us in building our ZCITY App. Further, there can be no assurance that any new users attracted to us will conduct transactions over the ZCITY App on a regular basis. If we fail to promote and maintain our brand or incur substantial expenses in an attempt to promote and maintain our brand or if our existing or future strategic relationships fail to promote the ZCITY App or increase awareness, our business, results of operations and financial condition would be materially adversely affected.

We may not be able to successfully develop and promote new products or services which could result in adverse financial consequences.

We plan to expand our operations by developing and promoting new or complementary services, products or transaction formats or expanding the breadth and depth of services. There can be no assurance that we will be able to expand our operations in a cost-effective or timely manner or that any such efforts will maintain or increase overall market acceptance. Furthermore, any new business or service launched by us that is not favorably received by consumers could damage our reputation and diminish the value of our brand. Expansion of our operations in this manner would also require significant additional expenses and development, operations and other resources and would strain our management, financial and operational resources. The lack of market acceptance of such services or our inability to generate satisfactory revenues from such expanded services to offset their cost could have a material adverse effect on our business, results of operations and financial condition.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example, by providing the appropriate training to out account managers, sales technology specialists, engineers and consultants to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or financial condition could be adversely affected.

A decline in the demand for goods and services of the merchants included in the ZCITY App could result in adverse financial consequences.

We expect to derive most of our revenues from fees from successfully completed transactions on our consumer facing platforms. Our future revenues will depend upon continued demand for the types of goods and services that are offered by the merchants that are included on such platforms. Any decline in demand for the goods offered through our services as a result of changes in consumer trends could have a material adverse effect on our business, results of operations and financial condition.

The effective operation of our platform is dependent on technical infrastructure and certain third-party service providers.

Our ability to attract, retain and serve customers is dependent upon the reliable performance of our ZCITY App and the underlying technical infrastructure. We may fail to effectively scale and grow our technical infrastructure to accommodate these increased demands. In addition, our business will be reliant upon third party partners such as financial service providers and cash-out providers, payment terminals and equipment providers. Any disruption or failure in the services from third party partners used to facilitate our business could harm our business. Any financial or other difficulties these partners face may adversely affect our business, and we exercise little control over these partners, which increases vulnerability to problems with the services they provide.

There is no assurance that we will be profitable.

There is no assurance that we will earn profits in the future or that profitability will be sustained. There is no assurance that future revenues will be sufficient to generate the funds required to continue our business development and marketing activities. If we do not have sufficient capital to fund our operations, we may be required to reduce our sales and marketing efforts or forego certain business opportunities.

We could lose the right to the use of our domain names.

We have registered domain names for our website that we use in our business. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our products under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours, especially in light of our expected expansion in SEA countries and East Asia. Domain names similar to ours may be registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of management’s attention.

We may be required to expend resources to protect ZCITY App information or we may be unable to launch our services.

From time to time, other companies may copy information from our ZCITY App, through website scraping, robots or other means, and publish or aggregate it with other information for their own benefit. We have no assurance other companies will not copy, publish or aggregate content from our ZCITY App in the future. When third parties copy, publish or aggregate content from our ZCITY App, it makes them more competitive, and decreases the likelihood that consumers will visit our website or use our mobile app to find the information they seek, which could negatively affect our business, results of operations and financial condition. We may not be able to detect such third-party conduct in a timely manner and, even if we could, we may not be able to prevent it. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may be inadequate to protect us against such practices. In addition, we may be required to expend significant financial or other resources to successfully enforce our rights.

Breaches of our online commerce security could occur and could have an adverse effect on our reputation.

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography and cybersecurity or other events or developments will not result in a compromise or breach of the technology used by us to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and, therefore, on our business, results of operations and financial condition. Furthermore, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, results of operations and financial condition.

We may not have the ability to manage our growth.

We anticipate that significant expansion will be required to address potential growth in our customer base and market opportunities. Our anticipated expansion is expected to place a significant strain on our management, operational and financial resources. To manage any material growth of our operations and personnel, we may be required to improve existing operational and financial systems, procedures and controls and to expand, train and manage our employee base. There can be no assurance that our planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations may be materially adversely affected.

We rely on the performance of highly skilled personnel, and if we are unable to attract, retain and motivate well-qualified employees, our business could be harmed.

We are, and will be, heavily dependent on the skill, acumen and services of our management and other employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be harmed.

Illegal use of our ZCITY App could result in adverse consequences to us.

Despite measures we will implement to detect and prevent identify theft or other fraud, our ZCITY App remains susceptible to potentially illegal or improper uses. Despite measures we will take to detect and lessen the risk of this kind of conduct, we cannot assure that these measures will succeed. Our business could suffer if customers use the ZCITY App for illegal or improper purposes.

If merchants on our ZCITY App are operating illegally, we could be subject to civil and criminal lawsuits, administrative action and prosecution for, among other things, money laundering or for aiding and abetting violations of law. We would lose the revenues associated with these accounts and could be subject to material penalties and fines, both of which would seriously harm our business.

We are subject to certain risks by virtue of our international operations.

We operate and expand internationally. We expect to expand our international operations significantly by accessing new markets abroad and expanding our offerings in new languages: not less than all languages in SEA countries and Japan. Our platform is now available in English and several other languages. However, we may have difficulty modifying our technology and content for use in non-English-speaking markets or fostering new communities in non-English-speaking markets. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources, and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Furthermore, in most international markets, we would not be the first entrant, and our competitors may be better positioned than we are to succeed. Expanding internationally may subject us to risks that we have either not faced before or increase our exposure to risks that we currently face, including risks associated with:

●	recruiting and retaining qualified, multi-lingual employees, including customer support personnel;

●	increased competition from local websites and guides and potential preferences by local populations for local providers;

●	compliance with applicable foreign laws and regulations, including different privacy, censorship and liability standards and regulations and different intellectual property laws;

●	providing solutions in different languages for different cultures, which may require that we modify our solutions and features to ensure that they are culturally relevant in different countries;

●	the enforceability of our intellectual property rights;

●	credit risk and higher levels of payment fraud;

●	compliance with anti-bribery laws;

●	currency exchange rate fluctuations;

●	foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

●	political and economic instability in some countries;

●	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

●	higher costs of doing business internationally.

We do not have liability business interruption, litigation or natural disaster insurance.

We do not have any business liability, disruption insurance or any other forms of insurance coverage for our operations in Malaysia because our business is still in planning and early stage. Any potential liability, business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

The economy of Malaysia in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

Our business and prospects depend on the continuing development of the economy in Malaysia. We cannot assure you that the Malaysian economy will continue to grow at the same pace as in the past. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty. In the event that the Malaysian economy suffers, demand for the services and/or products of our wholly owned subsidiaries may diminish, which would in turn result in decreased likelihood of profitability. This could in turn result in a substantial need for restructuring of our business objectives and could result in a partial or entire loss of an investment in our Company.

We face the risk that changes in the policies of the Malaysian government could have a significant impact upon the business we may be able to conduct in Malaysia and the profitability of such business.

Policies of the Malaysian government can have significant effects on the economic conditions of Malaysia. A change in policies by the Malaysian government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies or the expropriation or nationalization of private enterprises. We cannot assure you that the government will continue to pursue current policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting Malaysia’s political, economic and social environment.

We are subject to foreign exchange control policies in Malaysia.

The ability of our subsidiaries to pay dividends or make other payments to us may be restricted by the foreign exchange control policies in the countries where we operate. For example, there are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of Bank Negara Malaysia (“BNM”), the central bank of Malaysia. The foreign exchange policies monitor and regulate both residents and non-residents. Under the current Foreign Exchange Administration rules issued by BNM, non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event BNM or any other country where we operate introduces any restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries. Since we are a holding company and rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operations.

Malaysia is experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability.

While the Malaysian economy has experienced rapid growth over the last two decades, they have also experienced inflationary pressures. As governments take steps to address inflationary pressures, there may be significant changes in the availability of bank credits, interest rates, limitations on loans, restrictions on currency conversions and foreign investment. There also may be imposition of price controls. If our revenues rise at a rate that is insufficient to compensate for the rise in our costs, it may have an adverse effect on our profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth, which may harm our business, financial condition and results of operations.

If inflation increases significantly in SEA countries, our business, results of operations, financial condition and prospects could be materially and adversely affected.

Should inflation in SEA countries, including Malaysia, increase significantly, our costs, including our staff costs are expected to increase. Furthermore, high inflation rates could have an adverse effect on the countries’ economic growth, business climate and dampen consumer purchasing power. As a result, a high inflation rate in SEA countries, including Malaysia, could materially and adversely affect our business, results of operations, financial condition and prospects.

Any potential disruption in and other risks relating to our merchants’ supply chain could increase the costs of their products or services to consumers, potentially causing consumers to limit their spending or seek products or services from alternative businesses that may not be registered as a merchant with us, which may ultimately affect the total number of users using our platform and harm our business, financial condition and results of operations.

Our offline and online merchants obtain their products, or the raw materials comprised of their products or used in their services, from manufacturers and distributors located around the world, and may have entered into long-term contracts or exclusive agreements that would ensure their ability to acquire the types and quantities of products or raw materials they desire at acceptable prices and in a timely manner. Any potential disruption in and other risks relating to the offline or online merchants’ supply chain as a result of the COVID-19 pandemic or Russia’s invasion of Ukraine and the Middle East conflicts, could increase the costs of their products or services to consumers, potentially causing consumers to limit their spending or seek products or services from alternative businesses that may not be registered as a merchant with us, which may ultimately affect the total number of users using our platform and harm our business, financial condition and results of operations.

Our business will be exposed to foreign exchange risk.

We derive most of our revenue from the operations of our ZCITY App in Malaysia and expect to derive our revenue from Malaysia, other SEA countries and Japan in the future. Our functional currencies will by necessity be the currencies of the countries of SEA and Japan. Our reporting currency is the U.S. dollar. We translate our results of operations using the average exchange rate for the period, unless the average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions, and we translate our financial position at the period-end exchange rate. Accordingly, any significant fluctuation between the currencies of countries of SEA and Japan on the one hand and the U.S. dollar on the other could expose us to foreign exchange risk.

Some of the currencies of the countries of SEA are not freely convertible. The foreign exchange management regime of many SEA countries has transitioned from a system of fixed multiple exchange rates controlled by the state banks to a system of flexible exchange rates regulated largely by market forces, though transfers of currency is regulated and controlled in some countries. A significant depreciation in many of the currencies of countries of SEA against major foreign currencies may have a material adverse impact on our results of operations and financial condition because our reporting currency is the U.S. dollar. There can be no assurance, that the governments will continue to relax their foreign exchange regulations, that they will maintain the same foreign exchange policy or that there will be sufficient foreign currency available in the market for currency conversions. If, in the future, the regulations restrict our ability to convert local currencies or there is insufficient foreign currency available in the market, we may be unable to meet any foreign currency payment obligations.

Fluctuations in exchange rates in the Malaysian Ringgit (“RM”) could adversely affect our business and the value of our securities.

The value of the RM against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Malaysia’s political and economic conditions. The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RM and between those currencies and other currencies in which our revenue may be denominated. Appreciation or depreciation in the value of the RM relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. As we rely entirely on revenues earned in Malaysia, any significant revaluation of RM may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RM for our operations, appreciation of the RM against the U.S. dollar could cause the RM equivalent of U.S. dollars to be reduced and therefore could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RM into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RM, the U.S. dollar equivalent of the RM we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a change to our operations and a reduction in the value of these assets.

Geopolitical conditions, including acts of war or terrorism or unrest in the regions in which we operate could adversely affect our business.

Most of our operations and business activities are conducted in Malaysia, whose economy and legal system remain susceptible to risks associated with an emerging economy and which is subject to higher geopolitical risks than developed countries. Social and political unrest could give rise to various risks, such as loss of employment and safety and security risks to persons and property. Additionally, our operations could be disrupted by acts of war, terrorist activity or other similar events, including the current or anticipated impact of military conflict and related sanctions imposed on Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations by the United States and other countries due to Russia’s invasion of Ukraine in February 2022 and the Israel-Hamas war in October 2023. It is not possible to predict the broader consequences of the conflicts, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof and with regard to the Russia-Ukraine war, any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports. The Russia-Ukraine and Israel-Hamas wars are likely to cause regional instability and geopolitical shifts and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. Any such event may in turn have a material and adverse effect on our business, results of operations and financial position.

Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors.

All of our directors and officers reside outside of the United States. In addition, substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or Malaysia and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in Malaysian courts.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

In preparing our consolidated financial statements as of and for the year ended June 30, 2023, we and our independent registered public accounting firms identified two material weaknesses and other control deficiencies including significant deficiencies in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified included the following: (1) inadequate U.S. GAAP expertise. The current accounting staff is inexperienced in applying U.S. GAAP standard as they are primarily engaged in ensuring compliance with International Financial Reporting Standards (“IFRS”) accounting and reporting requirement for our consolidated operating entities, and thus require substantial training. The current staff’s accounting skills and understanding as to how to fulfill the requirements of U.S. GAAP-based reporting, including subsidiary financial statements consolidation, are inadequate; and (2) inadequate internal audit function. We lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures and lack of adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned.

Following the identification of the material weaknesses and control deficiencies, we plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) establishing internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley Act compliance requirements and improvement of overall internal control; and (iv) strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our common stocks, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Overtime, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information which could result in an investigation by the SEC and civil or criminal sanctions; investors losing confidence in the accuracy of our periodic reports filed under the Exchange Act; and a decline in our stock price.

We are an “emerging growth company” under the JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our certificate of incorporation, as amended (“Certificate of Incorporation”), eliminates the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our bylaws (“Bylaws”) provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Regulatory Risks

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in Malaysia, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. These laws and regulations impose added costs on our business. Non-compliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations and financial condition.

Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices and other penalties, which could negatively affect our business and results of operations. Changes in social, political and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

Regulation of the internet generally could have adverse consequences on our business.

We are also subject to regulations and laws in Malaysia specifically governing the internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Privacy regulations could have adverse consequences on our business.

We receive, collect, store, process, transfer and use personal information and other user data. There are numerous international laws and regulations regarding privacy, data protection, information security and the collection, storing, sharing, use, processing, transfer, disclosure and protection of personal information and other content, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries, or conflict with other laws and regulations. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security to the extent possible. However, the regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security or disclosure of our users’ data, or their interpretation, or any changes regarding the manner in which the express or implied consent of users for the collection, use, retention or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new services and features.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties or any other legal obligations or regulatory requirements relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our ZCITY App.

Additionally, if third parties we work with violate applicable laws, regulations or agreements, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise have an adverse effect on our reputation and business. Further, public scrutiny of or complaints about technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Regulation of gift cards or “E-vouchers” could have adverse consequences on our business.

Our platform’s payment system effectively provides our customers with reward points that may or may not be deemed gift certificates, store gift cards, general-use prepaid cards or other vouchers or “gift cards,” subject to, various laws of multiple jurisdictions. Many of these laws include specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. Various companies that provided deal products similar to ours around the world are currently or were defendants in purported class action lawsuits.

The application of various other laws and regulations to our products is uncertain. These include laws and regulations pertaining to unclaimed and abandoned property, partial redemption, revenue-sharing restrictions on certain trade groups and professions, sales and other local taxes and the sale of alcoholic beverages. In addition, we may become, or be determined to be, subject to United States federal or state laws or laws in Malaysia or other countries where we operate regulating money transmitters or aimed at preventing money laundering or terrorist financing, including the Bank Secrecy Act, the USA Patriot Act and other similar future laws or regulations in the United States and in the applicable SEA or East Asia countries.

If we become subject to claims or are required to alter our business practices as a result of current or future laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. In addition, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, fines, judgments or settlements could harm our business.

The requirements of being a public company are complex and have increased costs.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. We may need to hire more employees in the future to maintain compliance with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee and renumeration committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in our prior SEC filings, our business and financial condition has become more visible, which we believe may result in increased threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Malaysia anti-corruption laws could subject us to penalties and other adverse consequences.

We are required to comply the Malaysia’s anti-corruption laws and the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in Malaysia. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our ordinary shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

Litigation is costly and time consuming and could have a material adverse effect our business, results or operations and reputation.

We and/or our directors and officers may be subject to a variety of civil or other legal proceedings, with or without merit. From time to time in the ordinary course of its business, we may become involved in various legal proceedings, including commercial, employment and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, operating results or financial condition.

Even if the claims are without merit, the costs associated with defending these types of claims may be substantial, both in terms of time, money, and management distraction. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results or operations and reputation.

We face potential liability and expense for legal claims based on the content on our ZCITY App.

We face potential liability and expense for legal claims relating to the information that we publish on our website and our ZCITY App, including claims for copyright or trademark infringement, among others. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be compelled to remove content or may be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims. If we elect or are compelled to remove valuable content from our website or mobile app, our ZCITY App may become less useful to consumers and our traffic may decline, which could have a negative impact on our business and financial performance.

Our intellectual property rights may be inadequate to protect us against others claiming violations of their proprietary rights and the cost of enforcement could be significant.

The future success of our business is dependent upon the intellectual property rights surrounding our technology, including trade secrets, know-how and continuing technological innovation. Although we will seek to protect our proprietary rights, our actions may be inadequate to protect any proprietary rights or to prevent others from claiming violations of their proprietary rights. There can be no assurance that other companies are not investigating or developing other technologies that are similar to our technology. In addition, effective intellectual property protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate designation of our technology. Any of these claims, with or without merit, could subject us to costly litigation. If the protection of proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished. Any of these events could have an adverse effect on our business and financial results.

Effective trade secret, copyright, trademark and domain name protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and expenses and the costs of defending our rights. We are seeking to protect our trademarks and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location. Litigation may be necessary to enforce our intellectual property rights, protect our respective trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to patent protection, we also rely upon copyright and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third parties, to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our product that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our business and competitive position could be harmed.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Ownership of our Common Stock

We have a large number of authorized but unissued shares of our common stock which will dilute your ownership position when issued.

Our authorized capital stock consists of 150,000,000 shares of common stock, of which approximately 138,874,312 remain available for issuance, including shares of common stock issuable upon the exercise of outstanding warrants. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required under law or, if our common stock is listed on Nasdaq at the time of the transaction, under Nasdaq Rule 5635(b) which requires stockholder approval for change of control transactions where a stockholder acquires 20% of a Nasdaq-listed company’s common stock or securities convertible into common stock, calculated on a post-transaction basis. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future and is not required to obtain stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock. See “Dividend Policy.”

An investment in our securities is speculative and there can be no assurance of any return on any such investment.

An investment in our securities is speculative and there can be no assurance that investors will obtain any return on their investment. Investors may be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior suitability rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company in the United States, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, or if in the future management determines that our internal control over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock. Any failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a public company subject to these rules and regulations, we may find it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult in the future for us to attract and retain qualified members of our Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We may not be able to continue to satisfy listing requirements of Nasdaq to maintain a listing of our common stock.

Our common stock is currently listed on Nasdaq and we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted.

For example, on August 17, 2023, we received a letter from the Nasdaq Listing Qualifications Staff of Nasdaq stating that for the 30 consecutive business day period between July 6, 2023 through August 16, 2023, our common stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until February 13, 2024, to regain compliance with the Bid Price Rule. On February 15, 2024, we received a letter from the Nasdaq Listing Qualifications Staff of Nasdaq stating that we have not regained compliance with the Bid Price Rule and that Nasdaq determined that the common stock will be scheduled for delisting unless we request an appeal of this determination from the Nasdaq Hearings Panel (the “Panel”). On February 16, 2024, we submitted a hearing request to the Panel to appeal Nasdaq’s determination and a compliance plan, which in accordance with Nasdaq rules stays the delisting of the common stock from Nasdaq pending the Panel’s decision. The hearing was scheduled to occur on April 16, 2024. On February 27, 2024, we effected a reverse stock split of our common stock on a 1-for-70 basis as part of our plan to compliance with the Bid Price Rule. On March 20, 2024, we received a letter from the Panel informing us that since our common stock had traded at $1.00 per share or greater for a 10 consecutive business day period between February 27, 2024 and March 20, 2024, the hearing request was deemed moot. Accordingly, the Panel determined that we had regained compliance with the Bid Price Rule.

There can be no assurance that we will maintain compliance with the Bid Price Rule or any of the other Nasdaq continued listing requirements. If the common stock is delisted, it could be more difficult to buy or sell the common stock or to obtain accurate quotations, and the price of the shares of common stock could suffer a material decline. Delisting could also impair our ability to raise capital.

In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

If there is no active public market for our common stock, you may be unable to sell your shares at or above your purchase price.

Although our common stock is listed on Nasdaq, an active trading market for our shares may not be sustained following the purchase of your common stock. You may be unable to sell your shares quickly or at the market price if trading in shares of our common stock is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE ALUMNI CAPITAL TRANSACTION

On October 10, 2024, we entered into the Purchase Agreement with Alumni Capital. Pursuant to the Purchase Agreement, we may sell to Alumni Capital up to $6,000,000 (the “Commitment Amount”) of shares of common stock from time to time during the term of the Purchase Agreement. Pursuant to the Purchase Agreement, we also agreed to file a registration statement with the SEC, covering the resale of the shares of common stock issued or sold to Alumni Capital under the Purchase Agreement under the Securities Act. We previously registered $1,000,000 of shares of common stock that may be sold to Alumni Capital pursuant to the Purchase Agreement pursuant to our Registration Statement on Form S-3 (No. 333-278171). This prospectus relates to up to 22,500,000 shares of our common stock that may be purchased from time to time by Alumni Capital pursuant to the Purchase Agreement, which includes up to 20,000,000 Purchase Notice Securities, to the extent the proceeds from such sales do not exceed $5,000,000 and up to 2,500,000 Warrant Shares underlying the Alumni Warrant.

In connection with the execution of the Purchase Agreement, we have issued the Alumni Warrant to Alumni Capital as a commitment fee. The Alumni Warrant provides Alumni Capital with the right to purchase at any time until October 10, 2027, to purchase up to a number of shares of common stock equal to ten percent (10%) of the Commitment Amount divided by the exercise price of the Alumni Warrant. The exercise price per share of the Alumni Warrant on any given exercise date will be calculated by dividing $5,000,000 by the total number of outstanding shares of our common stock as of such exercise date.

We may, from time to time and at our sole discretion, direct Alumni Capital to purchase the Purchase Notice Securities upon the satisfaction of certain conditions set forth in the Purchase Agreement at a purchase price per share based on the market price of our common stock at the time of sale as computed under the Purchase Agreement. Alumni Capital may not assign its rights and obligations under the Purchase Agreement.

The Purchase Agreement prohibits us from directing Alumni Capital to purchase any Purchase Notice Securities if those shares, when aggregated with all other ordinary shares then beneficially owned by Alumni Capital, would result in Alumni Capital and its affiliates owning in excess of 4.99%, of our then issued and outstanding shares of common stock (the “Beneficial Ownership Limitation”).

Purchase of Offered Shares Under the Purchase Agreement

Commencing on the date that the Alumni Warrant is delivered to Alumni Capital and ending on the earlier of (x) the date on which the Company has received the Commitment Amount pursuant to the Purchase Agreement and (y) December 31, 2025, we may from time to time direct Alumni Capital to purchase such number of common stock set forth on a written notice from us (the “Purchase Notice”) at a price equal to the Purchase Price, provided, however, that the amount of Purchase Notice Securities cannot exceed the Commitment Amount or the Beneficial Ownership Limitation. We will deliver the Purchase Notice Securities concurrently with the delivery of a Purchase Notice, which will be deemed delivered on the same business day if Alumni Capital receives the Purchase Notice Securities and the Purchase Notice by 8:00 a.m., New York time, or on the next business day if Alumni Capital receives the Purchase Notice Securities and the Purchase Notice after 8:00 a.m., New York time. Within five Business Days after the Purchase Notice Date, Alumni Capital shall pay to the Company an amount equal to the Purchase Notice Securities multiplied by the Purchase Price (the “Closing Date”).

“Purchase Price” means with respect to any date on which our common stock is sold pursuant to the Purchase Agreement (a “Closing Date”), the lowest traded price for the ordinary shares for the five (5) consecutive Business Days immediately prior to such Closing Date multiplied by 95%.

Effect of Performance of the Purchase Agreement on our Stockholders

The sale by Alumni Capital of a significant number of Selling Shareholder Shares at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares to Alumni Capital, if any, will depend upon market conditions and other factors to be determined by us, in our sole discretion. We may ultimately decide to sell to Alumni Capital all, some or none of the Purchase Notice Securities that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell the Purchase Notice Securities to Alumni Capital, Alumni Capital may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Alumni Capital by us under the Purchase Agreement may result in substantial dilution to the interests of our other shareholders. In addition, if we sell a substantial number of the Purchase Notice Securities to Alumni Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Purchase Notice Securities or the mere existence of our arrangement with Alumni Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of the Purchase Notice Securities to Alumni Capital.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Alumni Capital to purchase up to $6,000,000 in shares of common stock, which is exclusive of the Alumni Warrants issued to Alumni Capital as consideration for its commitment to purchase our shares of common stock under the Purchase Agreement. The Purchase Agreement generally prohibits us from issuing or selling to Alumni Capital under the Purchase Agreement any common stock that, when aggregated with all other shares of common stock then beneficially owned by Alumni Capital and its affiliates, would exceed the Beneficial Ownership Limitation. Currently, we have issued and sold 2,328,993 shares of common stock to Alumni Capital for $996,476.97 under the Purchase Agreement. Alumni Capital has not exercised any portion of the Alumni Warrant.

Capitalized terms that are not defined herein may have meanings assigned to them in the Purchase Agreement.

USE OF PROCEEDS

This prospectus relates to the Selling Shareholder Shares that may be offered and sold from time to time by Alumni Capital. We will not receive any proceeds from the resale of the Selling Shareholder Shares by Alumni Capital.

We may receive proceeds from the exercise of the Alumni Warrant at variable exercise prices and up to $5 million in proceeds from the sale of common stock to the Selling Shareholder pursuant to the Purchase Agreement.

We intend to use the proceeds from sales under the Purchase Agreement or exercises of the Alumni Warrant, if any, for general corporate purposes, which may include working capital, expenses related to research, clinical development and commercial efforts, and general and administrative expenses. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates, though we are currently, and likely to continue, exploring possible acquisition candidates

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on The Nasdaq Capital Market under the symbol “TGL.”

As of November 26, 2024, 11,125,688 shares of our common stock were issued and outstanding and were held by 32 stockholders of record.

We also have outstanding warrants to purchase 1,429 shares of our common stock issued to the underwriter in our initial public offering with an exercise price of $350 per share.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section headed “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Treasure Global Inc is a holding company incorporated on March 20, 2020, under the laws of the State of Delaware. TGL has no substantive operations other than holding all of the outstanding shares of ZCity Sdn Bhd (“ZCITY”), (formerly known as Gem Reward Sdn. Bhd, underwent a name change on July 20, 2023). It was originally established under the laws of the Malaysia on June 6, 2017, through a reverse recapitalization.

Prior to March 11, 2021, TGL and ZCITY were separate companies under the common control of Kok Pin “Darren,” Tan which resulted from Mr. Tan’s prior 100% ownership of TGL and his prior 100% voting and investment control over ZCITY pursuant to the Beneficial Shareholding Agreements. For a more detailed description of the Beneficial Shareholding Agreements and Mr. Tan’s common control over TGL and ZCITY see Part I, Item 1. “Business - Corporate Structure.”

On March 11, 2021, TGL and ZCITY were reorganized into a parent subsidiary structure pursuant to the Share Swap Agreement in which TGL exchanged the swap shares for all of the issued and outstanding equity of ZCITY. Pursuant to the Share Swap Agreement, the purchase and sale of the swap shares was completed on March 11, 2021, but the issuance of the swap shares did not occur until October 27, 2021 when TGL amended its certificate of incorporation to increase the number of its authorized common stock to a number that was sufficient to issue the swap shares. As a result of the Share Swap Agreement, (i) ZCITY became the 100% subsidiary of TGL and Kok Pin “Darren” Tan no longer had any control over the ZCITY ordinary shares and (ii) Kok Pin “Darren” Tan the Initial ZCITY Stockholders and Chong Chan “Sam” Teo owned 100% of the shares of TGL common stock (Kok Pin “Darren” Tan owning approximately 97%). Subsequent to the date of the Share Swap Agreement, Kok Pin “Darren” Tan transferred 9,529,002 of his 10,000,000 shares of TGL common stock to 16 individuals and entities and currently owns less than 5% of our common stock.

-	ZCITY Operation

We have created an innovative online-to-offline e-commerce platform business model offering consumers and merchants instant rebates and affiliate cashback programs, while providing a seamless e-payment solution with rebates in both e-commerce (i.e., online) and physical retailers/merchant (i.e., offline) settings.

Our proprietary product is an application branded “ZCITY App,” which was developed through ZCITY. The ZCITY App was successfully launched in Malaysia on June 2020. ZCITY is equipped with the know-how and expertise to develop additional/add-on technology-based products and services to complement the ZCITY App, thereby growing its reach and user base.

Through simplifying a user’s e-payment gateway experience, as well as by providing great deals, rewards and promotions with every use, we aim to make the ZCITY App Malaysia’s top reward and loyalty platform. Our longer-term goal is for the ZCITY App and its ever-developing technology to become one of the most well-known commercialized applications more broadly in Southeast Asia and Japan. As of September 25, 2024, we had 2,704,306 registered users and 2,027 registered merchants.

Southeast Asia (“SEA”) consumers have access to a plethora of smart ordering, delivery and “loyalty” websites and apps, but in our experience, SEA consumers very rarely receive personalized deals based on their purchases and behavior.

The ZCITY App targets consumer through the provision of personalized deals based on consumers’ purchase history, location and preferences. Our technology platform allows us to identify the spending trends of our customers (the when, where, why, and how much). We are able to offer these personalized deals through the application of our proprietary artificial intelligence (or “AI”) technology that scours the available database to identify and create opportunities to extrapolate the greatest value from the data, analyze consumer behavior and roll out attractive rewards-based campaigns for targeted audiences. We believe this AI technology is currently a unique market differentiator for the ZCITY App.

We operate our ZCITY App on the hashtag: “#RewardsOnRewards.” We believe this branding demonstrates to users the ability to spend ZCITY App-based Reward Points (or “RP”) and “ZCITY Cash Vouchers” with discount benefits at checkout. Additionally, users can earn rewards from selected e-Wallet or other payment methods.

ZCITY App users do not require any on-going credit top-up or need to provide bank card number with their binding obligations. We have partnered with Malaysia’s leading payment gateway, iPay88, for secure and convenient transactions. Users can use our secure platform and enjoy cashless shopping experiences with rebates when they shop with e-commerce and retail merchants through trusted and leading e-wallet providers such as Touch’n Go eWallet, Boost eWallet, GrabPay eWallet and credit card/online banking like the “FPX” (the Malaysian Financial Process Exchange) as well as more traditional providers such as Visa and Mastercard.

-Food Distribution Operation

On April 12, 2023, we have acquired 100% equity interest in Foodlink Global Sdn. Bhd. (“Foodlink”), along with its two wholly-owned subsidiaries, Morgan Global Sdn. Bhd (“Morgan”) and AY Food Ventures Sdn. Bhd. (“AY Food”), for a consideration of approximately $3,000 from DBH. Through Foodlink, Morgan, and AY Food, we have been engaged in the operation of sub-licensing restaurant branding and the selling and trading of food and beverage products.

On May 24, 2024, we had disposed Foodlink and its subsidiaries along with the food distribution operation to a third party for a consideration of $148,500. The disposal of Foodlink and its subsidiaries did not have material impact to our operation.

Recent Development

- Financing Development

On November 30, 2023, we closed our underwritten public offering (the “November 2023 Offering”) of (i) 371,629 (26,014,000 pre reverse split) shares of common stock, at a public offering price of $7 ($0.10 pre reverse split) per share of Common Stock and (ii) 14,000,000 pre-funded warrants (the “Pre-Funded Warrants”), each with the right to purchase 0.01 (one share pre reverse split) of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. Upon closing of the November 2023 Offering, we received aggregate net proceed of approximately $3.5 million, after deducting underwriting discounts and commission, and non-accountable expense.

On March 22, 2024, we entered into a marketing offering agreement (“Marketing Offering Agreement”) with H.C. Wainwright & Co., LLC, (the “Manager”). Pursuant to the Marketing Offering Agreement, the Company intends to issue and sell through or to the Manager, as sales agent and / or principal from time to time of the Company’s common stock at the Market Offering. As of September 30, 2024, we have received an aggregated net proceed of approximately $2.9 million, net of broker fee from issuance of 1,678,307 shares of common stock which sell through or to the Manager.

On October 10, 2024, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP (“Alumni Capital”), a Delaware limited partnership. Pursuant to the Purchase Agreement, we have the right, but not the obligation to cause Alumni Capital to purchase up to $6,000,000 common stock, par value $0.00001 (the “Commitment Amount”), at certain purchase Price during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which Alumni Capital has purchased $6,000,000 of the Company’s common stock pursuant to the Purchase Agreement or (ii) December 31, 2025.

-Business Development

Since December 2022, we have been developing the TAZTE Smart F&B system (“TAZTE”), a comprehensive solution designed to facilitate digital transformation for registered food and beverage (“F&B”) outlets across Malaysia. TAZTE was conceived as a merchant-centric program, intended to leverage user data to drive substantial business growth for our merchant clientele. We initially offered a complimentary trial period to merchants, which was scheduled to conclude on December 31, 2023. This trial period was later extended until June 2024. However, due to insufficient participation from merchant clients, management has decided to discontinue the program as of June 2024.

Since July 2024, we formalized agreements to develop and implement a Smart Campus System at ELMU University in Nilai, Malaysia. Leveraging our expertise in infrastructure management, we are working with ELMU University to deploy an automated smart campus system that will enhance resource management across the campus, with a strong focus on optimizing electricity usage through integrated software and hardware solutions. This initiative aims to achieve an efficient energy saving consumptions and better environmental, social and governance. The project is expected to be fully deployed within 12 months from the contract’s commencement date.

Since September 2024, we have been driving the development of credit services within the ZCity App through a strategic partnership with Credilab Sdn Bhd (“CLSB”). We are in the midst of facilitating the integration of CLSB’s credit services platform into the ZCity App and developing the customer base for these services. Through the partnership, we intend to collaborate on the creation of a digital wallet, AI-driven chatbot, and customer support systems. The collaboration is designed to drive user engagement and enhance the overall credit services offering within the ZCity App ecosystem. The partnership is scheduled to conclude on September 19, 2029, during which CLSB has also granted TGL a non-exclusive right to use its brand in marketing materials for five years.

Since October 2024, we have been advancing our user engagement strategy by partnering with Octagram Investment Limited (“OCTA”) to develop and integrate mini-game modules into the ZCity App. We have worked closely with OCTA to design and customize these interactive modules, ensuring they align with our specifications for game mechanics, branding, and user experience. The integration is optimized for cross-platform compatibility and smooth performance across devices, as well as ensuring ongoing support and timely updates, maintaining the seamless functionality of the mini-games with future ZCity App updates. We believe that this initiative is key to enhancing the app’s interactive features and driving user engagement.

In October 2024, we have also been developing a cutting-edge Live Streaming Platform enhanced by AI Digital Human Solutions by partnering with V Gallant Sdn Bhd. We will be overseeing the customization of the platform to meet specific requirements, ensuring seamless integration with third-party platforms and optimizing performance across devices. Ongoing support and updates will also be prioritized to maintain consistent functionality. This initiative is central to our efforts to expand our interactive streaming capabilities and elevate user experiences. The development is scheduled to be completed on December 31, 2025.

Key Factors that Affect Operating Results

We believe the key factors affecting our financial condition and results of operations include the following:

Our Ability to Create Value for Our Users and Generate Revenue

Our ability to create value for our users and generate our revenues from merchants is driven by the factors described below:

Number and volume of transactions completed by our consumers.

Consumers are attracted to ZCITY by the breadth of personalized deals/rewards and the interactive user experience our platform offers. The number and volume of transaction completed by our member consumers is affected by our ability to continue to enhance and expand our product and service offerings and improve the user experience.

Empowering data and technology.

Our ability to engage our member consumers and empower our merchants and their brands is affected by the breadth and depth of our data insights, such as the accuracy of our members’ shopping preferences, and our technology capabilities and infrastructure, and our continued ability to develop scalable services and upgrade our platform user experience to adapt to the quickly evolving industry trends and consumer preferences.

Our Investment in User Base, Technology, People and Infrastructure

We have made, and will continue to make, significant investments in our platform to attract consumers and merchants, enhance user experience and expand the capabilities and scope of our platform. We expect to continue to invest in our research and development team as well as in our technology capabilities and infrastructure, which will lower our margins but deliver overall long-term growth.

Inflation

Although Malaysia is experiencing a high inflation rate, we do not believe that inflation has had a material adverse effect on our business as September 30, 2024, but we will continue to monitor the effects of inflation on our business in future periods.

Supply Chain Disruptions

Although there have been Russia’s February 2022 invasion of Ukraine and the 2023 Middle East conflicts that may have affected the operations of some of our online and offline merchants, these disruptions have not had a material adverse effect on our business as of September 30, 2024, but we will continue to monitor the effects of above mentioned disruptions on our business in future periods.

Key Operating Metrics

Our management regularly reviews a number of metrics to evaluate our business, measures our performance, identifies trends, formulates financial projections and makes strategic decisions. The main metrics we consider, and our results for last five quarters, are set forth in the table below:

	For the Quarters Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2023	2023	2024	2024	2024
Number of new registered user (1)	102,752	38,934	12,405	4,934	3,293
Number of active users (2)	187,180	156,979	41,458	26,819	25,216
Number of new participating merchants	16	1	-	-	-

(1)	Registered are persons who have registered on the ZCITY App.

(2)	Active users are users who have logged into the ZCITY App at least once.

	As of September 30,	As of December 31,	As of March 31,	As of June 30,	As of September 30,
	2023	2023	2024	2024	2024
Accumulated registered users	2,644,916	2,683,850	2,696,255	2,701,189	2,704,482
Accumulated Participating merchants)	2,026	2,027	2,027	2,027	2,027

We have experienced a decrease in growth rate in registered users, and a decline of active users over our last five quarters as of September 30, 2024. As of September 30, 2024, we recorded 2,704,482 registered users and 25,216 active users on the ZCITY platform. On average, our registered user base has grown by approximately 2.0 % over the past five quarters, while our active user numbers have experienced an average decline of 38.3%.

The decline in growth of registered users and active users over the past five quarters, as of September 30, 2024, is primarily attributed to reduced E-voucher purchases from our vendor, resulting in fewer E-vouchers available for sale. Additionally, we’ve implemented reductions in marketing spending and customer rewards to enhance cost-effectiveness and operational profitability. Consequently, this has led to a decrease in new user registrations and lower retention rates among active users on our ZCITY platform.

We continuously monitor the development and participation of active users as a proportion of its total registered user base to ensure the effectiveness of our marketing and feature implantation strategies. Accordingly, the proportion of total registered users that we consider active users at the end last five quarters as of September 30, 2024 is as follows:

Starting	Ending	Total registered users	Total active users	Total active users to total registered users
July 1, 2023	September 30, 2023	2,644,916	187,180	7.1%
October 1, 2023	December 31, 2023	2,683,850	156,979	5.8%
January 1, 2024	March 31, 2024	2,696,555	41,458	1.5%
April 1, 2024	June 30, 2024	2,701,189	26,819	1.0%
July 1, 2024	September 30, 2024	2,704,482	25,216	0.9%

We continuously monitor the development of the churn and retention rates of the active user base. Active users churn rate is the percentage of customers who had stop subscribing in our platform while retention rate is the percentage of customers who is retained in our platform. Accordingly, our churn and retention rates of the active user base at the end of last five quarters as of September 30, 2024 is as follows:

Starting	Ending	Total active users	New active users (registered within the quarter)	Existing active users	Active users churn rate	Active users retention rate
July 1, 2023	September 30, 2023	187,180	93,836	93,344	75.3%	24.7%
October 1, 2023	December 31, 2023	156,979	38,934	118,045	36.9%	63.1%
January 1, 2024	March 31, 2024	41,458	12,705	28,753	81.7%	18.3%
April 1, 2024	June 30, 2024	26,819	4,634	22,185	46.5%	53.5%
July 1, 2024	September 30, 2024	25,216	3,293	21,923	18.3%	81.7%

The retention rate and churn rate for our active users are calculated as follows:

Retention rate of active users for any quarter	=	Existing active users
Total active users in the past quarter

Churn rate of active users for any quarter	=	Total active users from past quarter minus current quarter existing active users
Total active users in the past quarter

We have used different strategies to build and maintain our users and increase their engagement. Initially, we focused on mass marketing strategies to attract registered users. Subsequently, we have shifted to a more targeted approach focused on increasing user engagement and user spending.

Results of Operation

For the three months ended September 30, 2024 and 2023

Revenue

Our breakdown of revenues by categories for the three months ended September 30, 2024 and 2023, respectively, is summarized below:

	For the Three Months Ended September 30,				Change
	2024	%	2023	%	%

Product and loyalty program revenue	$81,745	39.4%	$13,215,170	98.2%	(99.4)%
Transaction revenue	43,080	20.8%	20,208	0.2%	113.2%
Member subscription revenue	82,546	39.8%	173,219	1.3%	(52.3)%
Sublicence revenue	-	-%	55,298	0.4%	(100.0)%
Total revenues	$207,371	100.0%	$13,463,895	100.0%	(98.5)%

Total revenues decreased by approximately $13.3 million or 98.5% to approximately $ 0.2 million for the three months ended September 30, 2024 from approximately $13.5 million for the three months ended September 30, 2023. The decrease was mainly attributable to the decrease in product and loyalty program revenue.

Product and loyalty program revenue

Product revenue was generated through sales of our e-voucher, health care products and other products through our ZCITY platform while loyalty program revenue was recognized when our customers redeem their previously earned reward points from our loyalty program or upon expiration of the reward point. In addition, we also engage in sales of food and beverage products through our subsidiaries, Morgan and AY Food, despite they were disposed in May 2024. The product and loyalty program revenue decrease by approximately $13.1 million or 99.4% to approximately $82,000 for the three months ended September 30, 2024 from approximately $13.2 million for the same period in 2023. The decline in revenue was primarily driven by the company’s strategic decision to streamline its product line, with a particular focus on eliminating lower-margin products, mainly e-vouchers. In addition, the decrease was attributable our strategic decision to reduce spending on customer rewards and marketing campaigns in order to enhance cost-effectiveness and profitability in our operations. This reduction in customer incentives and marketing expenditures resulted in a decrease in the platform’s appeal to both existing and potential customers, ultimately leading to a decline in revenue for the current period.

Transaction revenue

Transaction revenue primarily consists of fees charged to merchants for participating in our ZCITY platform upon successful sales and service transactions, as well as for payment services facilitated between merchants and their customers online. Our transaction revenue increased by 113.2%, reaching approximately $43,000 for the three months ended September 30, 2024, compared to approximately $20,000 for the same period in 2023. This growth was driven by our recent partnership with Creditlab Sdn. Bhd. (“CLSB”), a third-party credit services provider. Through this partnership, we introduced our portfolio clients from ZCITY to CLSB’s credit service platform. In return, CLSB agreed to pay us a transaction fee upon successful transactions and share 50% of the revenue derived from these Portfolio Clients.

Member subscription revenue

Member subscription revenue primarily consists of fees charged to customers who sign up for Zmember, our membership program that offers exclusive savings, bonuses, and referral rewards. For the three months ended September 30, 2024, member subscription revenue decreased by 52.3% to approximately $83,000, from approximately $0.2 million for the same period in 2023. The decrease was primarily due to we experienced slowdown in acquiring new customers to participate in our Zmember program . As of September 30, 2024 we had 27,620 customers who subscribed to our Zmember program, respectively.

Sublicense revenue

As we acquired exclusive worldwide license for right of use in Morganfield’s Trademark, and Abe Yus’s Trademark on May 1, 2023, and June 6, 2023, respectively, for a period of five years, we have generated sublicense revenue consisting of fee charged to the customers who sublicensed the right of use of the Trademark from us. As we had disposed Foodlink and its subsidiaries along with the food distribution and sublicensing operation in May 2024, we would no longer generate revenue from sublicense going forward.

Cost of revenue

Our breakdown of cost of revenue by categories for the three months ended September 30, 2024, and 2023, respectively, is summarized below:

	For the Three Months Ended September 30,		Change
	2024	2023	%
	(Unaudited)	(Unaudited)
Product and loyalty program revenue	$35,199	$13,243,150	(99.7)%
Sublicense revenue	-	58,111	(100.0)%
Total cost of revenue	$35,199	$13,301,261	(99.7)%

Cost of revenue mainly consists of the purchases of the gift card or “E-voucher” pin code, health care product and food and beverage products which is directly attributable to our product revenue. Cost of revenue also consists of monthly license payment made to our licensor to maintain our good standing for the right of use the Trademark which is attributable to our sublicense revenue. Total cost of revenue decreased by approximately $13.3 million or 99.7% for the three months ended September 30, 2024 compared with the same period in 2023. The decrease was in line with our decrease in revenue.

Gross profit

Our gross profit from our major revenue categories is summarized as follows:

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	Change	Percentage Change
	(Unaudited)	(Unaudited)
Product and loyalty program revenue
Gross profit (loss)	$46,546	$(27,980)	$74,526	266.4%
Gross margin	56.9%	(0.2)%	57.2%

Transaction revenue
Gross profit	$43,080	$20,208	$22,872	113.2%
Gross margin	100.0%	100.0%	-%

Member subscription revenue
Gross profit	$82,546	$173,219	$(90,673)	(52.4)%
Gross margin	100.0%	100.0%	-%

Sublicense revenue
Gross (loss) profit	$-	$(2,813)	$2,813	(100.0)%
Gross margin	-%	(5.1)%	5.1%

Total
Gross profit	$172,172	$162,634	$9,538	5.9%
Gross margin	83.0%	1.2%	81.8%

Our gross profit for the three months ended September 30, 2024, amounted to approximately $172,000 as compared to approximately $163,000 for the same period in 2023, reflecting an increase of approximately $9,000 or 5.9%. Our gross margin improved from 1.2% for the three months ended September 30, 2023 to 83.0% for the same period in 2024, representing an enhancement of 81.8 % in our gross margin percentage.

The increase in both gross profit and gross margin were mainly attributed to strategic measures undertaken during the three months ended September 30, 2024 through streamlined our product line by eliminating products with lower profitability, and reduce spending on customer rewards within our ZCITY platform which resulting in a decrease in deferred revenue. Consequently, leading to higher gross profit and gross margin in the current period.

Results of Operation

For the Years ended June 30, 2024 and 2023

Revenue

Our breakdown of revenues by categories for the years ended June 30, 2024 and 2023, respectively, is summarized below:

	For the Years Ended June 30,				Change
	2024	%	2023	%	%

Product and loyalty program revenue	$21,455,862	97.2%	$68,899,687	99.3%	(68.9)%
Transaction revenue	61,241	0.3%	75,274	0.1%	(18.6)%
Member subscription revenue	375,949	1.7%	383,538	0.6%	(2.0)%
Sublicence revenue	173,777	0.8%	49,820	0.1%	248.2%
Total revenues	$22,066,829	100.0%	$69,408,319	100.0%	(68.2)%

Total revenues decreased by approximately $47.3 million or 68.2% to approximately $22.1 million for the year ended June 30, 2024 from approximately $69.4 million for the year ended June 30, 2023. The decrease was mainly attributable to the decrease in product and loyalty program revenue.

Product and loyalty program revenue

Product revenue was generated through sales of our e-voucher, health care products and other products through our ZCITY platform while loyalty program revenue was recognized when our customers redeem their previously earned reward points from our loyalty program or upon expiration of the reward point. In addition, we also engage in sales of food and beverage products through our subsidiaries, Morgan and AY Food, despite they were disposed in May 2024. The product and loyalty program revenue decrease by approximately $47.4 million or 68.9% to approximately $21.5 million for the year ended June 30, 2024 from approximately $68.9 million for the same period in 2023. The decrease in revenue was primarily attributable to our strategic decision to reduce spending on customer rewards and marketing campaigns in order to enhance cost-effectiveness and profitability in our operations. This reduction in customer incentives and marketing expenditures resulted in a decrease in the platform’s appeal to both existing and potential customers, ultimately leading to a decline in revenue for the current period.

Transaction revenue

The transaction revenue primarily consists of fees charged to merchants for participating in our ZCITY platform upon successful sales transaction and payment service taken place between the merchants and their customers online. Our transaction revenue decreased by 18.6% to approximately $61,000 for the year ended June 30, 2024 from approximately $75,000 for the same period in 2023 due to lack of new enrolment of merchant client. Our average percentage of growth of new merchants was approximately 0.2% throughout the quarters as of June 30, 2024.

Member subscription revenue

Member subscription revenue primarily consists of fees charged to customers who sign up for Zmember, our membership program that offers exclusive savings, bonuses, and referral rewards. For the year ended June 30, 2024, member subscription revenue decreased by 2.0% to approximately $376,000, from approximately $384,000 for the same period in 2023. The decrease was primarily due to we experienced slowdown in acquiring new customers to participate in our Zmember program . As of June 30, 2024 and 2023, we had 28,927 and 22,861 customers who subscribed to our Zmember program, respectively.

Sublicense revenue

As we acquired exclusive worldwide license for right of use in Morganfield’s Trademark, and Abe Yus’s Trademark on May 1, 2023, and June 6, 2023, respectively, for a period of five years, we have generated sublicense revenue consisting of fee charged to the customers who sublicensed the right of use of the Trademark from us. For the years ended June 30, 2024 and 2023, sublicense revenue was amounted to approximately $174,000 and $50,000, respectively. As we had disposed Foodlink and its subsidiaries along with the food distribution and sublicensing operation in May 2024, we would no longer generate revenue from sublicense going forward.

Cost of revenue

Our breakdown of cost of revenue by categories for the years ended June 30, 2024, and 2023, respectively, is summarized below:

	For the Years Ended June 30,		Change
	2024	2023	%

Product and loyalty program revenue	$21,057,386	$68,857,916	(69.4)%
Sublicense revenue	193,381	27,119	613.1%
Total cost of revenue	$21,250,767	$68,885,035	(69.2)%

Cost of revenue mainly consists of the purchases of the gift card or “E-voucher” pin code, health care product and food and beverage products which is directly attributable to our product revenue. Cost of revenue also consists of monthly license payment made to our licensor to maintain our good standing for the right of use the Trademark which is attributable to our sublicense revenue. Total cost of revenue decreased by approximately $47.6 million or 69.2% for the year ended June 30, 2024 compared with the same period in 2023. The decrease was in line with our decrease in revenue.

Gross profit

Our gross profit from our major revenue categories is summarized as follows:

	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023	Change	Percentage Change

Product and loyalty program revenue
Gross profit	$398,476	$41,771	$356,705	854.7%
Gross margin	1.9%	0.1%	1.8%

Transaction revenue
Gross profit	$61,241	$75,274	$(14,033)	(18.6)%
Gross margin	100%	100.0%	-%

Member subscription revenue
Gross profit	$375,949	$383,538	$(7,589)	(2.0)%
Gross margin	100%	100%	-%

Sublicense revenue
Gross (loss) profit	$(19,604)	$22,701	$(42,305)	(186.4)%
Gross margin	(11.5)%	45.6%	(57.0)%

Total
Gross profit	$816,062	$523,284	$292,778	56.0%
Gross margin	3.7%	0.8%	2.9%

Our gross profit for the year ended June 30, 2024, amounted to approximately $0.8 million as compared to approximately $0.5 million for the same period in 2023, reflecting an increase of approximately $0.3 million or 56.0%. Our gross margin improved from 0.8% for the year ended June 30, 2023 from 3.7% for the same period in 2024, representing an enhancement of 2.9% in our gross margin percentage.

The increase in both gross profit and gross margin were mainly attributed to our decision to reduce spending on customer rewards within our ZCITY platform, resulting in a decrease in deferred revenue and consequently leading to higher gross profit and gross margin in the current period.

Operating expenses

Our operating expenses consist of selling expenses, general and administrative expenses, research and development expenses and stock-based compensation expenses.

Selling expenses

Selling expenses amounted to approximately $78,000 and $0.8 million for the three months ended September 30, 2024 and 2023, respectively, representing a decrease of approximately $0.7 million or 89.8%. The decrease was mainly attributable to a decrease in marketing and promotion expense of approximately $0.7 million related to promoting our ZCITY platform. Marketing and promotion expense consists of redemptions of reward points which is generated from non-spending related activities (registration as a new user, referral of a new user and Spin & Win eligibility to receive reward points) in exchange for discounted credit of purchasing our products upon conversion of using the reward points. For the three months ended September 30, 2024 and 2023, we incurred approximately $21,000 and $0.2 million, respectively, in marketing and promotion expense, and recognized the same amount of product revenue at the time of redemption of the non-spending related activities reward points by our customers. The decrease in marketing and promotion expenses was primarily driven by our strategic goal to optimize the promotional activities, enhance our cost effectiveness, and increase profitability in our operations.

General and administrative expenses

General and administrative expenses amounted to approximately $0.8 million and $1.2 million for the three months ended September 30, 2024 and 2023, respectively, representing a decrease of approximately $0.4 million or 36.2%. The decrease was primarily attributed to decrease in salary expenses and professional fee expense of approximately $0.2 million and $0.3 million, respectively, to promote our operation effectiveness.

Research and development expenses

Research and development expense amounted to approximately $47,000 and $82,000 for the three months ended September 30, 2024 and 2023, representing 36.2% decrease as we incurred less spending in mobile application or website development.

Stock-based compensation expenses

Stock-based compensation expenses amounted to $70,000 and $0 for the three months ended September 30, 2024, and 2023, respectively. The stock-based compensation incurred for the three months ended September 30, 2024, was related to compensation paid to our executive officer as part of their compensation plan and third party for professional service.

Other expense, net

Other expense, net, amounted to approximately $0.1 million and $0.2 million for the three months ended September 30, 2024 and 2023, respectively, representing a decrease of approximately $71,000 which was primarily attributable to decrease of amortization of debt discount of approximately $239,000 related to our convertible note payable as all of our convertible notes has been converted during the year ended June 30, 2024, offset by an increased in unrealized loss of approximately $188,000 from marketable securities we received as service consideration in development of an artificial intelligence powered travel platform.

Provision for income taxes

Provision for income taxes amounted to approximately $11,391 and $14,925 for the three months ended September 30, 2024 and 2023, respectively. The amount was mainly attributable to tax imposed on us from the State of Delaware, as we are required to remit franchise tax to the State of Delaware on an annual basis. We also were subject to controlled foreign corporations Subpart F income (“Subpart F”) tax, which is a tax primarily on passive income from controlled foreign corporations with a tax rate of 35%. In addition, the Tax Cuts and Jobs Act imposed a global intangible low-taxed income (“GILTI”) tax, which is a tax on certain off-shore earnings at an effective rate of 10.5% for tax years (50% deduction of the current enacted tax rate of 21%) with a partial offset for 80% foreign tax credits. If the foreign tax rate is 13.125% or higher, there will be no U.S. corporate tax after the 80% foreign tax credits are applied. For the three months ended September 30, 2024 and 2023, our foreign subsidiaries did not generate any income that are subject to Subpart F tax and GILTI tax.

Net losses

Our net losses decreased by approximately $1.2 million predominately due to the reasons as discussed above.

Liquidity and Capital Resources

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our liquidity needs are to meet working capital requirements and operating expense obligations. To date, we financed our operations primarily through cash flows from contribution from stockholders, issuance of convertible notes, related party loans and our completion of initial underwritten public offering.

As of September 30, 2024 and June 30, 2024, we had approximately $73,000 and $0.2 million, respectively, in cash and cash equivalent which primarily consists of bank deposits, which are unrestricted as to withdrawal and use.

On November 30, 2023, we closed our November 2023 Offering of (i) 26,014,000 shares of common stock, at a public offering price of $0.10 per share, and (ii) 14,000,000 Pre-Funded Warrants, each with the right to purchase one share of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. Upon closing of the November 2023 Offering, we received aggregate net proceed of approximately $3.5 million, after deducting underwriting discounts, and non-accountable expense.

On March 22, 2024, we have entered into a marketing offering agreement (“Marketing Offering Agreement”) with H.C. Wainwright & Co., LLC, (the “Manager”). Pursuant to the Marketing Offering Agreement, the Company intends to issue and sell through or to the Manager, as sales agent and / or principal from time to time of the Company’s common stock at the Market Offering. As of September 30, 2024, we have received an aggregated net proceed of approximately $2.9 million, net of broker fee from issuance of 1,678,307 shares of common stock which sell through or to the Manager.

On October 10, 2024, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP (“Alumni Capital”), a Delaware limited partnership. Pursuant to the Purchase Agreement, we have the right, but not the obligation to cause Alumni Capital to purchase up to $6,000,000 the Company’s common stock, par value $0.00001 (the “Commitment Amount”), at certain purchase Price during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which Alumni Capital has purchased $6,000,000 of our common stock pursuant to the Purchase Agreement or (ii) December 31, 2025.

Despite receiving the proceeds from various offerings, management is of the opinion that we will not have sufficient funds to meet the working capital requirements and debt obligations as they become due starting from one year from the date of this report due to our recurring loss. Therefore, management has determined there is substantial doubt about our ability to continue as a going concern. If we are unable to generate significant revenue, we may be required to curtail or cease our operations. Management is trying to alleviate the going concern risk through the following sources:

●	Equity financing to support our working capital;

●	Financial support and credit guarantee commitments from our related parties.

However, there is no guarantee that the substantial doubt about our ability to continue as a going concern will be alleviated.

The following summarizes the key components of our cash flows for the three months ended September 30, 2024 and 2023:

	For the Three Months Ended
	September 30, 2024	September 30, 2023

Net cash used in operating activities	$(976,319)	$(1,916,603)
Net cash used in investing activities	(1,487,372)	(6,234)
Net cash provided by financing activities	2,437,271	(80,663)
Effect of exchange rate on cash and cash equivalents	(101,032)	4,409
Net change in cash and cash equivalents	$(127,452)	$1,999,091

Operating Activities

Net cash used in operating activities for the three months ended September 30, 2024 was approximately $1.0 million and was mainly comprised of (i) the net loss of approximately $0.1 million, (ii) increase of other receivable and other current assets of approximately $0.5 million which includes approximately $0.5 million prepayment to certain developer for the development of our internal AI software. (iii) decrease in customer deposits of approximately $70,000, as we recognized member service revenue in the current period from certain merchant prepayments made in the prior period, and (iv) decrease of other payable and accrued liabilities of approximately $34,000 as we pay off some of the accrued operating expenses, offset by (i) non-cash items of depreciation, amortization, allowance for credit losses, stock-based compensation and unrealized loss on marketable securities amounted to approximately $0.5 million, and decrease of prepayment of approximately $33,000 as we received the inventory for resale which we have place order and prepaid in the prior period.

Net cash used in operating activities for the three months ended September 30, 2023 was approximately $1.9 million and were mainly comprised of the net loss of approximately $2.1 million, increase of other receivable and other current assets of approximately $0.2 million as we make a service deposit to a third party in software developing related to VCI’s project as mentioned in other expenses, net above, increase of noncash unrealized gain on marketable securities of approximately $0.1 million and increase of accounts receivable of approximately $37,000 as a result of offering credit terms to our corporate customers engaged in the sales of nutrition products, and food and beverage products, offset by amortization of debt discount of approximately $0.2 million, allowance for credit losses of approximately $48,000, increase of approximately $0.1 million in accounts payable as we made more purchase on account, and increase of approximately $54,000 in contract liability as we deferred more revenue due to increase of our customer’s redemption rate in spending related reward point.

Investing Activities

Net cash used in investing activities for the three months ended September 30, 2024 was approximately $1.5 million which includes a remittance of approximately $1.5 million to CLSB as a collaboration deposit to support CLSB’s credit service activities for the Portfolio Clients,

Net cash used in investing activities for the three months ended September 30, 2023 was approximately $6,000, which mainly due to purchase of equipment of approximately $6,000 for our operations used.

Financing Activities

Net cash provided financing activities the three months ended September , 2024 was approximately $2.5 million, which mainly comprised of payments of insurance loan and related party loan of approximately $20,000, offset by approximately $2.5 million net proceeds received from issuance of common stock through our market offering.

Net cash provided by financing activities for the three months ended September 30, 2023 was approximately $81,000, which mainly comprised of repayment to related parties, and insurance loan of approximately $81,000.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Estimate

Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting estimates that are significant to the preparation of our financial statements. These estimates are important for an understanding of our financial condition and results of operation. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting estimates involve the most significant estimates and judgments used in the preparation of our financial statements.

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our unaudited condensed consolidated financial statements include the estimated retail price per point and estimated breakage to calculate the revenue recognized in our loyalty program revenue, the useful lives of property and equipment, impairment of long-lived assets, provision for estimated credit losses, write-down for estimated obsolescence or unmarketable inventories, realization of deferred tax assets and uncertain tax position, fair value of our stock price to determine the beneficial conversion feature (“BCF”) within the convertible note, fair value of the stock-based compensation, fair value of the marketable securities and fair value of the warrants issued. Actual results could differ from these estimates.

Accounts receivable, net

Accounts receivable are recorded at the invoiced amount, net of an allowance for uncollectible accounts and do not accrue interest. We offer various payments terms to customers from cash due on delivery to 90 days based on their credit history. Accounts receivable encompass amounts due from sales of healthcare products on our ZCITY platform. Starting from July 1, 2023, we adopted ASU No.2016-13 “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). We used a modified retrospective approach, and the adoption does not have an impact on our unaudited condensed consolidated financial statements. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance when all collection efforts have been exhausted, and recovery potential is deemed remote. Our management reviews historical accounts receivable collection rates across all aging brackets and has made 100% provision of credit loss for customer balances aged above 120 days for sales of healthcare products on our ZCITY platform. Our management continuously assesses the reasonableness of the credit loss allowance policy and updates it as needed. As of September 30, 2024 and June 30, 2024, we recorded $243 and $1,100 of provision for estimated credit losses, respectively.

Inventories

Our inventories are recorded at the lower of cost or net realizable value, with cost determined using the first-in-first-out (FIFO) method. These costs encompass gift cards or ‘E-voucher’ pin codes, which are acquired from our suppliers as merchandise goods or store credit, as well as healthcare products. Management conducts regular comparisons between the cost of inventories and their net realizable value. If the net realizable value is lower than the cost, an allowance is made for inventory write-down. Ongoing assessments of inventories are carried out to identify potential write-downs due to estimated obsolescence or unmarketability. This determination is based on the difference between the inventory costs and the estimated net realizable value, considering forecasts for future demand and market conditions. Once inventories are written down to the lower of cost or net realizable value, they are not subsequently marked up based on changes in underlying facts and circumstances. Our management has reviewed the aforementioned factors and has applied a 100% write-down for inventories aged above 180 days related to our E-voucher and health care products. For the three months ended September 30, 2024 and 2023, no write-downs for estimated obsolescence or unmarketable inventories were recorded.

Other receivables and other current assets, net

Other receivables and other current assets consist of prepayment to third parties for cyber security service, director & officer liability insurance (“D&O Insurance”), and other professional fee. Other receivables and other current assets also include refundable advance to third party service provider, and other deposits. Starting from July 1, 2023, we had adopted ASC Topic 326 on our other receivables using the modified retrospective approach. The new credit loss guidance replaces the old model for measuring the allowance for credit losses with a model that is based on the expected losses rather than incurred losses. Under the new accounting guidance, we measure credit losses on its other receivables using the current expected credit loss model under ASC 326. As of September 30, 2024 and June 30, 2024, we have provided allowance for credit loss of $233,392 and $212,758, respectively.

Prepayments

Prepayments and deposits are mainly cash deposited or advanced to suppliers for future inventory purchases. This amount is refundable and bears no interest. For any prepayments determined by management that such advances will not be in receipt of inventories, services or refundable, we will recognize an allowance account to reserve such balances. Management reviews our prepayments on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Our management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary. No allowance of prepayments was recorded as of September 30, 2024 and June 30, 2024.

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assessed the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. No impairment for long-lived assets were recorded as of September 30, 2024 and June 30, 2024.

Investment in marketable securities

Investments in marketable securities, net, consist of investments in listed shares, which are listed on Nasdaq. Marketable securities are accounted for under ASC 321 and reported at their readily determinable fair values as quoted by market exchanges with changes in fair value recorded in other (expense) income in the unaudited condensed consolidated statements of operations and comprehensive loss. All changes in a marketable security’s fair value are reported in earnings as they occur, as such, the sale of a marketable security does not necessarily give rise to a significant gain or loss. Unrealized gains/(losses) due to fluctuations in fair value are recorded in the consolidated statements of operations and comprehensive loss. Declines in fair value below cost deemed to be other-than-temporary are recognized as impairments in the unaudited condensed consolidated statements of comprehensive income. For the three months ended September 30, 2024, we recorded an unrealized holding loss on marketable securities of approximately $128,000. In comparison, for the same period in 2023, we recognized an unrealized holding gain of approximately $60,000.

Revenue recognition

Loyalty program

-	Performance obligations satisfied over time

Our ZCITY reward loyalty program allows members to earn points on purchases that can be redeemed for rewards that include discounts on future purchases. When members purchase our product or make purchase with our participated vendor through ZCITY, we allocate the transaction price between the product or service, and the reward points earned based on the relative stand-alone selling prices and expected point redemption. The portion allocated to the reward points is initially recorded as contract liability and subsequently recognized as revenue upon redemption or expiration.

The two primary estimates utilized to record the contract liability for reward points earned by members are the estimated retail price per point and estimated breakage. The estimated retail price per point is based on the actual historical retail prices of product purchased or service obtained through the redemption of reward points. We estimate breakage of reward points based on historical redemption rates. We continually evaluate our methodology and assumptions based on developments in retail price per point redeemed, redemption patterns and other factors. Changes in the retail price per point and redemption rates have the effect of either increasing or decreasing the contract liability through current period revenue by an amount estimated to represent the retail value of all points previously earned but not yet redeemed by loyalty program members as of the end of the reporting period.

Income taxes

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Stock-based compensation

We account for stock-based compensation awards to officers in accordance with FASB ASC Topic 718, “Compensation - Stock Compensation”, which requires that stock-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period. In June 2024, we executed executive employment agreements (“Employment Agreements”) with three individuals, appointing them as the Company’s executive officers. Under the terms of the Employment Agreements, each executive officer is entitled to receive a predetermined monetary value of the Company’s common stock as annual compensation for the first year, with stock compensation for subsequent years contingent upon performance. The stock compensation is prorated on a monthly basis and is subject to the restrictions of Securities Act Rule 144. The fair value of the stock-based compensation which included common stock issued were equivalent to the predetermined monetary value. For the three months ended September 30, 2024 and 2023, we have incurred stock-based compensation from our officer amounted to $70,000 and $0, respectively based on the vesting schedule from the Employment Agreement.

Convertible notes

We evaluate our convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature. A BCF is recorded by us as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and we amortize the discount to interest expense, over the life of the debt.

Warrants

For the year ended June 30, 2024, 14,000,000 Pre-Funded Warrants were issued in connection with the November 2023 Offering. The Pre-Funded Warrants are classified as a component of permanent stockholders’ equity within additional paid-in capital and were recorded at the issuance date using a relative fair value allocation method. We valued the Pre-Funded Warrants at issuance concluding the purchase price approximated the fair value and allocated net proceeds from the purchase proportionately to the common stock and Pre-Funded Warrants, of which $1,398,600 was allocated to the Pre-Funded Warrants and recorded as a component of additional paid in capital.

Recent Accounting Pronouncements

See Note 2 of the notes to the unaudited condensed consolidated financial statements included elsewhere in this report for a discussion of recently issued accounting standards

BUSINESS

Our Mission

Our mission is to bring together the worlds of online e-commerce and offline physical retailers; widening consumer choice and rewarding loyalty, while sustaining and enhancing our earning potential.

Our Company

We have created an innovative online-to-offline (“O2O”) e-commerce platform business model offering consumers and merchants instant rebates and affiliate cashback programs, while providing a seamless e-payment solution with rebates in both e-commerce (i.e., online) and physical retailers/merchant (i.e., offline) settings.

Our proprietary product is an internet application (or “App”) branded “ZCITY App,” which was developed through our wholly owned subsidiary, ZCity Sdn. Bhd. (formerly known as Gem Reward Sdn. Bhd, name change effected on July 20, 2023) (“ZCITY”). The ZCITY App was successfully launched in Malaysia in June 2020. ZCITY is equipped with the know-how and expertise to develop additional/add-on technology-based products and services to complement the ZCITY App, thereby growing its reach and user base.

Through simplifying a user’s e-payment gateway experience, as well as by providing great deals, rewards and promotions with every use, we aim to make the ZCITY App Malaysia’s top reward and payment gateway platform. Our longer-term goal is for the ZCITY App and its ever-developing technology to become one of the most well-known commercialized applications more broadly in Southeast Asia and Japan.

As of November 26, 2024, we had 2,705,444 registered users and 2,027 registered merchants.

Corporate Structure

Treasure Global Inc is a Delaware corporation that was incorporated on March 20, 2020. We issued 10,000,000 shares to Kok Pin “Darren” Tan, our founder and former Chief Executive Officer on July 1, 2020, who as a result became our sole shareholder.

ZCity Sdn. Bhd. (formerly known as Gem Reward Sdn. Bhd, name change effected on July 20, 2023), a Malaysia private limited company was incorporated on June 6, 2017. Prior to the incorporation of ZCITY, Kok Pin “Darren” Tan entered into a Beneficial Shareholding Agreement (“Beneficial Shareholding Agreement 1”) with two individuals, one of which is a vice president of the Company (the “Initial ZCITY Shareholders”), which provided for the Initial Shareholders to hold the ZCITY shares issued to them in equal amounts and for the sole benefit of Kok Pin “Darren” Tan and provided Kok Pin “Darren” Tan with control over the voting and disposition over such shares as well as control over the issuance of additional ZCITY shares in consideration for equity in a company that had not been determined on the date of Beneficial Shareholding Agreement 1. On November 10, 2020, Kok Pin “Darren” Tan instructed the Initial ZCITY Shareholders to issue one million additional ZCITY shares to Chong Chan “Sam” Teo, currently our Chief Executive Officer, and as a result each Initial ZCITY Shareholder and Chong Chan “Sam” Teo held one million shares of ZCITY. On November 10, 2020. Chong Chan “Sam” Teo entered into a Beneficial Shareholding Agreement with Kok Pin “Darren” Tan with terms similar to Beneficial Shareholding Agreement 1 (“Beneficial Shareholding Agreement 2” and together with the Beneficial Shareholding Agreement 1, the “Beneficial Shareholding Agreements”). As a result of Kok Pin “Darren” Tan’s 100% ownership of our common stock and the Beneficial Shareholding Agreements, TGL and ZCITY were both under the sole control of Kok Pin “Darren” Tan.

TGL and ZCITY were reorganized into a parent subsidiary structure pursuant to a Share Swap Agreement, dated March 11, 2021, as amended on March 11, 2021 among TGL, the Initial ZCITY Shareholders and Chong Chan “Sam” Teo (the “Share Swap Agreement”), in which TGL exchanged 321,585 shares of its common stock (the “Swap Shares”) for all equity of ZCITY. Pursuant to the Share Swap Agreement, the purchase and sale of the Swap Shares was completed on March 11, 2021, but the issuance of the Swap Shares did not occur until October 27, 2021 when TGL amended its certificate of incorporation to increase the number of its authorized common stock to a number that was sufficient to issue the Swap Shares. As a result of the Share Swap Agreement, (i) ZCITY became the 100% subsidiary of TGL and Kok Pin “Darren” Tan no longer had any control over ZCITY’s ordinary shares; and (ii) Kok Pin “Darren” Tan, the Initial ZCITY Shareholders and Chong Chan “Sam” Teo owned 100% of the TGL common stock (Darren Tan owning 97%). Subsequent to the date of the Share Swap Agreement, Kok Pin “Darren” Tan transferred 9,529,002 of his 10,000,000 shares of TGL common stock to 16 individuals and entities and currently owns less than 5% of our common stock.

We have no substantive operations other than holding all of the outstanding shares of ZCity Sdn. Bhd. (“ZCITY”), (formerly known as Gem Reward Sdn. Bhd, underwent a name change on July 20, 2023). ZCITY was originally established under the laws of the Malaysia on June 6, 2017, through a reverse recapitalization.

Corporate Information

Our principal executive offices are located at 276 5th Avenue, Suite 704 #739, New York, New York 10001 and No.29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor, Malaysia.

Business Developments

The following highlights recent material developments in our business:

●	On July 4, 2024, the Board appointed Carlson Thow as an executive director and Kok Pin “Darren” Tan as a non-executive director of the Company, effective as of July 5, 2024.

●	On August 30, 2024, Joseph “Bobby” Banks and Jeremy Roberts resigned as members of the Board.

●	On August 29, 2024 and September 3, 2024 respectively, the Board appointed (i) Wei Ping Leong as a member of the Board of Directors of the Company (“Board”), as Chairman of the Audit Committee of the Board (“Audit Committee”), a member of the Nominating and Corporate Governance Committee of the Board (“Nominating and Corporate Governance Committee”) and a member of the Compensation Committee of the Board (“Compensation Committee”), effective as of August 29, 2024, and (ii) Anand Ramakrishnan as a member of the Board, a member of the Audit Committee, a member of the Nominating and Corporate Governance Committee and Chairman of the Compensation Committee, effective as of September 3, 2024.

●	On September 5, 2024, the Board appointed Wai Kuan Chan as a member of the Board as Chairman of the Compensation Committee of the Board, a member of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee of the Board, effective as of September 6, 2024. On September 6, 2024, the Company accepted the resignations of Marco Baccanello as a member of the Board effective as of September 6, 2024 and Chai Ching “Henry” Loong as the Chief Operating Officer of the Company effective as of September 6, 2024.

●	On September 20, 2024, we entered into a partnership agreement (the “Agreement”) with Credilab Sdn. Bhd. (“CLSB”). Pursuant to the Agreement, the Company and CLSB will establish a strategic partnership aimed at leveraging their respective core competencies, resources and market expertise to drive mutual benefit and growth upon the terms and conditions set forth in the Agreement.

●	On September 20, 2024, Mr. Anand Ramakrishnan, an independent director of the Board resigned from the Board.

●	On October 10, 2024, we entered into a Partnership Agreement with Octagram Investment Limited (“OCTA”) to develop and integrate mini-game modules into the ZCity App to advance our user engagement strategy. We have worked closely with OCTA to design and customize these interactive modules, ensuring they align with our specifications for game mechanics, branding, and user experience. The integration is optimized for cross-platform compatibility and smooth performance across devices, as well as ensuring ongoing support and timely updates, maintaining the seamless functionality of the mini-games with future ZCity App updates. We believe that this initiative is key to enhancing the app’s interactive features and driving user engagement.

●	On October 29, 2024, we entered into a Service Agreement with V Gallant Sdn Bhd to develop a cutting-edge Live Streaming Platform enhanced by AI Digital Human Solutions. We will be overseeing the customization of the platform to meet specific requirements, ensuring seamless integration with third-party platforms and optimizing performance across devices. Ongoing support and updates will also be prioritized to maintain consistent functionality. This initiative is central to our efforts to expand our interactive streaming capabilities and elevate user experiences.

Market Opportunity

We expect that continued strong economic expansion, robust population growth, rising level of urbanization, the emergence of the middle class and the increasing rate of adoption of mobile technology provide market opportunities for our Company in Southeast Asia (“SEA”). SEA is a large economy and, as of 2022, its gross domestic product (“GDP”) was US$3.66 trillion.1 In comparison, the respective GDP for both the European Union (“EU”) and the United States (“US”) totaled EUR$15.8 trillion and US$25.5 trillion2 in 2022. SEA has experienced rapid economic growth rates in recent years, far exceeding growth in major world economies such as Japan, the EU and the US. According to the International Monetary Fund (“IMF”), Malaysia’s GDP growth averaged more than 4.5% from 2016 to 2019. However, it experienced a deficit of -5.5% in 2020 due to the COVID-19 pandemic. Nevertheless, it rebounded to 3.1% and 8.7% in 2021 and 2022 respectively, and it is expected to maintain an average annual growth rate of 4.5% for the next five years, including 2023.3 The GDP of Malaysia amounted to US$337 billion in 2020 and is projected to reach approximately US$500 billion by 2025.4 Malaysia registered a strong post-pandemic recovery in 2022. Its strong macroeconomic policy frameworks, including a track record of fiscal prudence and a credible monetary policy framework, have served the country well.

SEA continues to enjoy robust population growth. The United Nations Population Division estimates that the population of the SEA countries in 2000 was approximately 525 million people, growing to 681 million in 2022. According to the World Bank, Malaysia had a population of approximately 33 million people in 2022 compared to 23 million people in 2000.5

A high percentage of Malaysians have lived in cities for the last decade and that percentage is increasing. Since 2011, Malaysia’s urbanization has increased from approximately 71.61% to approximately 77.7% in 2022.6 By comparison, in 2021 the urbanization rates for China, Vietnam and India were approximately 62.51%, 37% and 35%, respectively.7

Urbanization is highly correlated with the size and growth of the middle class. Simply put, urbanization drives middle class consumption demand. According to the World Bank, Malaysia is likely to transition from an upper-middle-income economy to a high-income economy between 2024 and 2028, a reflection of the country’s economic transformation development trajectory over the past decades.8 In fact, Malaysia’s gross national income per capita is at US$11,200 according to latest estimates, only US$1,335 short of the current threshold level that defines a high-income economy.9

And despite the ongoing effects from the COVID-19 pandemic, the Internet economy continues to boom in SEA. According to a Google Temasek e-Conomy SEA 2022 Report (the “Google Report”), internet usage in the region increased with 20 million new users added in 2022 for a total of 460 million compared to 360 million in 2019 and 440 million in 2021. An additional 100 million internet users have come online in the last three years since 2020.10 In year 2022, 94% of Malaysia’s population is now online, compared to approximately 62% in 2013.11 It is forecasted to continuously increase between 2024 and 2028, totaling a growth of 0.4 percentage points. 81% and 80% of Malaysia and SEA’s internet users, respectively, have made at least one purchase online. E-commerce, online media and food delivery adoption and usage surged with the total value of goods and services sold via the Internet, or gross merchandise value (“GMV”), in SEA, expected to reach approximately US$200 billion by year end 2022 according to the Google Report. In fact, according to the Google Report, the SEA Internet sector GMV is forecast to grow to over US$360 billion by 2025 up from the $300 billion forecast in the Google, Temasek, Bain SEA Report 2022.12

Malaysia’s internet economy has grown from $14 billion in 2020 to $21 billion in 2021 (47% growth) and is expected to grow to $35 billion in 2025.13

1	https://www.statista.com/statistics/796245/gdp-of-the-asean-countries/

2	https://www.statista.com/statistics/279447/gross-domestic-product-gdp-in-the-european-union-eu/ https://www.statista.com/statistics/263591/gross-domestic-product-gdp-of-the-united-states/

3	https://www.imf.org/en/News/Articles/2023/05/31/pr23191-malaysia-imf-executive-board-concludes-2023-article-iv-consultation-with-malaysia

4	IMF Staff Report March 2021

5	https://www.worldometers.info/world-population/south-eastern-asia-population/ https://data.worldbank.org/indicator/SP.POP.TOTL?locations=MY

6	https://www.statista.com/statistics/455880/urbanization-in-malaysia/

7	https://www.statista.com/

8	https://www.worldbank.org/en/country/malaysia/overview#1

9	The World Bank Press Release dated March 16, 2021, https://www.worldbank.org/en/news/press-release/2021/03/16/aiminghighmalaysia

10	https://services.google.com/fh/files/misc/e_conomy_sea_2022_report.pdf

11	https://www.statista.com/statistics/975058/internet-penetration-rate-in-malaysia/

12	https://www.bain.com/globalassets/noindex/2021/e_conomy_sea_2021_report.pdf https://services.google.com/fh/files/misc/e_conomy_sea_2022_report.pdf

13	https://www.digitalnewsasia.com/digital-economy/e-conomy-sea-report-2021-malaysias-internet-economy-crosses-us21-bil

As consumers in these markets gradually shift towards the online platform model, the total value of internet-based transactions has grown tremendously and is expected to keep doing so. According to the Google Report, total the GMV of South Asia’s Internet economy is expected to skyrocket from US$174 billion in 2021 to US$363 billion in 2025.

We believe that these ongoing positive economic and demographic trends in SEA and South Asia propel demand for our e-commerce platform.

About the ZCITY App

SEA consumers have access to a plethora of smart ordering, delivery and “loyalty” websites and apps, but in our experience, SEA consumers very rarely receive personalized deals based on their purchases and behavior.

The ZCITY App targets consumers through the provision of personalized deals based on consumers’ purchase history, location and preferences. Our technology platform allows us to identify the spending trends of our customers (the when, where, why, and how much). We are able to offer these personalized deals through the application of our proprietary artificial intelligence (or “AI”) technology that scours the available database to identify and create opportunities to extrapolate the greatest value from the data, analyze consumer behavior and roll out attractive rewards-based campaigns for targeted audiences. We believe this AI technology is currently a unique market differentiator for the ZCITY App.

We operate our ZCITY App on the hashtag: “#RewardsOnRewards.” We believe this branding demonstrates to users the ability to spend ZCITY App-based Reward Points (or “RP”) and “ZCITY Cash Vouchers” with discount benefits at checkout. Additionally, users can use RP while they earn rewards from selected e-Wallet or other payment methods.

ZCITY App users do not require any on-going credit top-up or need to provide bank card number with their binding obligations. We have partnered with Malaysia’s leading payment gateway, iPay88, for secure and convenient transactions. Users can use our secure platform and enjoy cashless shopping experiences with rebates when they shop with e-commerce and retail merchants through trusted and leading e-wallet providers such as Touch’n Go eWallet, Boost eWallet, GrabPay eWallet and credit card/online banking like the “FPX” (the Malaysian Financial Process Exchange) as well as more traditional providers such as Visa and Mastercard.

Our ZCITY App also provides the following functions:

1.	Registration and Account verification

Users may register as a ZCITY App user simply, using their mobile device. They can then verify their ZCITY App account by submitting a valid email address to receive new user “ZCITY Newbie Rewards”.

2.	Geo-location-based Homepage

Based on the users’ location, nearby merchants and exclusive offers are selected and directed to them on their homepage for a smooth, user-friendly interaction.

3.	Affiliate Partnership

Our ZCITY App is affiliated with more than five local services providers such as Shopee and Lazada. The ZCITY App allows users to enjoy more rewards when they navigate from the ZCITY App to a partner’s website.

4.	Bill Payment & Prepaid service

Users can access and pay utility bills, such as water, phone, internet and TV bills, while generating instant discounts and rewards points with each payment.

5.	Branded e-Vouchers

Users can purchase their preferred e-Vouchers with instant discounts and rewards points with each checkout.

6.	User Engagement through Gamification

Users can earn daily rewards by playing our ZCITY App minigame “Spin & Win” where they can earn further ZCITY RP, ZCITY e-Vouchers as well as monthly grand prizes.

7.	ZCITY RAHMAH Package

ZCITY has collaborated with the Ministry of Domestic Trade and Cost of Living (KPDN) for the launch of the ‘Payung Rahmah’ program (ZCITY RAHMAH Package). This program offers a comprehensive package of living essential e-vouchers on the ZCITY app for items such as petrol, food, and bills. ZCITY users will be able to purchase vouchers for these items at reduced prices, thereby assisting low-income Malaysians and helping to address this societal challenge.

8.	TAZTE Smart F&B system

ZCITY App offers a “Smart F&B” system that provides a one stop solution and digitalization transformation for all registered Food “F&B” outlets located in Malaysia. It also allows merchants to easily record transactions with QR Digital Payment technology, set discounts and execute RP redemptions and rewards online on the ZCITY App.

Since December 2022, we have been developing TAZTE. However, due to insufficient participation from merchant clients, management has decided to discontinue the program as of June 2024.

9.	Zstore

Zstore is ZCITY App’s e-mall service that offers group-buys and instant rebate to users with embedded AI and big data analytics to provide an express shopping experience. The functionality and benefit of users to use the Zstore can be summarized within the chart below:

Set out below is an illustration of some of our key partnerships by category:

Retail Merchant Agreements. We have retail merchant agreements with Morganfield’s Holdings Sdn. Bhd, and the Alley which together own more than 100 offline food and beverage franchises in Malaysia. Each of these retail merchants have signed our standard retail merchant agreement which allow merchants to sell their products on the ZCITY App for which we receive a commission ranging from 1% to 10% depending on the category of goods or services being purchased on the ZCITY App. These agreements also provide that each party may use the intellectual property marks of the other party without charge. These agreements may be terminated by either party with 30 days’ notice.

Services Partners Agreements. We have service provider agreements with Coup Marketing Asia Pacific Sdn. Bhd. D/B/A Pay’s Gift and MOL Access Portal Sdn. Bhd. D/B/A Razer Gold in which Pay’s Gift and Razer Gold provide us with e-vouchers for use on the ZCITY App that provide users with discounts on goods and services of many top multinational and lifestyle brands, including gas, clothing, fast food, movie theaters and others. We pay the service partner for the cost of the e-voucher plus a service fee. These contracts provide for the use by us of the trademarks of the service providers and may be terminated at any time with 30 days’ notice. ZCITY has also entered into an agreement with Apigate Sdn Bhd, a wholly-owned subsidiary of Axiata Digital, branded as Boost Connect. This agreement was entered into on July 28, 2023, and commenced on the same date, July 28, 2023. It shall continue until March 1, 2024. Apigate Sdn Bhd is a global digital monetization and customer growth platform ecosystem provider, which offers us the services for the reselling of digital vouchers.

Local Strategic Partner Agreements. We have local strategic partner agreements with iPay88. The agreements we enter into with these local strategic partners provide us with payment gateways (i.e, online “checkout” portals) used to enter credit card information for payment of goods and services.

The iPay88 agreement was entered into on August 6, 2021 and provides our users with payment gateways that include credit card processing, online banking services from certain banks in Malaysia and eWallet payment processing such as Touch’ N Go eWallet, Grabpay, ShopeePay, Boost eWallet etc for which iPay88 receives a fee ranging from 1.0% to 1.6% of the processed transaction depending on the credit card used or if the transaction is online banking or eWallet.

ZCity Sdn Bhd (formerly known as Gem Reward Sdn Bhd), has entered into a business partner agreement with CIMB Bank to establish a payment gateway. This agreement enables users to conveniently make payments using their CIMB Bank credit and debit cards. Additionally, users have the added benefit of enjoying rewards for their spending at ZCITY through this partnership.

Local Demands Agreements. We have local demand agreements with Digi Telecommunication Sdn. Bhd. (“Digi”) and ATX Distribution Sdn. Bhd. (“ATX”) which provide ZCITY App users bill payment services.

The Digi agreement was entered on December 16, 2021 and provides our users with bill payment services for all of its telecommunication products and services to postpaid subscribers. We receive a commission from Digi of 0.5% for each transaction. ZCITY App users may also use Digi’s prepaid automatic internet payment service for which we receive a commission from Digi of 2.5% for each reload. The Digi agreement may be terminated by either party with 30 days’ notice. CelcomDigi kicked off full-scale integration of Digi & Celcom network in December 2022. This marks one of the largest telecommunications network deployment projects in Malaysia.

The ATX agreement was entered into on November 8, 2021 whereby ATX and provides our users with bill payment services for many companies in Malaysia, including but not limited to, certain utilities, telecommunication companies, insurance companies, entertainment companies and charities. We receive a commission on each transaction from ATX at different rates depending on the company for which the bill is being paid. The ATX agreement may be terminated by either party with 30 days’ notice.

The Company has both direct and indirect relationships with merchants and service providers. In terms of the Company’s indirect relationships, through the service partner’s agreement the Company is able to offer e-vouchers for leading brands including, among others, Shell, Lazada FamilyMart and Watsons; while via the iPay88 agreement, the Company gains access to other e-wallet providers, such as Boost and Grabpay. Additionally, through the Company’s agreement with ATX Distribution, it is able to gain access to bill payment services provided by Malaysia’s telco service provider such as, among others, CelcomDigi, U Mobile, Astro and Air Selangor.

Download ZCITY App

ZCITY App is free to download from the Google Play Store, Apple iOS Store, and Huawei AppGallery.

ZCITY Apps’s Reward Points Program

Operating under the hashtag #RewardsOnRewards, we believe the ZCITY App reward points program encourages users to sign up the app, as well as increasing user engagement and spending on purchases/repeat purchases and engenders user loyalty.

Furthermore, we believe the simplicity of the steps to obtaining Reward Points (or “RP”) is an attractive incentive to user participation in that participants receive:

●	200 RP for registration as a new user;

●	100 RP for referral of a new user;

●	Conversion of Malaysian ringgit spent into RP;

●	50% RP of every user paid amount; and

●	25% RP of every referred user paid amount as a result of the referral.

The key objectives of our RP are:

●	Social Engagement;

●	RP are offered to users for increased social engagement.

●	Spending;

●	RP incentivizes users with every MYR spent in order to increase the spending potential and to build users loyalty.

●	Sign-up; and

●	Drives loyalty and greater customer engagement. Every new user onboarded will get 200 RP as welcoming gift.

●	Referral Program;

●	Rewards users with RP when they refer a new user.

Offline Merchant

When using our ZCITY App to make payment to a registered physical merchant, the system will automatically calculate the amount of RP to deduct. The deducted RP amount is based on the percentage of profit sharing as with the merchant and the available RP of the user.

Online Merchant

When using our ZCITY App to pay utility bills or purchase any e-vouchers, our system shows the maximum RP deduction allowed and the user determines the amount of discount deducted subject to maximum deductions described below and the number of RP owned by such user.

Different features have different maximum deduction amounts. For example, for bill payments, the maximum deduction is up to 3% of the bill amount. For e-vouchers, the maximum deduction is up to 5% of the voucher amount.

In order to increase the spending power of the user, our ZCITY App RP program will credit RP to the user for all MYR paid.

Marketing Strategy - Consumer

With the number of available apps for download from the world’s leading app stores totaling over four million, we believe that structured and innovative user marketing strategy is the only way to stand out in today’s app market. Aside from focusing on app development and building our app features properly, we believe we need to get our app featured on the leading platforms to most successfully extend our reach and user base.

We believe that our ZCITY App marketing strategy covers the user from when they first learn about our ZCITY App, to when they become a regular repeat user. The marketing strategy for the ZCITY App involves defining our target audience, learning how best to reach them, how best to communicate with them, and analyzing their “in-app” behavior to make continuous AI driven improvements as users move through the recruitment funnel.

Ultimately, the goal of our ZCITY App marketing strategy is to acquire users that will not only drive repeat engagement, but will also become loyal advocates for the ZCITY App.

At the initial launch of the ZCITY App in June 2020, we combined both online and offline strategies in branding and marketing, which we believed would effectively communicate our objectives, reaching a prospective target audience and turning that target audience into users of our ZCITY App.

Other than just user experience and features offered in the app itself, we believe consumers are choosing brands whose messaging, marketing and values go beyond the product, and have a potentially deeper meaning to the user. For example, they may consider brand trustworthiness and identity to be major influences on their market decisions. As a result, we have focused on building brand loyalty to drive on going marketing success, increase repeat users and attain greater market share.

In this regard, we have chosen to adapt various marketing strategies, such as re-targeting users and enticing current users to use our app on multiple occasions, by providing what users look for when they choose our app in order to increase engagement and retention. The diagram below reflects the strategies we engage in to promote marketing success and avoid missed opportunities.

We adopt a multi-pronged approach to user outreach through outdoor digital billboards, radio commercials, third party editorials and advertorials, social media postings on platforms such as Facebook, Instagram, TikTok, YouTube, as well as the targeting of users through Google ads and direct email marketing to encourage downloads and promote various campaigns.

Since the outbreak of the COVID-19 pandemic, we have been very focused on reaching our target audience through digital media due to movement restrictions and retail closures. Advertisements especially on social media have become more routine.

Social media-based advertising can be very targeted, helping to convert new users into repeat users and building brand loyalty. We reach potential users based on criteria, including, among others, job title, interests, marital status, and recent locations. We believe that it is much easier to measure and optimize social media campaigns while they are active. If an advertisement isn’t producing the expected results, we can suspend the campaign or reallocate funds on demand.

Another key media vehicle that we utilize is Universal App Campaign (or “UAC”) by Google. UAC helps promote our ZCITY App across Google’s largest properties including Google Search, Google Play Store, YouTube, and the Google Display Network. It combines information Google has on users’ tendencies and perceived intents outside of the app (such as what they have searched for, what other apps they have downloaded and what they watched on YouTube) with advertisers’ information on user actions in the app.

UAC then uses machine learning technology to make decisions for each ad by analyzing potential data signal combinations in real-time, including the platform where users are most likely to engage with our ad (such as YouTube or Gmail), the right ad format (whether video, text, or combination of the two) and keywords that will perform best for our marketing goals.

In addition, in order to obtain more accurate data for analysis, AppsFlyer SDK is installed in our ZCITY App, where it provides conversion data of user acquisition and retention campaigns. Through AppsFlyer SDK, we can monitor digital media activities to optimize our marketing budget. The data can be utilized and turned into actionable insights (to run campaigns and promotions which users are more favorable to) that will share our strategic and tactical business decisions, while boosting the ZCITY App brand presence.

Marketing Strategy - Merchants “6Cs” Strategy

In order to roll out our system, we plan to implement our 6Cs marketing strategy: clients, convenience, competition, consistency with creative content, corporate social responsibilities and credibility.

Clients (Soon-to-be F&B Owners). We have forecast potential merchants by category, which will enable us to create a marketing plan that will attract them by aligning our promotional content with their business interests and ideals. We will initiate advertisements that connect with their preferences and generate brand loyalty.

Convenience. We plan to demonstrate the convenience provided by our ZCITY App by launching a digitalization initiative which can get a merchant up and running on our platform within 24 hours. We believe this strategy emphasizes the ease of onboarding potential merchants and the potential positive transformation of their business in the shortest amount of time.

Competition. To further differentiate our system from our competitors, we expect to identify, compare and discover issues within their business model of operations against our own business model.

Consistency with Creative Content. We plan to maintain a consistent brand image across all our current marketing approaches with creative and innovative content. We strive to make our brand recognizable to stand out among competitors to increase brand awareness and recognition.

Corporate Social Responsibilities. We expect to integrate social and environmental concerns in our business operations to gain positive publicity and recognition and greater market exposure. For example, our “Green Oil” program will allow our merchants to contribute to zero pollution by recycling used cooking oil with one of our strategic partners.

Credibility. We expect to prove our credibility by presenting our expertise to potential merchants who are seeking alternative business strategies in the ever-expanding technological age. We believe that promoting a credible and reliable system for merchants will increase referrals and positive reviews.

Revenue Model

ZCITY’s revenues are generated from a diversified mix of:

●	e-commerce activities for users;

●	services to merchants to help them grow their businesses; and

●	membership subscription fees.

The revenue streams consist of “Consumer Facing” revenues and “Merchant Facing” revenues.

The revenue streams can be further categorized as following: (1) product and loyalty program revenue, (2) transaction revenue, and (3) agent subscription revenue. Please see “Management’s Discussion and Analysis - Revenue Recognition.”

Our Competitive Strengths

Powerful, Unique and Integrated App. We have designed an application - the ZCITY App - which serves both consumers and merchants in ways that concurrently maximize value creation and enhance the shopping experience. Furthermore, through the application of our proprietary developed AI technology, we can offer consumers a more personalized and targeted rewards offering/experience.

Unique Loyalty Program. Operating under our hashtag #RewardsOnRewards, we believe our RP program increases user engagement and loyalty. Through consumer redemption and platform issuance of RP, we believe our system is advantageous to both consumers and merchants.

Attractive Markets. We currently operate in Malaysia, which according to the IMF is expected to average annual growth rate of 4.5% GDP growth over the next five years.14 See Part I, Item 1.“Business - Market Opportunity.”

As we scale our operations, we intend to expand to other countries in Southeast Asia, which possesses solid economic fundamentals, fast growing middle classes, favorable demographic trends and accelerating adoption of mobile technology.

Experienced Management Team. Our executives and directors combine decades of on-the-ground local e-commerce operations and social media marketing experience, as well as professional expertise in the global finance field.

14	IMF:https://www.imf.org/en/News/Articles/2023/05/31/pr23191-malaysia-imf-executive-board-concludes-2023-article-iv-consultation-with-malaysia

Our Growth Strategy

Our main goal is focused on the recruitment of new consumers and the registration of as many merchants as possible in the most efficient way in the shortest amount of time. We believe that this approach establishes a cycle where more consumers lead to more merchants and more merchants lead to more consumers. External partnerships play an important part in our business, as we will continue sourcing more delivery partners to offer our merchants greater flexibility.

Consumer Growth. We strive to provide consumers with a smarter shopping experience from ordering to receiving goods and services as one seamless process. Our marketing efforts will focus on attracting consumers by awarding RP upon the execution of successful transactions (where they can redeem instant rebates).

Merchant Growth. We feel our ZCITY App has the potential to pioneer a generation of technologically astute “Smart Merchants,” effectively encouraging more merchants to join the technological trend. Apart from the technological advantages, merchants would be able to gain access to a significant consumer database of nearly 2.7 million registered users currently for their own brand marketing.

Partner Growth. We are continuously enhancing the ZCITY App through adding further strategic partnerships. We believe that collaborations will enable merchants and consumers to have more options to choose from and the delivery speed and rates related to transparency will benefit all parties.

Expansion Growth. With our proven systems and by leveraging our large network, leading technology, operational excellence, and product expertise, we expect the ZCITY App to launch and scale our expansion plans to neighboring countries such as Indonesia, Thailand, and Japan, by partnering with or acquiring local establishments.

Acquisition Growth. In order to complement our organic growth strategy, we will continue to evaluate investment and acquisition opportunities that will enable us to become market leaders. Our anticipated investments and acquisitions of other e-commerce platforms in different verticals are expected to expand our service offerings and attract new consumers and merchants. We expect negotiations with acquisition targets in the e-Commerce industries. Furthermore, we would expect to finance such acquisitions through internal and potential financings from the stock market.

Strategic Partnerships

We have entered into agreements with various Malaysian companies i.e.: Touch’nGo e-wallet marketing, iPay88, Boost eWallet, Digi and Grabpay eWallet to provide essential services to our ZCITY App platform.

Strategic partnerships are vital to our strategy and operations, as they enable the ZCITY App to offer more value-added services to both our consumers and merchants. Through our partnerships, we intend to gain low-cost access to our partners’ users, where possible, to drive user conversion. Our marketing approach to acquire strategic partners focuses on the benefits of brand awareness, stressing the ability to access a larger pool of consumers and clients while reducing marketing expenses via joint marketing efforts like crossover marketing campaigns, digital marketing and affiliate programs.

Competitive Outlook

We compete with other online platforms and apps for merchants, who can sell their products/services on other online shopping marketplaces and other food ordering platforms. We also compete with other e-commerce platforms and apps, fashion and lifestyle retailers and restaurants for the attention of consumers. Consumers have the choice of shopping with any online or offline retailer, large marketplaces or restaurant chain. We compete for consumers and merchants based on our ability to deliver a personalized e-commerce experience with an easy-to-use mobile app, unique cross-business reward system, instant rebate & cashback, and a trusted payment gateway which is both secure and convenient.

Within the Malaysian market, we believe the principal competitors to the ZCITY App to include, but not limited to Fave and Shopback. We have set out below how we perceive the ZCITY App differentiates our offering from these competitors in the Malaysian market both downstream (services provided to consumers) and upstream (services provided to merchants).

The information with respect to Fave was obtained from Fave’s website at https://help.myfave.com/hc/en-us/articles/115000181194-How-do-I-pay-with-FavePay-.

The information with respect to Shop Back was obtained from Shop Back’s website at https://support.shopback.my/hc/en-us/articles/360037382453-Is-there-a-payment-method-not-eligible-for-Cashback-.

We expect to be able to successfully compete for merchants based on our unique cross-business reward system, reward points module, instant rebate and cashback program, upcoming new features, which we expect will build lasting customer loyalty for our merchants, as well as our personalized, data-driven approach to customer engagement, both of which ensure that our success is aligned with that of our merchants.

Intellectual Property Matters

Our technology and ZCITY App are comprised of copyrightable and/or patentable subject matter licensed by our Malaysian subsidiaries, ZCITY. Our intellectual property assets include trade secrets associated with our software platform. We have successfully carried out development of our multilayer cloud-based software platform based upon our reliance on third parties for payment and reward points deployment. As a result, we can monetize our software by making it available in locations such as the Apple iOS Store, Google Play Store, Huawei AppGallery and compatible with existing payment systems depending on the country’s regulatory requirements. We are currently focusing on using our intellectual property in Malaysia and plan to expand further into Southeast Asia as part of our strategy. The loss of all of these third-party payment facilitators could not be easily replaced and therefore could materially affect our business and results of operations.

Trademarks. ZCITY has filed one trademark application stylized as “” with the trademark offices of Malaysia. The name and mark, ZCITY App and other trade names and service marks of ZCITY in this prospectus are our property.

Patents. ZCITY has filed one patent application entitled “A Revenue Allocation System” with the Patents Registration Office of Malaysia.

We manage all our intellectual property matters in Malaysia including the registration of patents, trademarks, trade names, and service marks in the name of ZCITY, our subsidiary in Malaysia. While we have not delineated each of our trademarks, the foregoing constitutes our material trademarks. Without prejudice to the generality of foregoing, ZCITY is, inter alia, the direct owner of the registered trademark “ZCITY” in connection with artificial intelligence software, electronic payment services, loyalty programs, SaaS platforms, and other subsets of our business.

Information Technology Protection. All of our software development professionals are required to sign and are bound by the IT Infrastructure, Security, Email, Intranet Usage Policy Manual (the “IT Policy Manual”), which governs use of our hardware, software, code, source code, data, computational data, screen data, analytics dashboards, data displayed on screens, emails, intranet and internet. This IT Policy Manual establishes standard practices and rules for responsible, safe, and productive use of our intellectual property, information and assets and is expected to ensure the protection of information and prevention of any misuse.

We have internally implemented the “Active Directory and VPN” to manage access to our assets in order to prevent any intentional or unintentional leaks of sensitive data, documentation or information, as well as to prevent users from installing irrelevant software or malware viruses.

Our ZCITY App’s server is hosted on the AWScloud and is compliant with SOC2, which we believe securely manages our data across six aspects:

●	Security - protects the system resources against unauthorized access. Apply security group rules as security control. Enabled AWS WAF rule for more protection. AWS WAF (Web Application Firewall) is a managed security service provided by Amazon Web Services (AWS) that helps protect web applications from various web-based attacks. It acts as a protective layer between your web applications and the internet, allowing you to control and monitor incoming traffic to your web applications.

●	Availability - makes sure the server accessibility meets the SLA. Regularly review and report on server availability metrics to track performance against SLA targets. Provide transparent reporting to stakeholders, including customers, about server uptime and downtime. Moreover, continuously monitor and analyze server performance data (AWS) to identify areas for improvement. Implement optimizations to enhance server availability and performance over time.

●	Processing integrity - data process monitoring couple with quality assurance procedures can help ensure processing integrity.

●	Confidentiality - data is encrypted during network transmission. Subscripted to the cloud flare service, which offers a range of services to protect websites, applications, and company data.

●	Privacy - data collection, use, retention, disclosure and disposal of personal information in conformity.

●	Backup - Enabled AWS Backup service. It helps you centralize and automate the backup of data across various AWS services and on-premises resources. AWS Backup is designed to be efficient, scalable, and reliable.

We practice Disaster Recovery SOP to easily overcome disaster events efficiently. We have in place a “Disaster Recovery” (“DR”) initiative, which we rely on the “AWS” cloud facilities to ensure as described below:

The architecture diagram shows how “AWS” cloud architect is powered by distributed servers and database services across multiple zones to ensure disaster recovery on deployment across multiple data centers, once the Application Load Balancer (ALB) detects the primary unavailable then it will direct all traffic to other in-service data centers.29

The controls for restricting user access to our system and data, include:

1)	User authorization

2)	Maintaining the user access log

3)	Periodic review user access

4)	Revoking user access

5)	Managing Privileged User access

6)	Separation of Duties to reduce the risk of misuse of client code and assets

7)	Change management, risk management and issue management are exercised as part of Management Reviews

29	Disaster Recovery - First-in-class automated disaster recovery mechanism with multi-AZ support https://docs.aws.amazon.com/whitepapers/latest/disaster-recovery-workloads-on-aws/disaster-recovery-options-in-the-cloud.html

Litigation

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We believe that we do not have any pending or threatened litigation which, individually or in the aggregate, would have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

Properties

We lease and maintain our offices are located at 276 5th Avenue, Suite 704 #739, New York, New York 10001 and No.29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor, Malaysia.

Human Capital Resources

As of June 30, 2024, we had a total of 25 full-time employees and a total of 3 independent contractors and consultants. We engage consultants on an as-needed basis to supplement existing staff. Since the onset of the COVID-19 pandemic, we have taken an integrated approach to helping our employees manage their work and personal responsibilities, with a strong focus on employee well-being, health, and safety.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions as of November 26, 2024:

Name	Age	Position
Carlson Thow	31	Chief Executive Officer, Director
Sook Lee Chin	35	Chief Financial Officer
Kok Pin “Darren” Tan	41	Director and Chairman of the Nominating and Corporate Governance Committee of the Board
Wei Ping Leong	44	Director and Chairman of the Audit Committee of the Board
Wai Kuan Chan	43	Director and Chairman of the Compensation Committee of the Board

Carlson Thow is our Chief Executive Officer since June 2024 and a director since July 2024. Mr. Thow served as Chief Legal Officer of VCI Global Limited (NASDAQ: VCIG) from July 2022 until June 2024, where he was responsible for setting the overall legal strategy for the organization and its subsidiaries, and for providing legal counsel to senior management and the board of directors. Prior to joining VCI Global Limited, Mr. Thow practiced law as a Senior Associate with Zaid Ibrahim & Co. (in association with KPMG Law) from 2019 to 2022, and as Legal Associate with Martin Cheah & Associates from 2018 to 2019, where he provided legal assistance with regard to mergers and acquisitions and corporate financing matters, among other things. Mr. Thow graduated with a Bachelor of Laws from the University of Northumbria at Newcastle in 2014, a Master of Laws from the University of Malaya in 2016 and a Master of Business Administration from the University of Lancaster in 2021. Mr. Thow has also obtained a Certificate of Legal Practice from the Legal Profession Qualifying Board of Malaysia in 2016, and he was admitted as an advocate and solicitor of the High Court of Malaya in 2018. Mr. Thow is qualified to serve on the Board due to his extensive executive experience.

Kok Pin “Darren” Tan has been a Director since July 2024. Dr. Tan is qualified to serve on the Board due to his extensive entrepreneurial experience. From 2007 to January 2015, Dr. Tan served as the managing director of Ezytronic Sdn Bhd. In this role, he oversaw the company’s overall operations and strategic direction, focusing on growth, profitability, and alignment with business objectives. From June 2015 to July 2017, Dr. Tan was the chief operating officer of E-Gate Services Sdn Bhd. His responsibilities included managing day-to-day operations and ensuring company efficiency to meet organizational goals. From March 2020 to June 2024, Dr. Tan served as an advisor to our Company, providing valuable insights into our business affairs. Dr. Tan holds a Bachelor’s degree in building management from Sheffield Hallam University since 2006 and a Ph.D. in strategic financial management from Global University of Lifelong Learning. Dr. Tan is qualified to serve on the Board due to his extensive executive experience.

Wei Ping Leong has been a Director since August 2024. He commenced his professional career with various established professional firms including KPMG. During his tenure with these professional firms, he specialized in statutory and internal auditing, as well as advisory work including initial and secondary offering, domestic and cross-border mergers and acquisitions. He was the founder of Sands Capital Sdn Bhd in 2012, specializing in audit and advisory work, where he oversaw every operation of the company, until 2013. He is also the Co-Founder of ZORIXchange, a crypto currency exchange platform, and he is responsible for increasing company revenue with professional strategies, developing new business opportunities and expanding brand influence. He holds directorships at several companies, including Director at WInvest Global Sdn Bhd since 2013, Executive Director at Asia Television Digital Media Limited since 2020 and Director at ATV News Southeast Asia since 2021. Mr. Leong holds a Bachelor Degree of Commerce in Accounting and Finance from Curtin University of Technology, Perth, Australia, and a Master Degree of Commerce in Accounting and Finance, from Macquarie University, Sydney, Australia. Mr. Leong is qualified to serve on the Board due to his extensive experience in international business operations.

Wai Kuan Chan has been a Director since September 2024. Mr. Chan brings with him his expertise in sales and business development. He was a Sales Director of Skyway Motorsports Sdn Bhd from 2008 to 2009, where he spearheaded sales initiatives for high-performance and luxury vehicles as well as collaborated with marketing teams to design and launch promotional campaigns. From 2010 to 2012, he joined Naza Motor Sdn Bhd as their Sales Director, where he was responsible for directing sales operations for multiple automotive brands under the Naza Group and managed a large sales force across various regions in Malaysia. Mr. Chan then co-founded Lẻ-Hase Motor Sdn Bhd in 2012, where he oversaw all aspects of the business and developed business strategies and operational processes until 2014. In 2014, he joined Hap Seng Star Sdn Bhd as Sales Director, where he was tasked with leading sales strategies for luxury automotive brands, managed a team of sales professionals, developed and implemented customer relationship management strategies until 2018. Mr. Chan founded Casa Tropical Enterprise in 2018, which he is managing to the present day, with his responsibilities including overseeing product development, marketing strategies and international distribution channels, developing and implementing strategic business plans and managing key stakeholder relationships. Mr. Chan is qualified to serve on the Board due to his extensive expertise in driving market expansion and revenue growth.

Code of Ethics

Our Board has adopted a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We have posted on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board consists of five directors, three of whom qualify as “independent” under the listing standards of Nasdaq.

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve until their successors have been elected and qualified.

Director Independence

Our Board is composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that Jeremy Roberts, Marco Baccanello and Joseph “Bobby” Banks are independent directors of the Company.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

We have established an audit committee consisting of Kok Pin “Darren” Tan, Wei Ping Leong and Wai Kuan Chan. Wei Ping Leong is the Chairman of the audit committee. In addition, our Board has determined that Wei Ping Leong is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our annual disclosure report;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The audit committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee

We have established a compensation committee of the Board to consist of Kok Pin “Darren” Tan, Wei Ping Leong and Wai Kuan Chan, each of whom is an independent director. Wai Kuan Chan is the Chairman of the compensation committee. Each member of our compensation committee is also a non-employee director, as defined under Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Joseph “Bobby” Banks is the chairman of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

●	administers our equity compensation plans;

●	reviews and approves, or makes recommendations to our Board, regarding incentive compensation and equity compensation plans; and

●	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee consisting of Kok Pin “Darren” Tan, Wei Ping Leong and Wai Kuan Chan. Kok Pin “Darren” Tan is the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s duties, which are specified in our Nominating and Corporate Governance Audit Committee Charter, include, but are not limited to:

●	identifying, reviewing and evaluating candidates to serve on our Board consistent with criteria approved by our Board;

●	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

●	evaluating nominations by stockholders of candidates for election to our Board; and

●	corporate governance matters.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table illustrates the compensation paid by the Company to its executive officers. The disclosure is provided for the fiscal years ended June 30, 2024 and 2023. We refer to these individuals as our “named executive officers”:

Name and Principal Position	Fiscal Year Ended June 30,	Salary(1) ($)	Total ($)
Chong Chan “Sam” Teo(2)	2024	$46,022	$46,022
Former Chief Executive Officer	2023	$37,105	$37,105
Su Chen “Chanell” Chuah (3)	2024	$76,703	$76,703
Former Chief Operating Officer	2023	$76,493	$76,493
Meng Chun “Michael” Chan (4)	2024	$63,920	$63,920
Former Chief Financial Officer	2023	$30,792	$30,792
Su Huay “Sue” Chuah (5)	2024	$30,681	$30,681
Former Chief Marketing Officer	2023	$30,107	$30,107
Chen Hoe “Samuel” Sam (6)	2024	$3,643	$3,643
Former Chief Technology Officer	2023	$46,926	$46,926
Carlson Thow	2024	$4,454	$4,454
Chief Executive Officer	2023	$-	$-
Sook Lee Chin	2024	$2,557	$2,557
Chief Financial Officer	2023	$-	$-
Ching Loong “Henry” Chai	2024	$710	$710
Former Chief Operating Officer	2023	$-	$-

(1)	Salaries were paid in Malaysian Ringgits, U.S. dollar amounts are approximate.

(2)	Mr. Teo resigned as Chief Executive Officer on June 13, 2024.

(3)	Ms. Chuah resigned as Chief Operating Officer on June 21, 2024.

(4)	Mr. Chan resigned as Chief Financial Officer on June 14, 2024.
(5)	Ms. Chuah resigned as Chief Marketing Officer on June 21, 2024.
(6)	Mr. Sam resigned as Chief Technology Officer on November 1, 2023.

None of our other executives earned compensation in excess of $100,000 in fiscal years ended June 30, 2024 or 2023 and therefore pursuant to Instruction 1 to Item 402(m)(2) of Regulation S-K, only the compensation for our principal executive officers is provided.

Employment Agreements

Thow Employment Agreement

Carlson Thow and the Company entered into a Contract of Employment Agreement dated as of June 13, 2024 (the “Thow Employment Agreement”), pursuant to which Mr. Thow was appointed as the Chief Executive Officer of the Company. The term of the Thow Employment Agreement is for one year of which term is renewable on a yearly basis. Mr. Thow is entitled to receive a basic monthly salary of RM 20,000 with a fixed allowance of RM 800. In addition, Mr. Thow will be entitled to a total of $120,000 worth of shares of common stock of the Company on an annual basis for the first year, of which $10,000 worth of shares of common stock of the Company shall be issued to Mr. Thow at the end of each month during his first year of employment, and the share compensation for the subsequent year(s) will be based on the year’s performance. During the term of the Thow Employment Agreement, either party may terminate the Thow Employment Agreement by providing two (2) months’ written notice or salary in lieu of such notice to the other party. Upon termination of employment, Mr. Thow will be subject to a one year non-solicitation period with regard to the hiring of employees of the Company and soliciting clients of the Company, among other things.

Chin Employment Agreement

Sook Lee Chin, our Chief Financial Officer, and the Company entered into the Executive Employment Agreement dated as of June 14, 2024 (the “Chin Employment Agreement”), pursuant to which Ms. Chin was appointed as the Chief Financial Officer of the Company. The term of the Employment Agreement is for one year of which term is renewable on a yearly basis. Ms. Chin is entitled to receive a basic monthly salary of RM 18,000. In addition, Ms. Chin will be entitled to a total of $80,000 worth of shares of common stock of the Company on an annual basis for the first year, of which $6,666.67 worth of shares of common stock of the Company shall be issued to Ms. Chin at the end of each month during her first year of employment, and the share compensation for the subsequent year(s) will be based on the year’s performance. During the term of the Employment Agreement, either party may terminate the Employment Agreement by providing two (2) months’ written notice or salary in lieu of such notice to the other party. Upon termination of employment, Ms. Chin will be subject to a one-year non-solicitation period with regard to the hiring of employees of the Company and soliciting clients of the Company, among other things.

Outstanding Equity Awards at June 30, 2024

During the fiscal year ended June 30, 2024, we did not grant any equity awards.

Director Compensation Table

The following table illustrates the compensation paid by the Company to its directors. Only the independent directors are entitled to receive board compensation. The disclosure is provided for the fiscal year ended June 30, 2024.

Name	Salary per director ($)	Total per director ($)
Joseph “Bobby” Banks	$54,000	$54,000
Marco Baccanello	$54,000	$54,000
Jeremy Roberts	$54,000	$54,000

The independent directors (Joseph “Bobby” Banks, Marco Baccanello and Jeremy Roberts) are entitled to receive $6,000 per month for their services. Effective January 1, 2024, the monthly compensation for independent directors will be reduced to $3,000. The change follows an interim reduction to $3,000 per month that commenced on October 16, 2021. On August 30, 2024, Joseph “Bobby” Banks and Jeremy Roberts resigned as members of the Board. On September 6, 2024, Marco Baccanello resigned as a member of the Board.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of November 26, 2024 with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of Company voting stock, (2) each of our directors, (3) each executive officer and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of November 26, 2024. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 11,125,688 shares of common stock issued and outstanding on of November 26, 2024 and 27,968,044 shares of common stock issued and outstanding after this offering (excludes 1,429 shares of our common stock underlying the warrant issued to the underwriter in our initial public offering), plus, for each individual, any securities that individual has the right to acquire within 60 days of November 26, 2024.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner(1)	Title	Common Stock	Percent of Common Stock
Officers and Directors
Carlson Thow	Chief Executive Officer and Executive Director	-
Sook Lee Chin	Chief Financial Officer	13,116	* %
Kok Pin “Darren” Tan	Director	-
Wei Ping Leong	Director	-
Wai Kuan Chan	Director	-

Officers and Directors as a Group (total of 5 persons)		13,116	* %

5%+ Stockholders
V Invesco Fund (L) Limited		780,000	7.01%
Octagram Investment Limited		750,000	6.74%
Wong Chun Shum		690,000	6.20%
Lee Yong Ching		650,000	5.84%
Andy Chua Yong Kheng		630,000	5.66%

5%+ Stockholders as a Group (total of 5 persons)		3,500,000	31.46%

*	Less than 1%.

(1)	Unless otherwise indicated, the principal address of the named directors and directors and 5% stockholders of the Company is care of Treasure Global Inc., 276 5th Avenue, Suite 704 #739, New York, New York 10001.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as disclosed below, and except for the regular salary and bonus payments made to our directors and officers in the ordinary course of business as described in “Executive Compensation,” there have been no transactions since July 1, 2023, or any currently proposed transaction or series of similar transactions to which the Company was or is to be a party, in which the amount involved exceeds USD$120,000 and in which any current or former director or officer of the Company, any 5% or greater shareholder of the Company or any member of the immediate family of any such persons had or will have a direct or indirect material interest.

On October 30, 2023, the Company issued a total of 25,954 (1,816,735 pre reverse split) restricted shares of common stock to the Company’s Former Chief Executive Officer, Chong Chan “Sam” Teo, and Director, Kok Pin “Darren” Tan (collectively, the “Creditors”) in exchange for the cancellation of $321,562 in aggregate indebtedness owed to the Creditors.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws.

General

We are authorized to issue two classes of stock . The total number of shares of stock which we are authorized to issue is 170,000,000 shares of capital stock, 150,000,000 of which are common stock, $0.00001 par value per share of which 11,125,688 shares of which are outstanding as of November 26, 2024, and 20,000,000 shares of which are preferred stock of which none are outstanding. As of November 26, 2024, there were 32 holders of record of our common stock.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under Delaware law, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our common stock that are not to be issued upon conversion of the convertible promissory notes have no subscription, redemption or conversion privileges; in addition, such common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

As of July 26, 2024, we have not issued any shares of preferred stock. However, our Board has the authority to issue up to 20,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

While we do not currently have any plans for the issuance of any shares of preferred stock, the issuance of shares of preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;

●	Diluting the voting power of the common stock;

●	Impairing the liquidation rights of the common stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Warrants

In consideration for Alumni Capital’s execution and performance under the Purchase Agreement, the Company issued to Alumni Capital the Alumni Warrant dated October 10, 2024 to purchase a variable number of shares of common stock at a variable exercise price, subject to adjustments.

The number of shares under the Alumni Warrant on any exercise date is calculated as follows: (i) $600,000, less the aggregate proceeds from all exercises of the Alumni Warrant prior to such exercise date, divided by (ii) the Exercise Price on such exercise date.

The exercise price on any exercise date is calculated by dividing $5,000,000 by the total number of issued and outstanding shares of common stock as of such exercise date.

Convertible Notes

As of November 26, 2024, there are no convertible notes outstanding.

Options

None.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “TGL.”

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by Alumni Capital of any or all of the Selling Shareholder Shares that may be issued by us to Alumni Capital under the Purchase Agreement. For additional information regarding the issuance of Selling Shareholder Shares covered by this prospectus, see the section titled “Alumni Capital Transaction” above. We are registering the Selling Shareholder Shares pursuant to the provisions of the Purchase Agreement in order to permit the Selling Shareholder to offer the Selling Shareholder Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, Alumni Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Shareholder” means Alumni Capital.

The table below presents information regarding the Selling Shareholder and the Selling Shareholder Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder, and reflects holdings as of November 26, 2024. The number of shares in the column “Maximum Number of Selling Shareholder Shares to be Offered Pursuant to this Prospectus” represents all of the Selling Shareholder Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its Selling Shareholder Shares in this offering. We do not know how long the Selling Shareholder will hold the Selling Shareholder Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the Selling Shareholder Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Selling Shareholder Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 11,125,688 shares of common stock outstanding on November 26, 2024. Because the purchase price of the Selling Shareholder Shares issuable under the Purchase Agreement is determined on each purchase date, the number of Selling Shareholder Shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of Selling Shareholder Shares being offered by this prospectus. The fourth column assumes the sale of all of the Selling Shareholder Shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number	Percent	Prospectus(1)	Number(2)	Percent
Alumni Capital LP(3)	0	0	22,500,000	0	0

*	Represents beneficial ownership of less than 1% of the outstanding Ordinary Shares.

(1)	Includes 2,500,00 Warrant Shares underlying the Alumni Warrant.

(2)	Assumes the sale of all Selling Shareholder Shares being offered pursuant to this prospectus.

(3)	The business address of Alumni Capital LP is 80 S.W. 8th Street Suite 2000, Miami, FL 33131. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the Shares. We have been advised that none of Alumni Capital LP, Alumni Capital GP LLC nor Ashkan Mapar is a member of the Financial Industry Regulatory Authority (“FINRA”), or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

PLAN OF DISTRIBUTION

The 22,500,000 Selling Shareholder Shares offered by this prospectus are being offered by the Selling Shareholder, Alumni Capital. The shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Selling Shareholder Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Selling Shareholder Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Selling Shareholder Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Selling Shareholder Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Alumni Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Alumni Capital has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of the Selling Shareholder Shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Alumni Capital has informed us that each such broker-dealer will receive commissions from Alumni Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Selling Shareholder Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Selling Shareholder Shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Selling Shareholder Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Selling Shareholder Shares sold by the Selling Shareholder.

We know of no existing arrangements between the Selling Shareholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Selling Shareholder Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Selling Shareholder Shares offered by this prospectus by the Selling Shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such ADSs by the Selling Shareholder, any compensation paid by the Selling Shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the ADSs covered by this prospectus by the Selling Shareholder.

We also have agreed to indemnify Alumni Capital and certain other persons against certain liabilities in connection with the offering of Selling Shareholder Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Alumni Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Alumni Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $80,000.

Alumni Capital has represented to us that at no time prior to the date of the Purchase Agreement has Alumni Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Selling Shareholder Shares, which establishes a net short position with respect to the Selling Shareholder Shares. Alumni Capital has agreed that during the term of the Purchase Agreement, neither Alumni Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of the Selling Shareholder Shares offered by this prospectus have been sold by the Selling Shareholder.

Listing

The Selling Shareholder Shares are currently listed on The Nasdaq Stock Market under the symbol “TGL.”

EXPERTS

WWC, P.C., our independent certified public accounting firm, audited our consolidated financial statements for the fiscal years ended June 30, 2024 and June 30, 2023. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of WWC, P.C. which contain an explanatory paragraph related to substantial doubt about the ability of Treasure Global Inc to continue as a going concern as described in Note 2 to the applicable consolidated financial statements, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://treasureglobal.co. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

TREASURE GLOBAL INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

TREASURE GLOBAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30,	June 30,
	2024	2024
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$72,561	$200,013
Investment in marketable securities	44,126	171,633
Accounts receivable, net	39,716	-
Inventories, net	22,121	27,467
Other receivables and other current assets, net	639,111	186,829
Other receivable, related party	14,007	12,246
Prepayments	373,881	358,526
Total current assets	1,205,523	956,714

OTHER ASSETS
Property and equipment, net	175,625	173,678
Intangible assets, net	4,230,726	3,130,936
Operating lease right-of-use assets	9,911	17,257
Other receivables, non-current	1,487,372	-
Total other assets	5,903,634	3,321,871

TOTAL ASSETS	$7,109,157	$4,278,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Related party loan, current portion	$7,560	$6,338
Insurance loan	19,411	38,371
Accounts payable	25,666	22,441
Customer deposits	3,970	70,080
Contract liability	208,698	188,748
Other payables and accrued liabilities	510,532	508,657
Other payables, related parties	-	761
Operating lease liabilities	19,880	17,257
Income tax payables	33,595	42,456
Total current liabilities	829,312	895,109

NON-CURRENT LIABILITIES
Related party loan, non-current portion	1,574	2,743
Total non-current liabilities	1,574	2,743
TOTAL LIABILITIES	830,886	897,852

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY

Common stock, par value $0.00001; 170,000,000 shares authorized, 5,255,041 and 1,671,623 shares issued and outstanding as of September 30, 2024 and June 30, 2024, respectively*	53	17
Additional paid-in capital	45,079,181	41,171,827
Accumulated deficit	(38,980,781)	(38,030,074)
Accumulated other comprehensive income	179,818	238,963
TOTAL STOCKHOLDERS’ EQUITY	6,278,271	3,380,733

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,109,157	$4,278,585

*	Giving retroactive effect to the 1-for-70 reverse stock split effected on February 27, 2024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TREASURE GLOBAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	For the Three Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
REVENUES	$207,371	$13,463,895

COST OF REVENUES	(35,199)	(13,301,261)

GROSS PROFIT	172,172	162,634

SELLING	(77,746)	(761,703)
GENERAL AND ADMINISTRATIVE	(788,894)	(1,237,167)
RESEARCH AND DEVELOPMENT	(47,209)	(82,392)
STOCK-BASED COMPENSATION	(70,000)	-
TOTAL OPERATING EXPENSES	(983,849)	(2,081,262)

LOSS FROM OPERATIONS	(811,677)	(1,918,628)

OTHER (EXPENSE) INCOME
Other income, net	1,379	28,400
Interest expense	(1,511)	(47,849)
Unrealized holding loss on marketable securities	(127,507)	60,172
Amortization of debt discount	-	(238,882)
TOTAL OTHER EXPENSE, NET	(127,639)	(198,159)

LOSS BEFORE INCOME TAXES	(939,316)	(2,116,787)

PROVISION FOR INCOME TAXES	(11,391)	(14,925)

NET LOSS	(950,707)	(2,131,712)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	(59,145)	43

COMPREHENSIVE LOSS	$(1,009,852)	$(2,131,669)

LOSS PER SHARE
Basic and diluted*	$(0.35)	$(7.83)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted*	2,697,709	272,159

*	Giving retroactive effect to the 1-for-70 reverse stock split effected on February 27, 2024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TREASURE GLOBAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

					ACCUMULATED
	COMMON STOCK		ADDITIONAL		OTHER	TOTAL
	Number of shares	Par value	PAID IN CAPITAL	ACCUMULATED DEFICIT	COMPREHENSIVE INCOME	STOCKHOLDERS’ EQUITY
Balance as of June 30, 2024	1,671,623	$17	$41,171,827	$(38,030,074)	$238,963	$3,380,733
Net loss	-	-	-	(950,707)	-	(950,707)
Issuance of common stock at the market offering, net of issuance costs	1,583,418	16	2,457,374	-	-	2,457,390
Issuance of common stock for software development	2,000,000	20	1,379,980	-	-	1,380,000
Employee stock base compensation	-	-	70,000	-	-	70,000
Foreign currency translation adjustment	-	-	-	-	(59,145)	(59,145)
Balance as of September 30, 2024 (Unaudited)	5,255,041	$53	$45,079,181	$(38,980,781)	$179,818	$6,278,271

					ACCUMULATED
	COMMON STOCK		ADDITIONAL		OTHER	TOTAL
	Number of shares*	Par value	PAID IN CAPITAL	ACCUMULATED DEFICIT	COMPREHENSIVE LOSS	STOCKHOLDERS’ DEFICIENCY
Balance as of June 30, 2023	255,734	3	31,485,733	(31,443,451)	(172,617)	(130,332)
Net loss	-	-	-	(2,131,712)	-	(2,131,712)
Conversion of convertible note payable	40,321	1	1,325,637	-	-	1,325,638
Foreign currency translation adjustment	-	-	-	-	43	43
Balance as of September 30, 2023 (Unaudited)	296,055	$4	$32,811,370	$(33,575,163)	(172,574)	(936,363)

*	Giving retroactive effect to the 1-for-70 reverse stock split effected on February 27, 2024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TREASURE GLOBAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(950,707)	$(2,131,712)
Adjustments to reconcile net loss to net cash used in operating activities:		-
Depreciation	21,284	37,172
Amortization of intangible assets	302,802	-
Amortization of debt discounts	-	238,882
Amortization of operating right-of-use assets	9,086	9,793
Allowance for credit losses	(940)	47,785
Stock-based compensation	70,000	-
Unrealized holding loss on marketable securities	127,507	(60,172)
Change in operating assets and liabilities		-
Accounts receivable	(35,784)	(38,300)
Inventories	8,595	15,317
Other receivables and other current assets	(450,287)	(154,389)
Prepayments	33,457	(7,302)
Accounts payable	(805)	92,622
Customer deposits	(70,442)	(7,786)
Contract liability	(6,643)	53,848
Other payables and accrued liabilities	(33,577)	21,841
Other payables, related parties	-	2,332
Operating lease liabilities	131	(9,793)
Income tax payables	4	(4,900)
Net cash used in operating activities	(976,319)	(1,894,762)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	-	(6,234)
Collaboration deposit	(1,487,372)	-
Net cash used in investing activities	(1,487,372)	(6,234)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock in market offering	2,457,390	-
Principal payments of insurance loan	(18,960)	(79,556)
Payments of related party loan	(1,159)	(1,107)
Net cash provided by (used in) financing activities	2,437,271	(80,663)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(101,032)	4,409

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(127,452)	(1,977,250)

CASH AND CASH EQUIVALENTS, beginning of period	200,013	4,593,634

CASH AND CASH EQUIVALENTS, end of period	$72,561	$2,616,384

SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$9,440	$20,957
Interest paid	$3,020	$1,974

SUPPLEMENTAL NON-CASH FLOWS INFORMATION
Conversion of convertible note payable, net of unamortized discounts	$-	$1,325,638
Issuance of common stock for software development	$1,380,000	$-
Financing insurance premium paid by insurance loan	$-	$1,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TREASURE GLOBAL INC AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Treasure Global Inc. (“TGL” or the “Company”) is a holding company incorporated on March 20, 2020, under the laws of the State of Delaware. The Company has no substantive operations other than holding all of the outstanding shares of ZCity Sdn. Bhd. (“ZCITY”), (formerly known as Gem Reward Sdn. Bhd, underwent a name change on July 20, 2023). ZCITY was originally established under the laws of the Malaysia on June 6, 2017, through a reverse recapitalization.

On March 11, 2021, TGL completed a reverse recapitalization (“Reorganization”) under common control of its then existing stockholders, who collectively owned all of the equity interests of ZCITY prior to the Reorganization through a Share Swap Agreement. ZCITY is under common control of the same stockholders of TGL through a beneficial ownership agreement, which results in the consolidation of ZCITY and has been accounted for as a Reorganization of entities under common control at carrying value. Before and after the Reorganization, the Company, together with its subsidiaries is effectively controlled by the same stockholders, and therefore the Reorganization is considered as a recapitalization of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805-50-25. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements in accordance with ASC 805-50-45-5.

The Company, through its wholly owned subsidiary, ZCITY, engages in the payment processing industry and operate an online-to-offline (“O2O”) e-commerce platform known as “ZCITY”. The Company has extensive business interests in creating an innovative O2O e-commerce platform with an instant rebate and affiliate cashback program business model, focusing on providing a seamless payment solution and capitalizing on big data using artificial intelligence technology. The Company’s proprietary product is an internet application (or “app”) called “ZCITY App”. ZCITY App drives user app download and transactions by providing instant rebate and cashback. The Company aims to transform and simplify a user’s e-payment gateway experience by providing great deals, rewards and promotions with every use in an effort to make it Malaysia’s top reward and payment gateway platform.

On April 12, 2023, the Company entered into a share sale agreement (the “Agreement”) with Damanhuri Bin Hussien (“DBH”), an unrelated party. Pursuant to the Agreement, the Company agreed to purchase 10,000 units of ordinary shares, representing a 100% equity interest in Foodlink Global Sdn. Bhd. (“Foodlink”), along with its two wholly-owned subsidiaries, Morgan Global Sdn. Bhd (“Morgan”) and AY Food Ventures Sdn. Bhd. (“AY Food”), for a consideration of approximately $3,000 from DBH.

Foodlink, Morgan, and AY Food are engaged in the operation of sub-licensing restaurant branding and the selling and trading of food and beverage products. Since Foodlink, Morgan, and AY Food are blank check companies that were incorporated in January 2023 without any operating history prior to the acquisition, the acquisition of these entities is immaterial to the Company’s unaudited condensed consolidated financial statements.

The accompanying unaudited condensed consolidated financial statements reflect the activities of TGL and each of the following entities.

Name	Background		Ownership
ZCity Sdn Bhd (formerly known as Gem Reward Sdn. Bhd.) (“ZCITY”)	● ● ●	A Malaysian company Incorporated in June 2017 Operated O2O e-commerce platform known as ZCITY	100% owned by TGL
VWXYZ Venture Sdn. Bhd. (“VWXYZ”) （2）	● ● ●	A Malaysian company Incorporated in July 2024 Holding company	100% owned by TGL
Foodlink Global Sdn. Bhd. (“Foodlink”) (1)	● ● ●	A Malaysian company Incorporated in January 2023 Sub-licensing restaurant branding and selling and trading of foods and beverage products.	100% owned by TGL
Morgan Global Sdn. Bhd. (“Morgan”) (1)	● ● ●	A Malaysian company Incorporated in January 2023 Sub-licensing restaurant branding and selling and trading of foods and beverage products.	100% owned by Foodlink
AY Food Ventures Sdn. Bhd. (“AY Food”) (1)	● ● ●	A Malaysian company Incorporated in January 2023 Sub-licensing restaurant branding and selling and trading of foods and beverage products.	100% owned by Foodlink

(1)	Due to recurring loss from the operation of sub-licensing restaurant branding and the selling and trading of food and beverage products. The Company decided to dispose Foodlink and its subsidiaries. On May 24, 2024, the Company, Jeffrey Goh Sim Ik (the “Purchaser”) and Koo Siew Leng (the “Guarantor”) entered into a Share Sale and Purchase Agreement (the “Agreement”), in which the Company agreed to sell all of its equity interest in Foodlink and its subsidiaries Morgan and AY Food to the Purchaser, in exchange for a total of $148,500, of which shall be payable by the Purchaser to the Company as follows: (i) an initial deposit payable on May 24, 2024; and (ii) the balance of the purchase price payable in eight installment payments starting from May 24, 2024. The Company recognized a gain amounted to $203,333 for the year end June 30, 2024 from disposal of Foodlink and its subsidiaries. However, the disposal did not have material impact to the Company’s operations.

(2)	VWXYZ is a holding company incorporated in July 2024, under the laws of Malaysia. As of September 30, 2024, VWXYZ has no substantive operations.

Note 2 – Summary of significant accounting policies

Going concern

In assessing the Company’s liquidity and the significant doubt about its ability to continue as a going concern, the Company monitors and analyzes cash on hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company has financed its operations primarily through cash flows from contributions from stockholders, issuance of convertible notes from third parties and related parties, related party loans, its underwritten public offering (the “November 2023 Offering”), and its market offering (the “Market Offering”)

The Company’s management has considered whether there is substantial doubt about its ability to continue as a going concern due to: (1) recurring loss from operations of approximately $0.8 million for the three months ended September 30, 2024; (2) accumulated deficit of approximately $39.0 million as of September 30, 2024; and (3) net operating cash outflow of approximately $2.5 million for the three months ended September 30, 2024.

On November 30, 2023, the Company closed its November 2023 Offering of (i) 371,628 (26,014,000 pre reverse split) shares of common stock, par value $0.00001 per share, at a public offering price of $0.10 per share of Common Stock and (ii) 14,000,000 pre-funded warrants (the “Pre-Funded Warrants”), each with the right to purchase 0.01 (one share pre reverse split) of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrants. Upon closing of the November 2023 Offering, the Company received an aggregated net proceed of approximately $3.5 million, after deducting underwriting discounts, and non-accountable expense.

On March 22, 2024, the Company and H.C. Wainwright & Co., LLC, (the “Manager”) entered into a marketing offering agreement (“Marketing Offering Agreement”). Pursuant to the Marketing Offering Agreement, the Company intends to issue and sell through or to the Manager, as sales agent and / or principal from time to time of the Company’s common stock at the Market Offering. As of September 30, 2024, the Company received an aggregated net proceed of approximately $2.9 million, net of broker fee from issuance of 1,678,307 shares of common stock which sell through or to the Manager.

On October 10, 2024, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP (“Alumni Capital”), a Delaware limited partnership. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to cause Alumni Capital to purchase up to $6,000,000 the Company’s common stock, par value $0.00001 (the “Commitment Amount”), at certain purchase Price during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which Alumni Capital has purchased $6,000,000 of the Company’s common stock pursuant to the Purchase Agreement or (ii) December 31, 2025.

Despite receiving the net proceeds from the various offerings, and issuance of convertible notes, the Company’s management is of the opinion that it will not have sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due starting from one year from the date of this report due to the recurring loss. Therefore, management has determined that there is a significant doubt about its ability to continue as a going concern. If the Company is unable to generate significant revenue, it may be required to curtail or cease its operations. Management is trying to alleviate the going concern risk through the following sources:

●	Equity financing to support its working capital;

●	Financial support and credit guarantee commitments from the Company’s related parties.

There, however, is no guarantee that the substantial doubt about the Company’s ability to continue as a going concern will be alleviated.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and pursuant to Regulation S-X. Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The unaudited condensed financial information should be read in conjunction with the audited financial statements and the notes thereto, included in the Form 10-K for the fiscal year ended June 30, 2024.

In the opinion of management, all adjustments (including normal recurring adjustments) necessary to present a fair statement of the Company’s unaudited financial position as of September 30, 2024, its unaudited results of operations for the three months ended September 30, 2024 and 2023, and its unaudited cash flows for the three months ended September 30, 2024 and 2023, as applicable, have been made. The unaudited results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

Principles of unaudited condensed consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of the subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Subsidiary is entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Enterprise wide disclosure

The Company’s Chief Operating Decision Makers (CODM), which include the Chief Executive Officer and their direct reports, review financial information presented on an unaudited condensed consolidated basis. This information is accompanied by a breakdown of revenues from different revenue streams, facilitating resource allocation and financial performance evaluation. The reporting of operating segments aligns with the internal reports provided to the CODM, a group composed of specific members of the Company’s management team.

Following the disposal of Foodlink and its subsidiaries, along with their food and beverage product distribution and sublicensing operation on May 24, 2024, the Company now operates under a single segment which is payment processing and e-commerce operation in its ZCITY platform as of September 30, 2024.

Use of estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our unaudited condensed consolidated financial statements include the estimated retail price per point and estimated breakage to calculate the revenue recognized in our loyalty program revenue, useful lives of property and equipment, impairment of long-lived assets, allowance for credit loss, write-down for estimated obsolescence or unmarketable inventories, realization of deferred tax assets and uncertain tax position, fair value of our stock price to determine the beneficial conversion feature (“BCF”) within the convertible note, fair value of the stock-based compensation, fair value of the marketable securities, and fair value of the warrants issued. Actual results could differ from these estimates.

Foreign currency translation and transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the unaudited condensed consolidated statements of operations and comprehensive loss.  The reporting currency of the Company is United States Dollars (“US$”) and the accompanying unaudited condensed consolidated financial statements have been expressed in US$. The Company’s subsidiaries in Malaysia conducts their businesses and maintains their books and record in the local currency, Malaysian Ringgit (“MYR” or “RM”), as its functional currency. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive gain or loss within the unaudited condensed consolidated statements of changes in stockholders’ deficiency. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the unaudited condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets.

Translation of foreign currencies into US$1 have been made at the following exchange rates for the respective periods:

	As of
	September 30, 2024	June 30, 2024
Period-end MYR: US$1 exchange rate	4.12	4.72

	For the three months ended September 30,
	2024	2023
Period-average MYR: US$1 exchange rate	4.46	4.62

Cash and cash equivalents

Cash is carried at cost and represent cash on hand, time deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less. Cash equivalents consist of funds received from customer, which funds were held at the third-party platform’s fund account, and which are unrestricted and immediately available for withdrawal and use.

Accounts receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest. The Company provides various payment terms from cash due on delivery to 90 days based on customer’s credibility. Accounts receivable include money due from sales of health care product on its ZCITY platform. Starting from July 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Company used a modified retrospective approach, and the adoption does not have material impact on our unaudited condensed consolidated financial statements. The carrying value of accounts receivable is reduced by an allowance for credit losses that reflects the Company’s best estimate of the amounts that will not be collected. An allowance for credit losses is recorded in the period when a loss is probable based on an assessment of specific evidence indicating collection is unlikely, historical bad debt rates, accounts aging, financial conditions of the customer and industry trends. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance for credit losses when it is considered necessary. Account balances are charged off against the allowance for credit losses after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of September 30, 2024 and June 30, 2024, the Company recorded $243, and $1,100 of allowance for credit loss, respectively.

For the three months ended September 30, 2024, the Company recovered $940 from credit loss recorded from prior periods. For the three months ended September 30, 2023, the Company recorded $47,785 additional allowance for credit loss against accounts receivable, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, cost being determined on a first in first out method. Costs include gift card or “E-voucher” pin code which are purchased from the Company’s suppliers as merchandized goods or store credit. Costs also included health care products, foods and beverage products which are purchased from the Company’s suppliers as merchandized goods. Management compares the cost of inventories with the net realizable value and if applicable, an allowance is made for writing down the inventory to its net realizable value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. For the three months ended September 30, 2024 and 2023, no write-downs for estimated obsolescence or unmarketable inventories were recorded.

Other receivables and other current assets, net

Other receivables and other current assets consist of refundable collaboration deposit related to the partnership agreement with Credilab Sdn. Bhd. In addition, other receivables and other current assets also include prepayment made by the Company to third parties for cyber security service, director & officer liability insurance (“D&O Insurance, refundable advance to third party service provider, and other deposits.

Starting from July 1, 2023, the Company adopted ASC Topic 326 on its other receivables using the modified retrospective approach. The new credit loss guidance replaces the old model for measuring the allowance for credit losses with a model that is based on the expected losses rather than incurred losses. Under the new accounting guidance, the Company measures credit losses on its other receivables using the current expected credit loss model under ASC 326. As of September 30, 2024 and June 30, 2024, the Company provided allowance for credit loss of $233,392 and $212,758, respectively.

Prepayment

Prepayments and deposits are mainly cash deposited or advanced to suppliers for future inventory purchases. This amount is refundable and bears no interest. For any prepayments determined by management that such advances will not be in receipts of inventories, services, or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of September 30, 2024, and June 30, 2024, the Company did not record allowance for doubtful account against prepayment.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Expected useful lives
Computer and office equipment	5 years
Furniture and fixtures	3-5 years
Motor vehicles	5 years
Leasehold improvement	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited condensed consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

The Company’s acquired intangible assets with definite useful lives only consist of internal used software. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its internal use software with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated economic lives, which is determined to be approximately one to five years.

Impairment for long-lived assets

Long-lived assets, including property and equipment, and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of September 30, 2024 and June 30, 2024, no impairment of long-lived assets was recognized.

Investment in marketable securities

Investments in marketable securities, net, consist of investments in listed shares, which are listed on Nasdaq. Marketable securities are accounted for under ASC 321 and reported at their readily determinable fair values as quoted by market exchanges with changes in fair value recorded in other (expense) income in the unaudited condensed consolidated statements of operations and comprehensive loss. All changes in a marketable security’s fair value are reported in earnings as they occur, as such, the sale of a marketable security does not necessarily give rise to a significant gain or loss. Unrealized gains/(losses) due to fluctuations in fair value are recorded in the unaudited condensed consolidated statements of operations and comprehensive loss. Declines in fair value below cost deemed to be other-than-temporary are recognized as impairments in the unaudited condensed consolidated statements of comprehensive income.

Customer deposits

Customer deposits represent amounts advanced by customers on service order. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy. Additionally, customer deposits also include unamortized member subscription revenue.

Convertible notes

The Company evaluates its convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Upon conversion, the carrying amount of the convertible note, net of the unamortized discount shall be reduced by, if any, the cash (or other assets) transferred and then shall be recognized in the capital accounts to reflect the shares issued and no gain or loss is recognized pursuant to ASC Topic 470-20-40-4.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC Topic 606) for all periods presented. The core principle underlying the revenue recognition of this ASU allows the Company to recognize - revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of substantially collection.

Revenue recognition policies for each type of revenue stream are as follows:

Product revenue

-	Performance obligations satisfied at a point in time

The Company primarily sells discounted gift cards (or E-vouchers) from retailers, health care products and computer products through individual order directly through the Company’s online marketplace platform and its mobile application (“ZCITY”). In addition, the Company through its subsidiaries, Morgan and AY Food, engages in sales of food and beverage products. When the Company is acting as a principal in the transaction, the Company accounts for the revenue generated from its sales of E-vouchers, health care products, computer products, and food and beverage product on a gross basis as the Company is responsible for fulfilling the promise to provide the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, the Company assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators in accordance with ASC 606-10-55-36 through 40. The Company determined that it is primarily responsible for fulfilling the promise to provide the specified good as the Company directly purchases and pays for in full the applicable E-voucher, health care products and computer products from the vendors prior to posting of such products for sale on its online marketplace platform and prior to taking any orders for sales of such products. Meanwhile, the Company maintained an average daily inventory of approximately $0.1 million to support an average 143 days of sales during the three months ended September 30, 2024, which demonstrate the Company had control over the products prior to selling it to the customers as the ownership of the products did not transfer momentarily to the customer after the Company purchased the products from vendors. In addition, the Company cannot return the products to the vendors due to lack of sales which demonstrated that the Company is subject to inventory risk, and it has discretion in establishing the price of the products which has demonstrated that the Company has the ability to direct the use of that good or service and obtain substantially all of the remaining benefits.

In certain instances, the Company is acting as an agent in the transaction and is engaging in drop shipping arrangements for health care, food, and beverage products, where the products were shipped directly from the vendors to the customers. In these drop shipping transactions, the Company was not primarily responsible for fulfilling the promise to deliver the products to the customers, and as a result, did not exercise control over the goods or assume any inventory risks. Therefore, the Company determined that revenue from sales of products under the drop shipping arrangements were recognized on a net basis.

The Company recognizes the sales of E-vouchers, health care products, computer products, and food and beverage products revenue when the control of the specified goods is transferred to its customer. No refund or return policy is provided to the customer. Payment is received before the goods are delivered to customers, as such no financing component has been recognized as the payment terms are for reasons other than financing. The products are sold without any warranty provided. For the three months ended September 30, 2024 and 2023, approximately $21,000 and $0.2 million of product revenues are related to non-spending related activities with the same amount recorded as selling expenses, respectively.

Loyalty program

-	Performance obligations satisfied at a point in time

The Company’s ZCITY reward loyalty program allows members to earn points on purchases that can be redeemed for rewards that include discounts on future purchases. When members purchase the Company’s product or make purchase with the Company’s participated vendor through ZCITY, the Company allocate the transaction price between the product and service, and the reward points earned based on the relative stand-alone selling prices and expected point redemption. The portion allocated to the reward points is initially recorded as contract liability and subsequently recognized as revenue upon redemption or expiration.

The two primary estimates utilized to record the contract liabilities for reward points earned by members are the estimated retail price per point and estimated breakage. The estimated retail price per point is based on the actual historical retail prices of product purchased or service obtained through the redemption of reward points. The Company estimate breakage of reward points based on historical redemption rates. The Company continually evaluates its methodology and assumptions based on developments in retail price per point redeemed, redemption patterns and other factors. Changes in the retail price per point and redemption rates have the effect of either increasing or decreasing the contract liabilities through current period revenue by an amount estimated to represent the retail value of all points previously earned but not yet redeemed by loyalty program members as of the end of the reporting period.

Transactions revenue

-	Performance obligations satisfied at a point in time

The transactions revenues primarily consist of fees charged to merchants for participating in ZCITY upon successful sales transaction and payment service taken place between the merchants and their customers online.

The Company earns transaction revenue from merchants when transactions are completed on certain retail marketplaces. Such revenue is generally determined as a percentage based on the value of merchandise or services being sold by the merchants. In connection with the transaction revenue, the Company offers to share the profit of the transaction (“agent commission”) to the agents who has referred merchants to participating in Company’s online marketplace platform and in ZCITY. Transaction revenue is recognized, net of agent commission, in the unaudited condensed consolidated statements of operations at the time when the underlying transaction is completed.

Member subscription revenue

-	Performance obligations satisfied over time

In order to attract more customer to engage with the Company’s online marketplace and in ZCITY, the Company provides membership subscription to the customers to join the Zmember program, a membership program that provides member with benefits which included exclusive saving, bonus, and referral rewards. Member subscription revenue primarily consists of fees charge to customers who sign up for Zmember. As the Company provides customers with 6 months member subscription service in general, member subscription revenue is recognized in the unaudited condensed consolidated statement of operation over time across the subscription period.

Sublicense revenue

-	Performance obligations satisfied over time

The Company, through its wholly-owned subsidiaries, Morgan and AY Food, generates revenue by sublicensing the right to use the Licensor’s Trademark to its customers for the period from July 1, 2023 to May 24, 2024. Since the sublicense fee is charged to customers on a monthly basis throughout the contractual period, the Company recognizes sublicense revenue in the unaudited condensed consolidated statements of operations over the duration of the contract. Furthermore, the Company establishes itself as the principal in these arrangements, as it possesses the latitude to establish pricing and assumes the inventory risk associated with fulfilling the minimum payment obligations to the Trademark’s licensor regardless of the number of sublicensees engaged by the Company during the license period.

Disaggregated information of revenues by products/services are as follows:

	For the three months ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Gift card or “E-voucher” revenue (1)	$23,187	$12,838,726
Health care products, computer products, and food and beverage products revenue (1)	51,764	304,331
Loyalty program revenue (1)	6,794	72,113
Transaction revenue (1)	43,080	20,208
Member subscription revenue (2)	82,546	173,219
Sublicense revenue (2)	-	55,298
Total revenues	$207,371	$13,463,895

(1)	Revenue recognized at a point in time.

(2)	Revenue recognized over time.

Cost of revenue

Cost of revenue sold mainly consists of the purchases of the gift card or “E-voucher” pin code, and health care products which is directly attributable to the sales of product on the Company’s online marketplace platform. In addition, cost of revenue sold also consists of purchase of food and beverage products for resales and license payment to Trademark’s licensor for sublicense revenue.

Advertising costs

Advertising costs amounted to $65,536 and $523,508 for the three months ended September 30, 2024 and 2023 respectively.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, and related expenses for the Company’s research and product development team. Research and development expenses amounted to $47,209 and $82,392 for the three months ended September 30, 2024 and 2023, respectively.

Defined contribution plan

The full-time employees of the Company are entitled to the government mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan. Total expenses for the plans were $47,679 and $67,212 for the three months ended September 30, 2024 and 2023, respectively.

The related contribution plans include:

●	Social Security Organization (“SOSCO”) – 1.75% based on employee’s monthly salary capped of RM 4,000;

●	Employees Provident Fund (“EPF”) – 12% based on employee’s monthly salary;

●	Employment Insurance System (“EIS”) – 0.2% based on employee’s monthly salary capped of RM 4,000;

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the three months ended September 30, 2024 and 2023.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

The Company conducts much of its business activities in Malaysia and is subject to tax in its jurisdiction. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

Stock-based compensation

The Company accounts for stock-based compensation awards to officers in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that stock-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 718 amended by ASU 2018-07. Under FASB ASC Topic 718, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as an expense as the goods or services are received.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Net loss refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of stockholders’ deficiency. Other comprehensive loss is excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Loss per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average common stock outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the three months ended September 30, 2024 and 2023, 1,428 (100,000 pre reverse split) and 221,429 (15,500,000 pre reverse split) contingent shares to be issued to the underwriters and convertible note holders are excluded in the diluted EPS calculation due to its anti-diluted effect, respectively.

Fair value measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value for certain assets and liabilities such as cash and cash equivalents, accounts receivable, inventories, other receivables and other current assets, prepayments, accounts payable, customers deposits, contract liabilities, other payables and accrued liabilities have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its related party loan, insurance loan, and convertible notes approximates fair value based on current yields for debt instruments with similar terms. The fair value of investment in marketable securities is based on market price in an active market (Level 1) at the end of each reporting period.

The following table presents information about the Company’s financial assets that were measured at fair value on a recurring basis as of September 30, 2024 and 30 June, 2024:

	September 30, 2024	Quoted Prices in Active Market (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Input (Level 3)
	$	$	$	$
Assets:
Investment in marketable securities	44,126	44,126	-	-

	June 30, 2024	Quoted Prices in Active Market (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Input (Level 3)
	$	$	$	$
Assets:
Investment in marketable securities	171,633	171,633	-	-

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Lease

Effective July 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

If any of the following criteria are met, the Company classifies the lease as a finance lease:

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;

●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or

●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Operating lease right-of-use (“ROU”) asset and lease liability are recognized at the adoption date of July 1, 2022 or the commencement date, whichever is earlier, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU asset to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU asset and liability do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee.

The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease.

The Company reviews the impairment of its ROU asset consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liability in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows. For the three months ended September 30, 2024 and 2023, the Company did not recognize impairment loss on its operating lease ROU asset.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

-Recent accounting pronouncements not yet adopted

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 47020) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 81540): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which is intended to simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The guidance allows for either full retrospective adoption or modified retrospective adoption. The guidance is effective for the Company in the first quarter of fiscal year 2025 and early adoption is permitted. The Company is evaluating the impact the adoption of this guidance will have on its condensed consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting: Improvements to reportable Segment Disclosures (“ASU 2023-07”), which enhances the disclosure required for reportable segments in annual and interim consolidated financial statements, including additional, more detailed information about a reportable segment’s expenses. ASU 2023-07 will be effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of the pending adoption of AUS 2023-07 on its unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update enhances the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-07 will have on its unaudited condensed consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

Note 3 – Accounts receivable, net

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Accounts receivable	$39,959	$1,100
Provision for estimated credit losses	(243)	(1,100)
Total accounts receivable, net	$39,716	$-

Movements of provision for accounts receivable’s estimated credit losses are as follows:

	As of September 30, 2024	As of June 30, 2024

Beginning balance	$1,100	$214
Addition (recovery)	(940)	182,544
Disposal of subsidiaries	-	(180,792)
Exchange rate effect	83	(866)
Ending balance	$243	$1,100

Note 4 – Inventories, net

Inventories consist of the following:

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Gift card (or E-voucher)	$14,431	$27,467
Nutrition products	7,690	-
Total	$22,121	$27,467

Note 5 – Other receivables and other current assets

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Collaboration deposits (i)	$1,487,372	$-
Deposits(ii)	131,049	120,880
Prepaid tax	24,913	20,752
Prepaid expense (iii)	26,937	45,201
Software development deposit (iv)	558,753	84,823
Other receivable (v)	130,851	127,226
Total other receivables and other current assets	2,359,875	398,882
Provision for estimated credit loss	(233,392)	(212,053)
Total other receivables and other current assets	$2,126,483	$186,829
Current	$639,111	$186,829
Non-current	$1,487,372	$-

(i)	On September 20, 2024, the Company entered into a partnership agreement (the “Partnership Agreement”) with Credilab Sdn. Bhd. (“CLSB”) for five years. Pursuant to the Partnership Agreement, the Company and CLSB will establish a strategic partnership aimed at leveraging their respective core competencies, resources, and market expertise to drive mutual benefit and growth, while the Company will periodically provide collaboration deposit fund to CLSB, which CLSB will be utilized to support CLSB’s credit service activities for the portfolio clients introduced by the Company’s ZCity App (“Portfolio Clients”). In return, the Company will share half of the revenue and processing fee from CLSB’s profit derived from Portfolio Client. As of September 30, the Company has disbursed $1,487,372 collaboration deposits to CLSB.

(ii)	The balance of deposits mainly represented deposit made by the Company to a third-party service provider to secure the service, security deposit consists of rent and utilities, and others. As of September 30, 2024 and June 30, 2024, $121,271 and $106,028 estimated credit loss was recorded against doubtful receivables.

(iii)	The balance of prepaid expense mainly represented prepayment made by the Company to third parties for cyber security service, director & officer liability insurance (“D&O Insurance”) or other professional service.

In July 2022, the Company entered into an IT service agreement (“Service Agreement”) with a third party. Pursuant to the Service Agreement, the third party will provide IT and advisory service to the Company to enhance its cyber security for a two-year period with a consideration of $477,251. The Company amortized the prepaid expense related to Service Agreement based on the service performed and completed during each period. As of June 30, 2024, the prepaid expense pertained to the Service Agreement has been fully amortized.

In February 2024, the Company purchased a D&O Insurance premium amounting $74,078 which covers a period of twelve months, to be expired on February 24, 2025. As of September 30, 2024, the balance of prepaid expenses pertaining to the D&O Insurance amounted to $24,293.

(iv)

The balance of Software development deposit consists as following:

On July 20, 2023, the Company entered into a software development agreement (the “Agreement”) with Nexgen Advisory Sdn Bhd (“Nexgen”), an unrelated third party. Pursuant to the Agreement, the Company engaged with Nexgen in software development related to the creation of an artificial intelligence-powered travel platform. As of September 30, 2023, the Company had made a $209,768 service deposit to Nexgen; however, the service had not yet commenced. On September 25, 2023, the Company terminated the Agreement with Nexgen. As of September 30, 2024, $121,945 of the service deposit were refunded by Nexgen. The remaining deposit of $84,823 is expected to recover by end of June 2025. As of September 30, 2024, and June 30, 2024, $48,508 and $42,412 estimated credit loss was recorded against the software development deposits.

On July 18, 2024, the Company entered into an agreement with two vendors for the provision of subcontractor services related to developing smart campus management system at the Enforcement Leadership & Management University, Malaysia. Under the terms of these agreements, both vendors were engaged to provide services including infrastructure cabling, wiring, and network design consultancy for a total amount of $727,626 and $242,542 respectively. As of September 30, 2024, the Company had remitted a service deposit of $287,448 & $174,288 to both vendors respectively.

(v)

The balance of other receivable consists as following:

On May 24, 2024, the Company has disposed all of its equity interest in Foodlink and its subsidiaries Morgan and for a consideration of $148,500. As of September 30, 2024, the Company has collected $21,274 from the Purchaser, and the remaining is expected to be fully repaid by January 2025. As of September 30, 2024 and June 30, 2024, $63,613 estimated credit loss was recorded against other receivable.

Movements of provision for other receivables’ estimated credit loss are as follows:

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Beginning balance	$212,053	$-
Addition	-	212,758
Exchange rate effect	21,339	(705)
Ending balance	$233,392	$212,053

Note 6 – Prepayments

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Deposits to suppliers	$373,881	$358,526

Note 7 – Property and equipment, net

Property and equipment, net consist of the following:

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Computer and office equipment	$177,021	$154,772
Furniture and fixtures	83,240	72,778
Motor vehicle	94,120	82,290
Leasehold improvement	150,254	131,369
Subtotal	504,635	441,209
Less: accumulated depreciation	(329,010)	(267,531)
Total	$175,625	$173,678

Depreciation expense for the three months ended September 30, 2024 and 2023 were amounted to $21,284 and $37,172, respectively.

Note 8 – Intangible assets, net

Intangible assets, net consisted of the following:

	As of September 30,	As of June 30,
	2024	2024
	(Unaudited)	(Audited)
Internal use software development	$5,151,060	$3,743,716
Less: accumulated amortization	(920,334)	(612,780)
Total intangible assets, net	$4,230,726	$3,130,936

Amortization expense for the three months ended of September 30, 2024 and 2023 was amounted to $302,802 and $0, respectively.

The following table sets forth the Company’s amortization expense for the next five years ending:

Amortization
expenses
Twelve months ending September 30, 2025	$891,067
Twelve months ending September 30, 2026	874,100
Twelve months ending September 30, 2027	874,100
Twelve months ending September 30, 2028	874,100
Twelve months ending September 30, 2029	717,359
Total	$4,230,726

Note 9 – Investment in marketable securities

On July 19, 2023 (“Commencement Date”), the Company entered into a software developing agreement (“Developing Agreement”) with VCI Global Limited (“VCI”), an unrelated third party for collaboration and co-operating in the development of an artificial intelligence powered travel platform, the (“Platform”). Pursuant to the Software Development Agreement, VCI shall remit payment of cash in $1,000,000 or issuance and the allotment of ordinary shares in VCI with an equivalent value of $1,000,000 (“VCIG Shares”) within ten business days from the Commencement Date to the Company as service consideration. Both the Company and VCI had agreed that VCI to issued 286,533 shares of VCIG Shares at $3.49 per share based on 5-day volume weighted average price to the Company as a service consideration in developing above mentioned Platform. The VCIG Shares shall be issued on a restricted stock basis for a period of six (6) months from the commencement date of the Software Developing Agreement.

Movements in investment in marketable securities are as follows:

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
At fair value
Beginning balance	$171,633	$-
Addition	-	1,000,000
Fair value loss recognized for the year	(127,507)	(828,367)
Closing balance	$44,126	$171,633

For the three months ended September 30, 2024, unrealized loss on marketable equity securities were $127,507. For the three months ended September 30, 2023, unrealized gain on marketable equity securities were 60,172.

Note 10 – Loans and notes

Insurance loan

On February 28, 2023, the Company entered into a loan agreement with First Insurance Funding, a third party (the “Premium Finance Agreement”), pursuant to which First Insurance Funding provided the Company with a short-term loan (“Insurance loan 1”) amounted to $264,563 with interest rate of 5.9% per annum to be due in ten equal monthly instalments of $27,177. The Insurance loan 1 has been paid in full during the year ended June 30, 2024. In February 2024, the Company entered into another loan agreement with First Insurance Funding, to obtain a short-term loan (“Insurance loan 2”) of $74,078 with interest rate of 9.5% to be due in ten equal monthly instalments of $6,573. As of September 30, 2024, the remaining balance of Insurance loan 2 was amounted to $19,411. The funds from Insurance Loan 1 and 2 were exclusively allocated towards the payment of the Directors and Officers (D&O) insurance as indicated on Note 5. For the three months ended September 30, 2024 and 2023, interest expenses pertained to the insurance loan amounted to $758 and $1,974 respectively.

Convertible notes

The Company evaluated the convertible notes agreement under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms required bifurcation and liability classification.

On February 28, 2023, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with YA II PN, Ltd., (“YA II PN”), a third party. Pursuant to the Securities Purchase agreement, YA II PN agreed to purchase two unsecured convertible notes, in the aggregate principal amount of up to $5,500,000.00 in a private placement (the “Private Placement”) for a purchase price with respect to each convertible note of 92% of the initial principal amount of such convertible notes. The convertible notes accrue or will accrue interest at 4.0% per annum and has a 12-month term after disbursement. The conversion price, as of any conversion date or other date of determination, is the lower of (i) $1.6204 per share of Common Stock (the “Fixed Conversion Price”) or (ii) 93% of the lowest volume-weighted average price (“VWAP”) of the common shares on the primary market during the 10 consecutive trading days immediately preceding the date on which YA II PN exercises its conversion right in accordance with the requirements of the applicable convertible debenture or other date of determination, but not lower than $0.25 per share (the “Floor Price”). The conversion price will be subject to adjustment to give effect to any stock dividend, stock split or recapitalization.

YA II PN may not during any calendar month convert more than an aggregate of the greater of (a) 25% of the aggregate dollar value traded on the Primary Market during such calendar month or (b) $1,100,000 of principal amount of the Convertible Debentures (plus accrued and unpaid Interest) utilizing the variable conversion price. This limitation shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default, and (ii) with respect to any conversions utilizing the Fixed Conversion Price. This limitation may be waived with the consent of the Company. Notwithstanding anything to the contrary contained above, the Company shall not issue more than 49,370 (3,455,894 pre reverse split) shares of Common Stock (the “Exchange Cap”) pursuant to the terms of the Convertible, except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holder of the Convertible Debentures. It is a closing condition to the purchase by the Buyer of the $3,500,000 Convertible Debenture that such shareholder approval be obtained.

During the year ended June 30, 2023, YA II PN purchased two unsecured convertible notes consist of $2,000,000 (“Tranche 1”) and $3,500,000 (“Tranche 2”) in principal amount. The Company evaluated the Securities Purchase Agreement under ASC 815, which generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms in the convertible notes required bifurcation and liability classification. However, the Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price of Tranche 1 ($1.55) and Tranche 2 ($1.30), was below the market price of Tranche 1 ($1.56) and Tranche 2 ($1.38) as per stock price listed in the stock market on February 28, 2023, and June 14, 2023, respectively, therefore, the convertible notes contained a beneficial conversion feature. For the year ended June 30, 2024, $1,782,710 of these convertible notes along with $28,360 accrued interest was converted into 40,322 (2,822,472 pre reverse split) shares of common stock.

On September 28, 2023, a Floor Price trigger event occurred as the Company’s daily VWAP is less than the Floor Price. According to the Securities Purchase Agreement, the Company was obligate to make monthly payments starting on the 10th day after the Trigger Date, consisting of the lesser of $1,000,000 or the outstanding principal amount (the “Triggered Principal Amount”), a 7% redemption premium on the Triggered Principal Amount, and accrued unpaid interest. For the year ended June 30, 2024, the Company has remit $284,790 redemption premium to YA II PN as a result of Floor Price triggering event.

In December and October 2023, the Company has collectively repaid $3,367,290 principal balance pertained to above mentioned convertible notes.

In addition, 8% of purchase discount in connection with above mentioned convertible notes amounted to $440,000 reduced the carrying value of the convertible note as a debt discount. The carrying value, net of debt discount, will be accreted over the term of the convertible note from date of issuance to date of maturity using effective interest rate method. For the three months ended September 30, 2024 and 2023, amortization of debt discount were $0 and $238,882 pertained to convertible notes from YA II PN. As of September 30, 2024 and June 30, 2024, the convertible notes payable, net from YA II PN was amounted to $0. The Company has convertible notes payable, net of unamortized discounts as follows:

	Face value of convertible notes payable		Unamortized debt discounts		Convertible notes payable, net of unamortized discounts		Third parties		Related parties
June 30, 2023 balance		$5,150,000		$(358,284)		$4,791,716		$4,791,716	$-
Amortization of debt discounts		-		358,284		358,284		358,284	-
Repayments		(3,367,290)		-		(3,367,290)		(3,367,290)	-
Conversion		(1,782,710)		-		(1,782,710)		(1,782,710)	-
June 30, 2024 balance		-		-		-		-	-
Repayments		-		-		-		-	-
Conversion		-		-		-		-	-
September 30, 2024 balance (unaudited)	$		$		$		$		$-

For the three months ended September 30, 2024 and 2023, interest expenses related to the aforementioned convertible notes amounted to $0 and $45,222, respectively.

Note 11 – Other payables and accrued liabilities

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Accrued professional fees (i)	$253,238	$202,000
Accrued payroll	34,575	69,147
Accrued interest (ii)	2,716	2,375
Payables to merchant from ZCITY platform (iii)	174,157	201,338
Others	45,846	33,797
Total other payables and accrued liabilities	$510,532	$508,657

(i)	Accrued professional fees

The balance of accrued professional fees represented amount due to third parties service providers which include mobile application developing, marketing consulting service, IT related professional service, audit fee, tax filing fee, and consulting fee related to capital raising.

(ii)	Accrued interest

The balance of accrued interest represented the balance of interest payable from convertible notes aforementioned in Note 10.

(iii)	Payables to merchants from ZCITY platform

The balance of payables to merchants from ZCITY platform represented the amount the Company collected on behalf of merchant from its customer through the Company’s ZCITY platform.

Note 12 – Related party balances and transactions

Related party balances

Other receivable, a related party

Name of related party	Relationship	Nature	As of September 30, 2024	As of June 30, 2024
			(Unaudited)	(Audited)
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is the common shareholder	Equipment rental deposit	$14,007	$12,246

Other payables, related parties

Name of Related Party	Relationship	Nature	As of September 30, 2024	As of June 30, 2024
			(Unaudited)	(Audited)
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Operating expense paid on behalf	-	761

Related party loan

On December 7, 2020, the Company obtained right of use of a vehicle through signing a trust of deed with Chan Chong “Sam” Teo, the Chief Executive Officer and a shareholder of TGL. In return, the Company is obligated to remit monthly installment auto loan payment related to this vehicle on behalf of the related party mentioned above. The total amount of loan that the Company is entitled to repay is approximately $27,000 (RM 114,000). The auto loan bear 5.96% of interest rate per annum with 60 equal monthly installment payment due on the first of each month. As of September 30, 2024, such loan has an outstanding balance of $9,134, of which $1,574 due after 12 months period and classified as related party loan, non-current portion. The interest expense was $323 and $322 for the three months ended September 30, 2024 and 2023, respectively.

Related party transactions

Purchase from related parties

Name of Related Party	Relationship	Nature	For the three months ended September 30, 2024	For the three months ended September 30, 2023
			(Unaudited)	(Unaudited)
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Purchase of products	$-	$12,824

Equipment purchased from a related party

Name of Related Party	Relationship	Nature	For the three months ended September 30, 2024	For the three months ended September 30, 2023
			(Unaudited)	(Unaudited)
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Purchase of equipment	$-	$4,987

Operating expenses from related parties

Name of Related Party	Relationship	Nature	For the three months ended September 30, 2024	For the three months ended September 30, 2023
			(Unaudited)	(Unaudited)
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Operating expense (short-term office equipment rental)	5,885	-
True Sight Sdn Bhd	Su Huay “Sue” Chuah, the Company’s Former Chief Marketing Officer is a 40% shareholder of this entity	Consulting fees	-	24,227
Total			$5,885	$24,227

Note 13 – Stockholders’ deficiency

Common stock

Prior to October 2021, TGL is authorized to issue 10,000,000 shares having a par value of $0.00001 per share. In October 2021, TGL increased its authorized shares to 170,000,000 shares as part of the Reorganization with ZCITY, consisting of 150,000,000 shares of common stock with $0.00001 par value, and 20,000,000 shares of preferred stock with $0.00001 par value. The share capital increased of TGL presented herein is prepared on the basis as if the Reorganization became effective as of the beginning of the first period presented of shares capital of ZCITY. On February 22, 2024, a Certificate of Amendment to the Certificate of Incorporation, as amended, of the Company with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) that provides for a 1-for-70 reverse stock split (the “Split”) of its shares of common stock, par value $0.00001 per share.

1-for-70 Reverse stock split

On February 27, 2024, the Company effected a 1:70 reverse stock split of its shares of common stock. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to those after a stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying unaudited condensed consolidated financial statements have been retroactively stated to reflect the effect of the reverse stock split. Upon execution of the 1-for-70 reverse stock split, the Company recognized additional 8 shares of common stock due to round up issue.

Common stock issued upon conversion of convertible note payable, net of unamortized discounts

For the year ended June 30, 2024, the Company issued 68,061 (4,764,200 pre reverse split) shares of common stock upon conversion of $1,782,710 of convertible note payable, net of unamortized discounts (Note 10) and accrued interest of $28,360. (Note 10).

Common stock issued for consulting services

-Marketing service agreement with TraDigital Marketing Group

In May 2024, the Company signed a marketing agreement (the “Marketing Agreement”) with TraDigital Marketing Group (“TraDigital”) to engage in consulting services for investor relations and digital marketing. The services are to be provided over three days, commencing on or after May 5, 2024. Pursuant to the Marketing Agreement, the Company agreed to pay $120,000 in cash and to issue 20,000 shares of the Company’s common stock with fair value of $4.1 per share to TraDigital in exchange for its consulting services.

Common stock issued from the November 2023 Offering, net of issuance costs

On November 30, 2023, The Company had closed the November 2023 Offering of 371,629 (26,014,000 pre reverse split) shares of common stock, at a public offering price of $0.10 per share, and 14,000,000 Pre-Funded Warrants, each with the right to purchase 0.01 (one share pre reverse split) of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. The Company received net proceeds from November 2023 Offering of approximately $3.5 million, net of underwriting discounts and commissions and fees, other offering expenses amounted to approximately $0.5 million.

Common stock issued from the Marketing Offering, net of issuance costs

On March 22, 2024, the Company and H.C. Wainwright & Co., LLC, (the “Manager”) entered into a marketing offering agreement (“Marketing Offering Agreement”). Pursuant to the Marketing Offering Agreement, the Company intends to issue and sell through or to the Manager, as sales agent and / or principal from time to time of the Company’s common stock at the Market Offering.

As of September 30, 2024, the Company received an aggregated net proceed of approximately $2.9 million, net of broker fee from issuance of 1,678,307 shares of common stock which sell through or to the Manager. For the three months ended September 30, 2024, the Company received an aggregated net proceed of $2,457,390, net of broker fee from issuance of 1,583,418 shares of common stock which sell through or to the Manager.

Common stock issued for acquiring intangible assets

-	AI Lab Martech Sdn. Bhd.

On October 12, 2023, the Company, and AI Lab Martech Sdn. Bhd. (the “Licensor”) entered into a License and Service Agreement (the “License Agreement”), in which the Licensor shall provide a non-exclusive, non-transferable, royalty-free license to use and operate an AI software solutions (the “AI Software”) in exchange for the issuance of $563,000 worth of common stock of the Company, or 42,044 (2,943,021 pre reverse split) shares valued at $13.39 ($0.1913 pre reverse split) per share. The License Agreement is for a period of 12 months.

-	VT Smart Venture Sdn Bhd

On December 19, 2023, the Company and VT Smart Venture Sdn Bhd (the “Developer”), a company that is in the business of, among other things, technology services, entered into a Software Development Agreement (the “Agreement”), in which the Developer shall provide application, services and turnkey solutions on software development in various aspects, including customization, software design layout, creative media platform development, artificial embedded and artificial intelligence related media platform and design in exchange for $1,000,000 worth of common stock, par value $0.00001 per share, of the Company, or 142,857 (10,000,000 pre reverse split) shares valued at $7.0 ($0.10 pre reverse split) per share. The Agreement is for a period of one month.

-	Myviko Holding Sdn. Bhd Bhd

On March 12, 2024, the Company and Myviko Holding Sdn. Bhd. (the “Seller”) entered into a Software Purchase Agreement (the “Purchase Agreement”), in which the Seller agreed to transfer all rights, title and interest to the Company, including without limitation, all computer software and its source code and software licenses in exchange for the issuance of $1,000,000 worth of common stock, par value $0.00001 per share, of the Company. Pursuant to the Purchase Agreement, the Shares will be issued within 5 business days from the effective date of the Purchase Agreement and will be restricted securities and not be listed on any exchange. On March 12, 2024, the Company has issued 198,420 shares of the Company’s common stock to the Seller.

-	MYUP Solution Sdn Bhd

On April 8, 2024, The Company and MYUP Solution Sdn Bhd (the “Seller 2”), a company that is in the business of, among other things, technology services, entered into a Software Purchase Agreement (the “Purchase Agreement 2”), in which the Seller 2 agreed to sell to the Company a certain software application in exchange for $495,500 worth of common stock, par value $0.00001 per share, of the Company, or 126,081 shares valued at $3.93 per share. On April 8, 2024, the Company has issued 126,081 shares of the Company’s common stock to the Seller 2.

-	Falcon Gateway Sdn Bhd

On May 27, 2024, the Company and Falcon Gateway Sdn Bhd (the “Seller 3”), a company that is in the business of, among other things, technology services, entered into a Software Purchase Agreement (the “Purchase Agreement 3”), in which the Seller agreed to sell to the Company a certain software application in exchange for $495,000 worth of common stock, par value $0.00001 per share, of the Company, or 125,954 shares valued at $3.93 per share. On May 6, 2024, the Company has issued 125,954 shares of the Company’s common stock to the Seller 3.

-	Credilab Sdn. Bhd. Bhd

On September 20, 2024, the Company entered into a Partnership Agreement with CLSB. Under the terms of the Agreement, the Company and CLSB will establish a strategic partnership to leverage their respective core competencies, resources, and market expertise to drive mutual benefits and growth.

As part of the Partnership Agreement, the Company agreed to pay $2,000,000 to CLSB and/or its nominees to develop and implement an AI-driven chatbot for the ZCity App platform, aimed at enhancing user engagement and providing real-time assistance. Additionally, the partnership includes the development of a digital wallet integrated within the ZCity App to offer users a seamless payment solution for platform transactions and access to CLSB’s financial products and services.

The Company has sole discretion to choose whether to make the payment in cash and/or the equivalent value in the Company’s common stock. On September 20, 2024, the Company issued 2,000,000 shares of its common stock equivalent to $1,380,000 to CLSB for software development. Upon completion of the software development, the Company will make the remaining payment of $620,000 in cash and/ or the equivalent value in the Company’s common stock.

Common stock issued to related parties for debts cancellation

On October 30, 2023, the Company issued a total of 25,954 (1,816,735 pre reverse split) restricted shares of common stock to the Company’s Chief Executive Officer, Chong Chan “Sam” Teo, and shareholder, Kok Pin “Darren” Tan (collectively, the “Creditors”) in exchange for the cancellation of $321,562 in aggregate indebtedness owed to the Creditors.

Capital Contribution

In February 2024, the Company’s Chief Executive Officer, Chong Chan “Sam” Teo, made a capital contribution of $16,348 in addition to the debt cancellation, as further consideration for the common stock issued to him in October 2023.

Warrants

-	Issuance of warrants - non- employee stock compensation

Pertain to above mentioned Agreement with the Consultant, on August 15, 2022, the Company also issued 300,000 warrants to the Consultant or its designees exercisable for a period of five years at $4.00 per share upon completion of the Company’s Offering. Meanwhile, on the same date, the Consultant had exercised all of its warrants on cashless basis and received 2,245 (157,143 pre reverse split) shares of the Company’s common stock.

The fair value of the warrants which was determined by using the Black Scholes model using the following assumptions: (1) expected volatility of 49.0%, (2) risk-free interest rate of 0.89%, (3) expected life of 5.0 years, (4) exercise price of $4.0 and (5) estimated market price of $5.48 on July 1, 2020, the date of which the consulting agreement was entered. Based on above assumption, the fair value of the warrants were estimated to be $856,170.

-	Issuance of the underwriters warrants

On August 10, 2022, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters (the “Representative”), relating to the Offering of 32,858 (2,300,000 pre reverse split) shares of the Company’s common stock, par value $0.00001 per share, at an Offering price of $280 ($4.00 pre reverse split) per share. Pursuant to the Underwriting Agreement, in exchange for the representative’s firm commitment to purchase the Shares, the Company agreed to issue the underwriters warrants (the “Representative’s Warrants”) to purchase an aggregate of 1,428 (100,000 pre reverse split) shares of the Company’s common stock, which is equal to five percent (5%) of the shares sold in the Offering, excluding the over-allotment option, at an exercise price of $5.00, which is equal to 125% of the Offering price. The Representative’s Warrant may be exercised beginning on February 10, 2023, until August 10, 2027. As of September 30, 2024, none of the warrants has been exercised by the Representative.

The fair value of the warrants which was determined by using the Black Scholes model using the following assumptions: (1) expected volatility of 54.8%, (2) risk-free interest rate of 2.91%, (3) expected life of 5.0 years, (4) exercise price of $5.0 and (5) stock price of $4.0 on August 15, 2022, the date of which the warrants were issued. Based on above assumption, the fair value of the warrants were estimated to be $175,349.

-	Issuance of the Pre-Funded Warrants

On November 28, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement 2”) with EF Hutton LLC as the underwriter, relating to the November 2023 Offering of (i) 371,629 (26,014,000 pre reverse split) shares of common stock, at a public offering price of $0.10 per share, and (ii) 14,000,000 Pre-Funded Warrants, each with the right to purchase 0.01 (one pre reverse split) share of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. The Pre-Funded Warrants became exercisable immediately upon issuance, at an exercise price of $0.0001 or through cashless option.

The Pre-Funded Warrants are classified as a component of permanent stockholders’ equity within additional paid-in capital and were recorded at the issuance date using a relative fair value allocation method. The Pre-Funded Warrants are equity classified because they (i) are freestanding financial instruments that are legally detachable and separately exercisable from the equity instruments, (ii) are immediately exercisable, (iii) permit the holders to receive a fixed number of shares of common stock upon exercise, (iv) are indexed to the Company’s common stock. The Company valued the Pre-Funded Warrants at issuance concluding the purchase price approximated the fair value and allocated net proceeds from the purchase proportionately to the common stock and Pre-Funded Warrants, of which $1,398,600 was allocated to the Pre-Funded Warrants and recorded as a component of additional paid in capital.

-	Exercise of the Pre-Funded Warrants

In December 2023 and January 2024, the holder of Pre-Funded Warrants have collectively exercised 14,000,000 the Pre-Funded Warrants into 200,000 (14,000,000 pre reverse split) shares of the Company’s common stock at an exercise price of $0.0001 per share.

Warrants outstanding as of September 30, 2024 are as follows:

	Shares	Weighted Average Exercise Price*	Weighted Average Remaining Contractual Term (Years)
Outstanding at June 30, 2023	100,000	$5.00	4.1
Granted	14,000,000	0.0001	-
Exercised	(14,000,000)	-	-
Outstanding at June 30, 2024	100,000	$5.00	3.1
Granted	-	-	-
Exercised	-	-	-
Outstanding at September 30, 2024 (unaudited)	100,000	$5.00	2.9

Employee stock compensation

In June 2024, the Company executed executive employment agreements (“Employment Agreements”) with three individuals, appointing them as the Company’s executive officers. Under the terms of the Employment Agreements, each executive officer is entitled to receive a predetermined monetary value of the Company’s common stock as annual compensation for the first year, with stock compensation for subsequent years contingent upon performance. The stock compensation is prorated on a monthly basis and is subject to the restrictions of Securities Act Rule 144. For the three months ended September 30, 2024 and 2023, the Company recognized $70,000 and $0 in stock-based compensation expense attributable to the Employment Agreement, respectively. As of September 30, 2024, no shares of the Company’s common stock had been issued to the executive officers in settlement of the vested stock compensation.

Note 14 – Income taxes

The United States and foreign components of loss before income taxes were comprised of the following:

	For the three months ended
	September 30,
	2024	2023
Tax jurisdictions from:	(Unaudited)	(Unaudited)
- Local – United States	$(776,425)	$(839,853)
- Foreign – Malaysia	(162,891)	(1,276,934)
Loss before income tax	$(939,316)	$(2,116,787)

The provision for income taxes consisted of the following:

	For the three months ended
	September 30,
	2024	2023
Tax jurisdictions from:	(Unaudited)	(Unaudited)
- Local – United States	$11,391	$11,700
- Foreign – Malaysia	-	3,225
Provision for income taxes	$11,391	$14,925

United States of America

TGL was incorporated in the State of Delaware and is subject to the tax laws of the United States of America. As of September 30, 2024, the operations in the United States of America incurred $8,989,305 of cumulative net operating losses which can be carried forward indefinitely to offset future taxable income and can be used to offset up to 80% of taxable income for losses arising in tax years beginning after June 30, 2023. The deferred tax valuation allowance as of September 30, 2024 and June 30, 2024 were $1,887,754 and $1,751,481, respectively.

TGL also subject to controlled foreign corporations Subpart F income (“Subpart F”) tax, which is a tax primarily on passive income from controlled foreign corporations with a tax rate of 35%. In addition, the Tax Cuts and Jobs Act imposed a global intangible low-taxed income (“GILTI”) tax, which is a tax on certain off-shore earnings at an effective rate of 10.5% for tax years (50% deduction of the current enacted tax rate of 21%) with a partial offset for 80% foreign tax credits. If the foreign tax rate is 13.125% or higher, there will be no U.S. corporate tax after the 80% foreign tax credits are applied.

For the three months ended September 30, 2024 and 2023, the Company’s foreign subsidiaries did not generate any income that are subject to Subpart F tax and GILTI tax.

Malaysia

ZCITY, Foodlink, Morgan, and AY Food are governed by the income tax laws of Malaysia and the income tax provision in respect of operations in Malaysia is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Income Tax Act of Malaysia, enterprises that incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. As of September 30, 2024, the operations in the Malaysia incurred $22,196,887 of cumulative net operating losses which can be carried forward for a maximum period of ten consecutive years to offset future taxable income. The deferred tax valuation allowance as of September 30, 2024, and June 30, 2024 were $5,327,253 and $5,288,159, respectively.

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of:

	As of September 30, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
Deferred tax assets:
Net operating loss carry forwards in U.S.	$1,887,754	$1,751,481
Net operating loss carry forwards in Malaysia	5,327,253	5,288,159
Allowance for credit losses	56,072	51,157
Unrealized holding loss on marketable securities	200,734	173,957
Amortization of debt discount	156,403	156,403
Less: valuation allowance*	(7,628,216)	(7,421,158)
Deferred tax assets	$-	$-

*	Change in valuation allowance was amounted to $207,058 and $422,659 for the three months ended September 30, 2024 and 2023, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024 and June 30, 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties tax for the three months ended September 30, 2024 and 2023.

Note 15 – Concentrations of risks

(a)	Major customers

For the three months ended September 30, 2024, one customer accounted for approximately 16.6.0% of the Company’s total revenues. For the three months ended September 30, 2023, no customer accounted for 10.0% or more of the Company’s total revenues.

As of September 30, 2024, two customers account for approximately 86.4%, and 13.0% of the total balance of accounts receivable, respectively. As of June 30, 2024, three customers account for approximately 65.3%, 19.3%, and 15.4% of the total balance of accounts receivable, respectively.

(b)	Major vendors

For the three months ended September 30, 2024, one vendors accounted for approximately 99.9% of the Company’s total purchases. For the three months ended September 30, 2023, two vendors accounted for approximately 55.9% and 34.5% of the Company’s total purchases.

As of September 30, 2024, two vendors accounted for approximately 88.0%, and 12.0% of the total balance of accounts payable. As of June 30, 2024, two vendors accounted for approximately 85.1%, and 11.6% of the total balance of accounts payable.

(c)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of September 30, 2024 and June 30, 2024, $72,561 and $198,952 were deposited with financial institutions or fund received from customer being held in third party platform’s fund account, and $0 and $85,308 of these balances are not covered by deposit insurance, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an provision for estimated credit losses based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RM converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

Note 16 – Leases

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. The Company’s office lease was classified as operating leases. The lease generally do not contain options to extend at the time of expiration.

Upon adoption of FASB ASU 2016-02 on July 1, 2022, the Company recognized $84,829 ROU asset and same amount of operating lease liability based on the present value of the future minimum rental payments of leases, using a discount rate of 3.5% based on duration of lease terms. As of September 30, 2024, the lease term is 0.3 years for the remaining leases. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company’s lease liabilities under the remaining operating leases as of September 30, 2024 for the next five years is as follows:

September 30,
2025	$19,937
2026
Total undiscounted lease payments	19,937
Less imputed interest	(57)
Total lease liabilities	$19,880

Lease expense for the three months ended September 30, 2024 and 2023 were $ 9,217, and $10,806, respectively.

Note 17 – Commitments and contingencies

Contingencies

Legal

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited condensed consolidated financial statements.

18 – SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after September 30, 2024 up through November 14 , 2024, the date the Company issued these unaudited condensed consolidated financial statements.

On October 10, 2024, Treasure Global Inc (the “Company” or “we”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP (“Alumni Capital”), a Delaware limited partnership. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to cause Alumni Capital to purchase up to $6,000,000 the Company’s common stock, par value $0.00001 (the “Commitment Amount”), at the Purchase Price (defined below) during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which Alumni Capital has purchased $6,000,000 of the Company’s common stock pursuant to the Purchase Agreement or (ii) December 31, 2025.

In consideration for Alumni Capital’s execution and performance under the Purchase Agreement, the Company issued to Alumni Capital a purchase warrant dated October 10, 2024 for a term of three (3) years (the “Purchase Warrant”), to purchase up to a number of common stock equal to ten percent (10%) of the Commitment Amount divided by the exercise price of the Purchase Warrant. The exercise price per share of the Purchase Warrant will be calculated by dividing the $5,000,000 valuation by the total number of outstanding shares of common stock as of the Exercise Date.

On October 10, 2024, the Company entered into a service partnership agreement (the “Partnership Agreement”) with Octagram Investment Limited (“OCTA”), a Malaysian company, to establish a strategic partnership pursuant to the terms and conditions set forth in this Partnership Agreement. Pursuant to the Partnership Agreement, OCTA shall design, develop and deliver mini-game modules to be integrated into the ZCity App, an E-Commerce platform owned by the Company. In addition, OCTA shall customize the mini-game modules based on the Company’s detailed specification  The company agreed to pay a total consideration of (USD 2,800,000.00) (“Service Fees”) to OCTA and/or its nominees by using the Company shares. The  Service Fees shall be utilised by Company for the Services provided by OCTA at any time including an upfront payment for the development costs of the mini-game modules, as well as the payment of a flat fee of United States Dollar Ten Thousand (USD 10,000.00) per month, starting from the delivery of the first mini-game module.

On October 29, 2024, the Company entered into a certain service agreement (the “Agreement”) with V GALLANT SDN BHD (“V Gallant”), a private company incorporated in Malaysia. Pursuant to the Agreement, the Company engaged V Gallant for its generative AI solutions and AI digital human technology services (the “Services”) in accordance with the terms and conditions therein. The Company agreed to pay V Gallant a total consideration of USD16,000,000 to V Gallant and/or its nominees for the Services and all associated hardware and software under the Agreement. The Services under this Agreement shall commence on October 29, 2024, and shall be valid until December 31, 2025, unless the Agreement is mutually terminated or extended in writing or terminated by either the Company or V Gallant due to any breach or default of this Agreement, as the case may be.

Report of Independent Registered Public Accounting Firm

To:	The Board of Directors and Stockholders of
Treasure Global Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Treasure Global Inc and its subsidiaries (the “Company”) as of June 30, 2024, and the related consolidated statements of operations and comprehensive loss, change in stockholders’ deficiency, and cash flows for the year ended June 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the year ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit and its net cash outflows from operating activities raises substantial doubt about its ability to continue as a going concern. Management’s plan regarding these matters are described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as the Company’s auditor since 2023.

San Mateo, California

September 30, 2024

TREASURE GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of June 30	As of June 30,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$200,013	$4,593,634
Investment in marketable securities	171,633	-
Accounts receivable, net	-	163,169
Inventories, net	27,467	400,543
Other receivables and other current assets, net	186,829	613,125
Other receivable, a related party	12,246	12,379
Prepayments	358,526	248,551
Total current assets	956,714	6,031,401

OTHER ASSETS
Property and equipment, net	173,678	279,600
Intangible assets, net	3,130,936	-
Operating lease right-of-use assets	17,257	61,377
Total other assets	3,321,871	340,977

TOTAL ASSETS	$4,278,585	$6,372,378

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Related party loan, current portion	$6,338	$5,323
Insurance loan	38,371	160,292
Convertible notes payable, net of unamortized discounts of $0 and $358,284 as of June 30, 2024 and 2023, respectively	-	4,791,716
Accounts payable	22,441	42,853
Customer deposits	70,080	161,475
Contract liability	188,748	157,080
Other payables and accrued liabilities	508,657	723,396
Other payables, related parties	761	1,660
Amount due to related parties	-	320,960
Operating lease liabilities	17,257	40,274
Income tax payables	42,456	67,546
Total current liabilities	895,109	6,472,575

NON-CURRENT LIABILITIES
Operating lease liabilities, non-current	-	22,036
Related party loan, non-current portion	2,743	8,099
Total non-current liabilities	2,743	30,135
TOTAL LIABILITIES	897,852	6,502,710

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Common stock, par value $0.00001; 170,000,000 shares authorized, 1,671,623 and 255,734 shares issued and outstanding as of June 30, 2024 and 2023, respectively*	17	3
Additional paid-in capital	41,171,827	31,485,733
Accumulated deficit	(38,030,074)	(31,443,451)
Accumulated other comprehensive income (loss)	238,963	(172,617)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	3,380,733	(130,332)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$4,278,585	$6,372,378

*	Giving retroactive effect to the 1-for-70 reverse stock split effected on February 27, 2024

The accompanying notes are an integral part of these consolidated financial statements.

TREASURE GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2024	2023

REVENUES	$22,066,829	$69,408,319

COST OF REVENUES	(21,250,767)	(68,885,035)

GROSS PROFIT	816,062	523,284

SELLING	(1,760,921)	(4,721,723)
GENERAL AND ADMINISTRATIVE	(4,511,488)	(4,670,030)
RESEARCH AND DEVELOPMENT	(513,524)	(549,065)
STOCK-BASED COMPENSATION	(93,111)	(819,332)
TOTAL OPERATING EXPENSES	(6,879,044)	(10,760,150)

LOSS FROM OPERATIONS	(6,062,982)	(10,236,866)

OTHER (EXPENSE) INCOME
Other (expense) income, net	102,514	(7,937)
Interest expense	(74,920)	(95,242)
Fair value loss on marketable securities	(828,367)	-
Other income from software developing service, net of cost	675,131	-
Amortization of debt discount	(358,284)	(1,290,050)
TOTAL OTHER EXPENSE, NET	(483,926)	(1,393,229)

LOSS BEFORE INCOME TAXES	(6,546,908)	(11,630,095)

PROVISION FOR INCOME TAXES	(39,715)	(97,616)

NET LOSS	(6,586,623)	(11,727,711)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	411,580	(271,141)

COMPREHENSIVE LOSS	$(6,175,043)	$(11,998,852)

LOSS PER SHARE
Basic and diluted*	$(7.67)	$(49.18)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted*	858,672	238,457

*	Giving retroactive effect to the 1-for-70 reverse stock split effected on February 27, 2024

The accompanying notes are an integral part of these consolidated financial statements.

TREASURE GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

					ACCUMULATED	TOTAL
	COMMON STOCK		ADDITIONAL		OTHER	STOCKHOLDERS’
	Number of shares*	Par value	PAID IN CAPITAL	ACCUMULATED DEFICIT	COMPREHENSIVE (LOSS) INCOME	EQUITY (DEFICIENCY)
Balance as of June 30, 2022	150,646	$2	$4,020,655	$(19,715,740)	$98,524	$(15,596,559)
Beneficial conversion feature from issuance of convertible notes	-	-	749,062	-	-	749,062
Net loss	-	-	-	(11,727,711)	-	(11,727,711)
Issuance of common stock - non-employee stock compensation	5,651	-	819,332	-	-	819,332
Conversion of convertible note payable	59,288	1	14,476,366	-	-	14,476,367
Conversion of convertible note payable, related parties	5,047	-	2,437,574	-	-	2,437,574
Issuance of common stock in initial public offering, net of issuance costs	32,857	-	7,951,225	-	-	7,951,225
Fair value of warrants issued in initial public offering	-	-	175,349	-	-	175,349
Issuance of warrants - non- employee stock compensation	-	-	856,170	-	-	856,170
Cashless exercise of warrants- non- employee stock compensation into common stock	2,245	-	-	-	-	-
Foreign currency translation adjustments	-	-	-	-	(271,141)	(271,141)
Balance as of June 30, 2023	255,734	3	31,485,733	(31,443,451)	$(172,617)	(130,332)
Net loss	-	-	-	(6,586,623)	-	(6,586,623)
Conversion of convertible note payable	68,061	1	1,811,069	-	-	1,811,070
Issuance of common stock to related parties for debts cancellation	25,954	-	321,562	-	-	321,562
Issuance of common stock for acquiring intangible assets	635,348	6	3,553,494	-	-	3,553,500
Issuance of common stock and prefunded warrants in public offering, net of issuance costs	371,629	4	3,457,302	-	-	3,457,306
Issuance of common stock at the market offering, net of issuance costs	94,889	1	431,810	-	-	431,811
Exercise of prefunded warrants into common stock	200,000	2	1,398	-	-	1,400
Issuance of common stock - non-employee stock compensation	20,000	-	82,000	-	-	82,000
Employee stock compensation	-	-	11,111	-	-	11,111
Capital contribution	-	-	16,348	-	-	16,348
Foreign currency translation adjustments	-	-	-	-	411,580	411,580
Additional shares of common stock round up adjustment due to retroactive effect of 1-for-70 reverse stock split	8	-	-	-	-	-
Balance as of June 30, 2024	1,671,623	$17	$41,171,827	$(38,030,074)	$238,963	$3,380,733

*	Giving retroactive effect to the 1-for-70 reverse stock split effected on February 27, 2024

The accompanying notes are an integral part of these consolidated financial statements.

TREASURE GLOBAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,586,623)	$(11,727,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	117,907	108,483
Amortization of intangible assets	612,909	-
Amortization of debt discounts	358,284	1,290,050
Amortization of operating right-of-use assets	34,561	35,034
Allowance for credit losses	395,302	601
Inventories impairment	483	-
Stock-based compensation	93,111	819,332
Other income from software developing service, net of cost	(1,000,000)	-
Loss from disposal of equipment	-	18,362
Gain from disposal of subsidiaries	(203,333)	-
Fair value loss on marketable securities	828,367	-
Change in operating assets and liabilities
Accounts receivable	(39,559)	(170,107)
Inventories	340,605	(204,028)
Other receivables and other current assets	390,355	(352,990)
Other receivables, a related party	-	(12,860)
Prepayments	(113,183)	(58,941)
Accounts payable	264,745	19,588
Accounts payable, related parties	-	(14,061)
Customer deposits	(90,086)	95,787
Contract liability	33,515	107,474
Other payables and accrued liabilities	(96,398)	468,492
Other payables, related parties	-	1,725
Operating lease liabilities	(27,163)	(34,065)
Income tax payables	(26,605)	49,550
Net cash used in operating activities	(4,712,806)	(9,560,285)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(16,740)	(86,964)
Purchases of intangible asset	(191,119)	-
Cash released from disposal of subsidiaries, net of cash received	(44,755)	-
Proceeds from sale of equipment	-	25,720
Net cash used in investing activities	(252,614)	(61,244)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of deferred offering cost	-	(15,000)
Proceeds from issuance of commons stock in initial public offering	-	8,235,110
Proceeds from issuance of common stock and prefunded warrants in public offering	3,457,306	-
Proceeds from issuance of common stock in market offering	431,811	-
Proceeds received from exercising prefunded warrants	1,400	-
Capital contribution	16,348	-
Principal payments of insurance loan	(184,886)	(104,271)
Payments of related party loan	(4,215)	(4,105)
Proceeds from issuance of convertible notes	-	7,732,092
Repayments of convertible notes	(3,367,291)	-
Repayment of senior note	-	(65,000)
Repayments to related parties	-	(1,728,225)
Proceeds from third party loans	-	556,719
Repayments to third party loans	-	(1,948,132)
Net cash provided by financing activities	350,473	12,659,188

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	221,326	(289,257)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,393,621)	2,748,402

CASH AND CASH EQUIVALENTS, beginning of year	4,593,634	1,845,232

CASH AND CASH EQUIVALENTS, end of year	$200,013	$4,593,634

SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$29,957	$46,450
Interest paid	$51,333	$65,679

SUPPLEMENTAL NON-CASH FLOWS INFORMATION
Offering costs paid in the prior period	$-	$93,536
Beneficial conversion feature resulted from issuance of convertible notes	$-	$749,062
Fair value of warrants issued to underwriter	$-	$175,349
Fair value of warrants issued to consultant	$-	$856,170
Fair value of common stock issued to consultant	$82,000	$819,332
Vesting of employee stock compensation	$11,111	$-
Recognition of operating right-of-use asset and lease liability	$-	$98,795
Recognition of accrued restoration cost in a lease	$-	$24,664
Conversion of convertible note payable, net of unamortized discounts	$1,811,070	$14,476,367
Conversion of convertible note payable, related parties	$-	$2,437,574
Financing insurance premium paid by insurance loan	$62,965	$264,563
Marketable securities received as in exchange of software developing service	$1,000,000	$-
Issuance of common stock to related parties for debts cancellation	$321,562	$-
Issuance of common stock for acquiring intangible assets	$3,553,500	$-

The accompanying notes are an integral part of these consolidated financial statements.

TREASURE GLOBAL INC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Treasure Global Inc. (“TGL” or the “Company”) is a holding company incorporated on March 20, 2020, under the laws of the State of Delaware. The Company has no substantive operations other than holding all of the outstanding shares of ZCity Sdn. Bhd. (“ZCITY”), (formerly known as Gem Reward Sdn. Bhd, underwent a name change on July 20, 2023). ZCITY was originally established under the laws of the Malaysia on June 6, 2017, through a reverse recapitalization.

On March 11, 2021, TGL completed a reverse recapitalization (“Reorganization”) under common control of its then existing stockholders, who collectively owned all of the equity interests of ZCITY prior to the Reorganization through a Share Swap Agreement. ZCITY is under common control of the same stockholders of TGL through a beneficial ownership agreement, which results in the consolidation of ZCITY and has been accounted for as a Reorganization of entities under common control at carrying value. Before and after the Reorganization, the Company, together with its subsidiaries is effectively controlled by the same stockholders, and therefore the Reorganization is considered as a recapitalization of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805-50-25. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements in accordance with ASC 805-50-45-5.

The Company, through its wholly owned subsidiary, ZCITY, engages in the payment processing industry and operate an online-to-offline (“O2O”) e-commerce platform known as “ZCITY”. The Company has extensive business interests in creating an innovative O2O e-commerce platform with an instant rebate and affiliate cashback program business model, focusing on providing a seamless payment solution and capitalizing on big data using artificial intelligence technology. The Company’s proprietary product is an internet application (or “app”) called “ZCITY App”. ZCITY App drives user app download and transactions by providing instant rebate and cashback. The Company aims to transform and simplify a user’s e-payment gateway experience by providing great deals, rewards and promotions with every use in an effort to make it Malaysia’s top reward and payment gateway platform.

On April 12, 2023, the Company entered into a share sale agreement (the “Agreement”) with Damanhuri Bin Hussien (“DBH”), an unrelated party. Pursuant to the Agreement, the Company agreed to purchase 10,000 units of ordinary shares, representing a 100% equity interest in Foodlink Global Sdn. Bhd. (“Foodlink”), along with its two wholly-owned subsidiaries, Morgan Global Sdn. Bhd (“Morgan”) and AY Food Ventures Sdn. Bhd. (“AY Food”), for a consideration of approximately $3,000 from DBH.

Foodlink, Morgan, and AY Food are engaged in the operation of sub-licensing restaurant branding and the selling and trading of food and beverage products. Since Foodlink, Morgan, and AY Food are blank check companies that were incorporated in January 2023 without any operating history prior to the acquisition, the acquisition of these entities is immaterial to the Company’s consolidated financial statements.

The accompanying  consolidated financial statements reflect the activities of TGL and each of the following entities.

Name	Background		Ownership
ZCity Sdn Bhd (formerly known as Gem Reward Sdn. Bhd.) (“ZCITY”)	● ● ●	A Malaysian company Incorporated in June 2017 Operated O2O e-commerce platform known as ZCITY	100% owned by TGL
Foodlink Global Sdn. Bhd. (“Foodlink”) *	● ● ●	A Malaysian company Incorporated in January 2023 Sub-licensing restaurant branding and selling and trading of foods and beverage products.	100% owned by TGL
Morgan Global Sdn. Bhd. (“Morgan”)*	● ● ●	A Malaysian company Incorporated in January 2023 Sub-licensing restaurant branding and selling and trading of foods and beverage products.	100% owned by Foodlink
AY Food Ventures Sdn. Bhd. (“AY Food”)*	● ● ●	A Malaysian company Incorporated in January 2023 Sub-licensing restaurant branding and selling and trading of foods and beverage products.	100% owned by Foodlink

*	Due to recurring loss from the operation of sub-licensing restaurant branding and the selling and trading of food and beverage products. The Company decided to dispose Foodlink and its subsidiaries. On May 24, 2024, the Company, Jeffrey Goh Sim Ik (the “Purchaser”) and Koo Siew Leng (the “Guarantor”) entered into a Share Sale and Purchase Agreement (the “Agreement”), in which the Company agreed to sell all of its equity interest in Foodlink and its subsidiaries Morgan and AY Food to the Purchaser, in exchange for a total of $148,500, of which shall be payable by the Purchaser to the Company as follows: (i) an initial deposit payable on May 24, 2024; and (ii) the balance of the purchase price payable in eight installment payments starting from May 24, 2024.

The Company recognized a gain from disposal of Foodlink and its subsidiaries amounted to $203,333. However, the disposal did not have material impact to the Company’s operations and its consolidated financial statements.

Note 2 – Summary of significant accounting policies

Going concern

In assessing the Company’s liquidity and the significant doubt about its ability to continue as a going concern, the Company monitors and analyzes cash on hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company has financed its operations primarily through cash flows from contributions from stockholders, issuance of convertible notes from third parties and related parties, related party loans, its initial underwritten public offering (the “Offering”), its underwritten public offering (the “November 2023 Offering”), and its market offering (the “Market Offering”)

The Company’s management has considered whether there is substantial doubt about its ability to continue as a going concern due to: (1) recurring loss from operations of approximately $6.1 million for the year ended June 30, 2024; (2) accumulated deficit of approximately $38.0 million as of June 30, 2024; and (3) net operating cash outflow of approximately $4.7 million for the year ended June 30, 2024.

On August 15, 2022, the Company closed its Offering of 32,857 (2,300,000 pre reverse split) shares of common stock, par value $0.00001 per share, at $280 ($4.00 pre reverse split) per share. The Company received aggregate net proceeds from the closing of approximately $8.2 million, after deducting underwriting discounts, commissions, fees, and other estimated offering expenses.

From February 2023 to June 2023, the Company issued two convertible notes to a third party, in an aggregate principal amount of $5,500,000. Upon completion of these transactions, the Company received $5,060,000 in net proceeds from this third party, net of debt discount. The convertible notes accrue or will accrue interest expense at 4% per annum and have a 12-month term.

On November 30, 2023, the Company closed its November 2023 Offering of (i) 371,628 (26,014,000 pre reverse split) shares of common stock, par value $0.00001 per share, at a public offering price of $0.10 per share of Common Stock and (ii) 14,000,000 pre-funded warrants (the “Pre-Funded Warrants”), each with the right to purchase 0.01 (one share pre reverse split) of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrants. Upon closing of the November 2023 Offering, the Company received an aggregated net proceed of approximately $3.5 million, after deducting underwriting discounts, and non-accountable expense.

On March 22, 2024, the Company and H.C. Wainwright & Co., LLC, (the “Manager”) entered into a marketing offering agreement (“Marketing Offering Agreement”). Pursuant to the Marketing Offering Agreement, the Company intends to issue and sell through or to the Manager, as sales agent and / or principal from time to time of the Company’s common stock at the Market Offering. For the year ended June 30, 2024, the Company received an aggregated net proceed of approximately $0.4 million, net of broker fee from issuance of 94,889 shares of common stock which sell through or to the Manager.

As disclosed in Note 18, the Company received net proceed of $2,457,456, net of broker fee from issuance of 1,583,418 shares of common stock which sell through or to the Manager related to the Marketing Offering Agreement.

Despite receiving the net proceeds from the offerings, and issuance of convertible notes, the Company’s management is of the opinion that it will not have sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due starting from one year from the date of this report due to the recurring loss. Therefore, management has determined that there is a significant doubt about its ability to continue as a going concern. If the Company is unable to generate significant revenue, it may be required to curtail or cease its operations. Management is trying to alleviate the going concern risk through the following sources:

●	Equity financing to support its working capital;

●	Financial support and credit guarantee commitments from the Company’s related parties.

There, however, is no guarantee that the substantial doubt about the Company’s ability to continue as a going concern will be alleviated.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Enterprise wide disclosure

The Company’s Chief Operating Decision Makers (CODM), which include the Chief Executive Officer and their direct reports, review financial information presented on a consolidated basis. This information is accompanied by a breakdown of revenues from different revenue streams, facilitating resource allocation and financial performance evaluation. The reporting of operating segments aligns with the internal reports provided to the CODM, a group composed of specific members of the Company’s management team.

Following the disposal of Foodlink and its subsidiaries, along with their food and beverage product distribution and sublicensing operation on May 24, 2024, the Company now operates under a single segment which is payment processing and e-commerce operation in its ZCITY platform as of June 30, 2024.

Use of estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the estimated retail price per point and estimated breakage to calculate the revenue recognized in our loyalty program revenue, useful lives of property and equipment, impairment of long-lived assets, allowance for credit loss, write-down for estimated obsolescence or unmarketable inventories, realization of deferred tax assets and uncertain tax position, fair value of our stock price to determine the beneficial conversion feature (“BCF”) within the convertible note, fair value of the stock-based compensation, fair value of the marketable securities, and fair value of the warrants issued. Actual results could differ from these estimates.

Foreign currency translation and transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive loss.  The reporting currency of the Company is United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. The Company’s subsidiaries in Malaysia conducts their businesses and maintains their books and record in the local currency, Malaysian Ringgit (“MYR” or “RM”), as its functional currency. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive gain or loss within the consolidated statements of changes in stockholders’ deficiency. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Translation of foreign currencies into US$1 have been made at the following exchange rates for the respective periods:

	As of
	June 30, 2024	June 30, 2023
Period-end MYR: US$1 exchange rate	4.72	4.67

	For the years ended June 30,
	2024	2023
Period-average MYR: US$1 exchange rate	4.69	4.53

Cash and cash equivalents

Cash is carried at cost and represent cash on hand, time deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less. Cash equivalents consist of funds received from customer, which funds were held at the third-party platform’s fund account, and which are unrestricted and immediately available for withdrawal and use.

Accounts receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest. The Company provides various payment terms from cash due on delivery to 90 days based on customer’s credibility. Accounts receivable include money due from sales of health care product on its ZCITY platform as well as sublicensing revenue, and sales of food and beverage products. Starting from July 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Company used a modified retrospective approach, and the adoption does not have material impact on our consolidated financial statements. The carrying value of accounts receivable is reduced by an allowance for credit losses that reflects the Company’s best estimate of the amounts that will not be collected. An allowance for credit losses is recorded in the period when a loss is probable based on an assessment of specific evidence indicating collection is unlikely, historical bad debt rates, accounts aging, financial conditions of the customer and industry trends. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance for credit losses when it is considered necessary. Account balances are charged off against the allowance for credit losses after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of June 30, 2024 and 2023, the Company recorded $1,100, and $214 of allowance for credit loss, respectively.

For the years ended June 30, 2024 and 2023, the Company record $182,544 and $601 additional allowance for credit loss against accounts receivable, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, cost being determined on a first in first out method. Costs include gift card or “E-voucher” pin code which are purchased from the Company’s suppliers as merchandized goods or store credit. Costs also included health care products, foods and beverage products which are purchased from the Company’s suppliers as merchandized goods. Management compares the cost of inventories with the net realizable value and if applicable, an allowance is made for writing down the inventory to its net realizable value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. For the years ended June 30, 2024 and 2023, $483 and $0 write-down for inventories were recorded, respectively.

Other receivables and other current assets, net

Other receivables and other current assets consist of prepayment made by the Company to third parties for cyber security service, director & officer liability insurance (“D&O Insurance”), and other professional fee. Other receivables and other current assets also include refundable advance to third party service provider, and other deposits.

Starting from July 1, 2023, the Company adopted ASC Topic 326 on its other receivables using the modified retrospective approach. The new credit loss guidance replaces the old model for measuring the allowance for credit losses with a model that is based on the expected losses rather than incurred losses. Under the new accounting guidance, the Company measures credit losses on its other receivables using the current expected credit loss model under ASC 326. As of June 30, 2024 and 2023, the Company provided allowance for credit loss of $212,758 and $0, respectively.

Prepayment

Prepayments and deposits are mainly cash deposited or advanced to suppliers for future inventory purchases. This amount is refundable and bears no interest. For any prepayments determined by management that such advances will not be in receipts of inventories, services, or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of June 30, 2024 and 2023, the Company did not record allowance for doubtful account against prepayment.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Expected useful lives
Computer and office equipment	5 years
Furniture and fixtures	3-5 years
Motor vehicles	5 years
Leasehold improvement	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

The Company’s acquired intangible assets with definite useful lives only consist of internal used software. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its internal use software with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated economic lives, which is determined to be approximately one to five years.

Impairment for long-lived assets

Long-lived assets, including property and equipment, and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2024 and 2023, no impairment of long-lived assets was recognized.

Investment in marketable securities

Investments in marketable securities, net, consist of investments in listed shares, which are listed on Nasdaq. Marketable securities are accounted for under ASC 321 and reported at their readily determinable fair values as quoted by market exchanges with changes in fair value recorded in other (expense) income in the consolidated statements of operations and comprehensive loss. All changes in a marketable security’s fair value are reported in earnings as they occur, as such, the sale of a marketable security does not necessarily give rise to a significant gain or loss. Unrealized gains/(losses) due to fluctuations in fair value are recorded in the consolidated statements of operations and comprehensive loss. Declines in fair value below cost deemed to be other-than-temporary are recognized as impairments in the consolidated statements of comprehensive income.

Customer deposits

Customer deposits represent amounts advanced by customers on service order. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy. Additionally, customer deposits also include unamortized member subscription revenue.

Convertible notes

The Company evaluates its convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Upon conversion, the carrying amount of the convertible note, net of the unamortized discount shall be reduced by, if any, the cash (or other assets) transferred and then shall be recognized in the capital accounts to reflect the shares issued and no gain or loss is recognized pursuant to ASC Topic 470-20-40-4.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC Topic 606) for all periods presented. The core principle underlying the revenue recognition of this ASU allows the Company to recognize - revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of substantially collection.

Revenue recognition policies for each type of revenue stream are as follows:

Product revenue

-	Performance obligations satisfied at a point in time

The Company primarily sells discounted gift cards (or E-vouchers) from retailers, health care products and computer products through individual order directly through the Company’s online marketplace platform and its mobile application (“ZCITY”). In addition, the Company through its subsidiaries, Morgan and AY Food, engages in sales of food and beverage products. When the Company is acting as a principal in the transaction, the Company accounts for the revenue generated from its sales of E-vouchers, health care products, computer products, and food and beverage product on a gross basis as the Company is responsible for fulfilling the promise to provide the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, the Company assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators in accordance with ASC 606-10-55-36 through 40. The Company determined that it is primarily responsible for fulfilling the promise to provide the specified good as the Company directly purchases and pays for in full the applicable E-voucher, health care products and computer products from the vendors prior to posting of such products for sale on its online marketplace platform and prior to taking any orders for sales of such products. Meanwhile, the Company maintained an average daily inventory of approximately $0.2 million to support an average 4.7 days of sales during the years ended June 30, 2024, which demonstrate the Company had control over the products prior to selling it to the customers as the ownership of the products did not transfer momentarily to the customer after the Company purchased the products from vendors. In addition, the Company cannot return the products to the vendors due to lack of sales which demonstrated that the Company is subject to inventory risk, and it has discretion in establishing the price of the products which has demonstrated that the Company has the ability to direct the use of that good or service and obtain substantially all of the remaining benefits.

In certain instances, the Company is acting as an agent in the transaction and is engaging in drop shipping arrangements for health care, food, and beverage products, where the products were shipped directly from the vendors to the customers. In these drop shipping transactions, the Company was not primarily responsible for fulfilling the promise to deliver the products to the customers, and as a result, did not exercise control over the goods or assume any inventory risks. Therefore, the Company determined that revenue from sales of products under the drop shipping arrangements were recognized on a net basis.

The Company recognizes the sales of E-vouchers, health care products, computer products, and food and beverage products revenue when the control of the specified goods is transferred to its customer. No refund or return policy is provided to the customer. Payment is received before the goods are delivered to customers, as such no financing component has been recognized as the payment terms are for reasons other than financing. The products are sold without any warranty provided. For the years ended June 30, 2024 and 2023, approximately $0.4 and $1.8 million of product revenues are related to non-spending related activities with the same amount recorded as selling expenses, respectively.

Loyalty program

-	Performance obligations satisfied at a point in time

The Company’s ZCITY reward loyalty program allows members to earn points on purchases that can be redeemed for rewards that include discounts on future purchases. When members purchase the Company’s product or make purchase with the Company’s participated vendor through ZCITY, the Company allocate the transaction price between the product and service, and the reward points earned based on the relative stand-alone selling prices and expected point redemption. The portion allocated to the reward points is initially recorded as contract liability and subsequently recognized as revenue upon redemption or expiration.

The two primary estimates utilized to record the contract liabilities for reward points earned by members are the estimated retail price per point and estimated breakage. The estimated retail price per point is based on the actual historical retail prices of product purchased or service obtained through the redemption of reward points. The Company estimate breakage of reward points based on historical redemption rates. The Company continually evaluates its methodology and assumptions based on developments in retail price per point redeemed, redemption patterns and other factors. Changes in the retail price per point and redemption rates have the effect of either increasing or decreasing the contract liabilities through current period revenue by an amount estimated to represent the retail value of all points previously earned but not yet redeemed by loyalty program members as of the end of the reporting period.

Transactions revenue

-	Performance obligations satisfied at a point in time

The transactions revenues primarily consist of fees charged to merchants for participating in ZCITY upon successful sales transaction and payment service taken place between the merchants and their customers online.

The Company earns transaction revenue from merchants when transactions are completed on certain retail marketplaces. Such revenue is generally determined as a percentage based on the value of merchandise or services being sold by the merchants. In connection with the transaction revenue, the Company offers to share the profit of the transaction (“agent commission”) to the agents who has referred merchants to participating in Company’s online marketplace platform and in ZCITY. Transaction revenue is recognized, net of agent commission, in the consolidated statements of operations at the time when the underlying transaction is completed.

Member subscription revenue

-	Performance obligations satisfied over time

In order to attract more customer to engage with the Company’s online marketplace and in ZCITY, the Company provides membership subscription to the customers to join the Zmember program, a membership program that provides member with benefits which included exclusive saving, bonus, and referral rewards. Member subscription revenue primarily consists of fees charge to customers who sign up for Zmember. As the Company provides customers with 6 months member subscription service in general, member subscription revenue is recognized in the consolidated statement of operation over time across the subscription period.

Sublicense revenue

-	Performance obligations satisfied over time

The Company, through its wholly-owned subsidiaries, Morgan and AY Food, generates revenue by sublicensing the right to use the Licensor’s Trademark to its customers for the period from July 1, 2023 to May 24, 2024. Since the sublicense fee is charged to customers on a monthly basis throughout the contractual period, the Company recognizes sublicense revenue in the consolidated statements of operations over the duration of the contract. Furthermore, the Company establishes itself as the principal in these arrangements, as it possesses the latitude to establish pricing and assumes the inventory risk associated with fulfilling the minimum payment obligations to the Trademark’s licensor regardless of the number of sublicensees engaged by the Company during the license period.

Disaggregated information of revenues by products/services are as follows:

	For the years ended June 30,
	2024	2023
Gift card or “E-voucher” revenue (1)	$20,042,191	$68,050,624
Health care products, computer products, and food and beverage products revenue (1)	1,289,846	324,209
Loyalty program revenue (1)	123,825	524,854
Transaction revenue (1)	61,241	75,274
Member subscription revenue (2)	375,949	383,538
Sublicense revenue (2)	173,777	49,820
Total revenues	$22,066,829	$69,408,319

(1)	Revenue recognized at a point in time.

(2)	Revenue recognized over time.

Cost of revenue

Cost of revenue sold mainly consists of the purchases of the gift card or “E-voucher” pin code, and health care products which is directly attributable to the sales of product on the Company’s online marketplace platform. In addition, cost of revenue sold also consists of purchase of food and beverage products for resales and license payment to Trademark’s licensor for sublicense revenue.

Advertising costs

Advertising costs amounted to $1,280,393 and $3,494,347 for the years ended June 30, 2024 and 2023 respectively.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, and related expenses for the Company’s research and product development team. Research and development expenses amounted to $513,524 and $549,065 for the years ended June 30, 2024 and 2023, respectively.

Defined contribution plan

The full-time employees of the Company are entitled to the government mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan. Total expenses for the plans were $218,945 and $208,190 for the years ended June 30, 2024 and 2023, respectively.

The related contribution plans include:

●	Social Security Organization (“SOSCO”) – 1.75% based on employee’s monthly salary capped of RM 4,000;

●	Employees Provident Fund (“EPF”) – 12% based on employee’s monthly salary;

●	Employment Insurance System (“EIS”) – 0.2% based on employee’s monthly salary capped of RM 4,000;

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the years ended June 30, 2024 and 2023.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

The Company conducts much of its business activities in Malaysia and is subject to tax in its jurisdiction. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

Stock-based compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to its officers, third party consultant and former director as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of stock-based awards granted are estimated as of the grant date using the Black-Scholes-Merton option-pricing model while the fair value of each common stock granted are estimated using the Company’s closing stock price on the grant date. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the common stock of the Company, expected life of stock options, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if the Company uses different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Net loss refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of stockholders’ deficiency. Other comprehensive loss is excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Loss per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average common stock outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended June 30, 2024 and 2023, 1,428 (100,000 pre reverse split) contingent shares to be issued to the underwriters are excluded in the diluted EPS calculation due to its anti-diluted effect, respectively.

Fair value measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value for certain assets and liabilities such as cash and cash equivalents, accounts receivable, inventories, other receivables and other current assets, prepayments, accounts payable, customers deposits, contract liabilities, other payables and accrued liabilities have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its related party loan, insurance loan, and convertible notes approximates fair value based on current yields for debt instruments with similar terms. The fair value of investment in marketable securities is based on market price in an active market (Level 1) at the end of each reporting period.

The following table presents information about the Company’s financial assets that were measured at fair value on a recurring basis as of 30 June, 2024:

	June 30, 2024	Quoted Prices in Active Market (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Input (Level 3)
	$	$	$	$
Assets:
Investment in marketable securities	171,633	171,633	-	-

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Lease

Effective July 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

If any of the following criteria are met, the Company classifies the lease as a finance lease:

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;

●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or

●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Operating lease right-of-use (“ROU”) asset and lease liability are recognized at the adoption date of July 1, 2022 or the commencement date, whichever is earlier, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU asset to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU asset and liability do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee.

The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease.

The Company reviews the impairment of its ROU asset consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liability in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows. For the years ended June 30, 2024 and 2023, the Company did not recognize impairment loss on its operating lease ROU asset.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

-Recent accounting pronouncements not yet adopted

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 47020) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 81540): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which is intended to simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The guidance allows for either full retrospective adoption or modified retrospective adoption. The guidance is effective for the Company in the first quarter of fiscal year 2025 and early adoption is permitted. The Company is evaluating the impact the adoption of this guidance will have on its condensed consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting: Improvements to reportable Segment Disclosures (“ASU 2023-07”), which enhances the disclosure required for reportable segments in annual and interim consolidated financial statements, including additional, more detailed information about a reportable segment’s expenses. ASU 2023-07 will be effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of the pending adoption of AUS 2023-07 on its unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update enhances the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-07 will have on its annual and interim disclosures.

-Recently adopted accounting pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning July 1, 2023 as the Company is qualified as an emerging growth company. The Company has adopted of this standard on July 1, 2023, the adoption did not have a material impact on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

Note 3 – Accounts receivable, net

	As of June 30, 2024	As of June 30, 2023

Accounts receivable	$1,100	$163,383
Provision for estimated credit losses	(1,100)	(214)
Total accounts receivable, net	$-	$163,169

Movements of provision for accounts receivable’s estimated credit losses are as follows:

	As of June 30, 2024	As of June 30, 2023

Beginning balance	$214	$227
Addition	182,544	601
Write-off	-	(601)
Disposal of subsidiaries	(180,792)	-
Exchange rate effect	(866)	(13)
Ending balance	$1,100	$214

Note 4 – Inventories, net

Inventories consist of the following:

	As of June 30, 2024	As of June 30, 2023

Gift card (or E-voucher)	$27,467	$378,710
Nutrition products	-	8,383
Food and beverage products	-	13,450
Total	$27,467	$400,543

Note 5 – Other receivables and other current assets, net

	As of June 30, 2024	As of June 30, 2023

Deposits (i)	$120,880	$59,486
Prepaid tax	20,752	1,595
Prepaid expense (ii)	45,201	552,044
Software development deposit (iii)	84,823	-
Other receivable (iv)	127,226	-
Total other receivables and other current assets	398,882	613,125
Provision for estimated credit loss	(212,053)	-
Total other receivables and other current assets, net	$186,829	$613,125

(i)	The balance of deposits mainly represented deposit made by the Company to a third-party service provider to secure the service, security deposit consists of rent and utilities, and others. As of June 30, 2024 and 2023, $106,028 and $0 estimated credit loss was recorded against doubtful receivables.

(ii)	The balance of prepaid expense mainly represented prepayment made by the Company to third parties for cyber security service, director & officer liability insurance (“D&O Insurance”) or other professional service.

In July 2022, the Company entered into an IT service agreement (“Service Agreement”) with a third party. Pursuant to the Service Agreement, the third party will provide IT and advisory service to the Company to enhance its cyber security for a two-year period with a consideration of $477,251. The Company amortized the prepaid expense related to Service Agreement based on the service performed and completed during each period. As of June 30, 2024, the prepaid expense pertained to the Service Agreement has been fully amortized.

In February 2024, the Company purchased a D&O Insurance premium amounting $74,078 which covers a period of twelve months, to be expired on February 24, 2025. As of June 30, 2024, the balance of prepaid expenses pertaining to the D&O Insurance amounted to $42,812.

(iii)

The balance of Software development deposit consists as following:

On July 20, 2023, the Company entered into a software development agreement (the “Agreement”) with Nexgen Advisory Sdn Bhd (“Nexgen”), an unrelated third party. Pursuant to the Agreement, the Company engaged with Nexgen in software development related to the creation of an artificial intelligence-powered travel platform. As of September 30, 2023, the Company had made a $209,768 service deposit to Nexgen; however, the service had not yet commenced. On September 25, 2023, the Company terminated the Agreement with Nexgen. As of June 30, 2024, $121,945 of the service deposit were refunded by Nexgen. The remaining deposit of $84,823 is expected to recover by end of June 2025. As of June 30, 2024 and 2023, $42,412 and $0 estimated credit loss was recorded against the software development deposits.

(iv)

The balance of other receivable consists as following:

On May 24, 2024, the Company has disposed all of its equity interest in Foodlink and its subsidiaries Morgan and for a consideration of $148,500. As of June 30, 2024, the Company has collected $21,274 from the Purchaser, and the remaining is expected to be fully repaid by January 2025. As of June 30, 2024 and 2023, $63,613 and $0 estimated credit loss was recorded against other receivable.

Movements of provision for other receivables’ estimated credit loss are as follows:

	As of June 30, 2024	As of June 30, 2023

Beginning balance	$-	$-
Addition	212,758	-
Exchange rate effect	(705)	-
Ending balance	$212,053	$-

Note 6 – Prepayments

	As of June 30, 2024	As of June 30, 2023

Deposits to suppliers	$358,526	$248,551

Note 7 – Property and equipment, net

Property and equipment, net consist of the following:

	As of June 30, 2024	As of June 30, 2023

Computer and office equipment	$154,772	$142,520
Furniture and fixtures	72,778	73,355
Motor vehicle	82,290	83,185
Leasehold improvement	131,369	132,797
Subtotal	441,209	431,857
Less: accumulated depreciation	(267,531)	(152,257)
Total	$173,678	$279,600

Depreciation expense for the years ended June 30, 2024 and 2023 were amounted to $117,907 and $108,483, respectively.

Note 8 – Intangible assets, net

Intangible assets, net consisted of the following:

	As of June 30,	As of June 30,
	2024	2023

Internal use software development	$3,743,716	$-
Less: accumulated amortization	(612,780)	-
Total intangible assets, net	$3,130,936	$-

Amortization expense for the years ended of June 30, 2024 was amounted to $612,909 and $0, respectively.

The following table sets forth the Company’s amortization expense for the next five years ending:

Amortization
expenses
Twelve months ending June 30, 2025	$795,017
Twelve months ending June 30, 2026	636,143
Twelve months ending June 30, 2027	636,143
Twelve months ending June 30, 2028	636,143
Twelve months ending June 30, 2029	427,490
Total	$3,130,936

Note 9 – Investment in marketable securities

On July 19 2023 (“Commencement Date”), the Company entered into a software developing agreement (“Developing Agreement”) with VCI Global Limited (“VCI”), an unrelated third party for collaboration and co-operating in the development of an artificial intelligence powered travel platform, the (“Platform”). Pursuant to the Software Development Agreement, VCI shall remit payment of cash in $1,000,000 or issuance and the allotment of ordinary shares in VCI with an equivalent value of $1,000,000 (“VCIG Shares”) within ten business days from the Commencement Date to the Company as service consideration. Both the Company and VCI had agreed that VCI to issued 286,533 shares of VCIG Shares at $3.49 per share based on 5-day volume weighted average price to the Company as a service consideration in developing above mentioned Platform. The VCIG Shares shall be issued on a restricted stock basis for a period of six (6) months from the commencement date of the Software Developing Agreement.

Movements in investment in marketable securities are as follows:

	As of June 30, 2024	As of June 30, 2023
At fair value
Beginning balance	$-	$-
Addition	1,000,000	-
Fair value loss recognized for the year	(828,367)	-
Closing balance	$171,633	$-

For the years ended June 30, 2024 and 2023, unrealized loss on marketable equity securities were $828,367 and $0, respectively.

Note 10 – Loans and notes

Insurance loan

On February 28, 2023, the Company entered into a loan agreement with First Insurance Funding, a third party (the “Premium Finance Agreement”), pursuant to which First Insurance Funding provided the Company with a short-term loan (“Insurance loan 1”) amounted to $264,563 with interest rate of 5.9% per annum to be due in ten equal monthly instalments of $27,177. As of June 30, 2024, the Insurance loan 1 has been paid in full. In February 2024, the Company entered into another loan agreement with First Insurance Funding, to obtain a short term loan (“Insurance loan 2”) of $74,078 with interest rate of 9.5% to be due in ten equal monthly instalments of $6,573. As of June 30, 2024, the remaining balance of Insurance loan 2 was amounted to $38,371. The funds from Insurance Loan 1 and 2 were exclusively allocated towards the payment of the Directors and Officers (D&O) insurance as indicated on Note 5. For the years ended June 30, 2024 and 2023, interest expenses pertained to the insurance loan amounted to $4,465 and $4,437 respectively.

Loans from third parties

The Company entered into a loan agreement with Agtiq Solutions Sdn Bhd, a third party (the “Agtiq Loan Agreement”) dated June 27, 2022, pursuant to which Agtiq Solutions Sdn Bhd provided the Company with a revolving loan facility to borrow up to RM 3,000,000 (approximately $0.7 million) bearing interest at 3.5% per annum, which is payable on demand. As of June 30, 2022, the Company had balance outstanding from this facility amounted to $668,923. On July 12, 2022, the Company repaid the remaining balance in full.

The Company entered into a loan agreement with Technovative Hub Sdn Bhd, a third party (the “Technovative Loan Agreement”) date June 27, 2022, pursuant to which Technovative Hub Sdn Bhd provided the Company with a revolving loan facility to borrow up to RM 4,000,000 (approximately $1.0 million) bearing interest at 3.5% per annum, which is payable on demand. As of June 30, 2022, the Company had balance outstanding form this facility amounted to $748,724. In July 2022, the Company had withdrew additional $567,215 from this facility under the Technovative Loan Agreement and repaid the remaining balance in full on July 18, 2022.

For the years ended June 30, 2024 and 2023, interest expenses related to the aforementioned loans from third parties amounted to $0 and $2,515, respectively.

Convertible notes

The Company evaluated the convertible notes agreement under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms required bifurcation and liability classification.

On November 13, 2020, the Company issue a convertible note, to an accredited investor, in the aggregate principal amount of $2,123,600. Pursuant to the agreement, the note bear an interest rate of 13.33% per annum, payable (i) on December 31, 2020; (ii) during calendar year 2021, monthly on the last day of each month and (iii) during calendar years 2022 and 2023 until the Maturity Date, semiannually on each June 30 and December 31; provided that for calendar year 2023 the final interest payment date shall be the Maturity Date. The Company evaluated the convertible notes agreement under ASC 815, which generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms in the convertible notes required bifurcation and liability classification. However, the Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price ($4.00) was below the market price ($5.48) as per an enterprise per share value appraised from an independent third party, and the convertible notes contained a beneficial conversion feature.

In addition, notes issuance costs in connection with this note were $212,360 and reduced the carrying value of the convertible notes as a debt discount. The carrying value, net of debt discount, will be accreted over the term of the convertible notes from date of issuance to date of maturity using effective interest rate method. For the year ended June 30, 2024 and 2023, amortization of debt discount amounted to $0 and $46,296, respectively.

Upon completion of the Company’s Offering on August 15, 2022, the above mentioned convertible note balance, net of unamortized discount amounted to $1,877,620 was converted into 7,585 (530,900 pre reverse split) shares of the Company’s common stock. Meanwhile, additional 228 (15,927 pre reverse split) shares of common stock were issued to this accredited investor as success fees.

On January 3, 2022, the Company had entered into a loan agreement (the “Tophill Loan Agreement 1”) with a third party to borrow up to approximately $4.8 million with up to 3.5% per annum interest rate. The loan is due on demand together with interest accrued thereon. On March 14, 2022, the Company and above mentioned third party had made amendment to the Tophill Loan Agreement 1. Pursuant to the amendment, the aggregate outstanding principal amount of all Loans plus any accrued and unpaid interest (“Loan balance”) thereon as of the closing date of the IPO shall automatically converted into a number of shares of the Company’s common stock equal to the Loan balance divided by 80% of the public offering price of the Company’s common stock in the IPO; and the loan agreement shall terminate and no additional amounts under the loan agreement will be available to the Company and after taking into consideration the conversion of the Loan balance, no amount under any loan shall be outstanding. In addition, the Company entered into another Loan Agreement (the “Tophill Loan Agreement 2”) dated May 13, 2022 with Tophill, pursuant to which Tophill provided the company with a revolving loan facility to borrow up to RM 50,000,000 (approximately $11.9 million) bearing interest at 3.5% per annum, which is payable on demand. Meanwhile, the agreement provides that (i) all principal and accrued and unpaid interest outstanding under the Tophill Loan Agreement 2 on the closing of the Company’s initial public offering will automatically be converted into shares of the Company’s common stock at a conversion price that is equal to 80% of the initial public offering price and (ii) the Tophill Loan Agreement 2 terminates on the closing date of the Company’s initial public offering. The Company evaluated the loan agreement under ASC 815, which generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms in the loan required bifurcation and liability classification. However, the Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance. The Company evaluated the loan for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price ($4.38) was below the market price ($5.48) as per an enterprise per share value appraised from an independent third party, and the loan contained a beneficial conversion feature. The carrying value, net of debt discount, will be accreted over the term of the loan from date of issuance to the date of maturity using effective interest rate method, recorded as current liabilities.

For the years ended June 30, 2024 and 2023, amortization of debt discount amounted to $0 and $950,360 pertained to aforementioned convertible notes, respectively.

Upon completion of the Company’s Offering on August 15, 2022, the remaining principal and accrued interest balance related to Tophill Loan Agreement 1 and Agreement 2 amounted to $8,639,307 was converted into 39,384 (2,756,879 pre reverse split) shares of the Company’s common stock.

In May, June, July, September, October, and December 2021, the Company issued various batches of convertible notes to 10 accredited investors which included 5 third parties in the aggregate principal amount of $3,580,488 and 5 related parties in the aggregate principal amount of $2,437,574. Pursuant to the agreement, the maturity date is 36 months after the issuance, provided that if an IPO listing is not successful, the accredited investors should be entitled to require the Company to redeem the convertible notes at the subscription/conversion of $6.90 per share along with interest payable at the rate of 12.0% per annum. The Company also evaluated the convertible notes agreement under ASC 815 and determined none of the embedded terms in the convertible notes required bifurcation and liability classification. However, the Company was required to determine if the debt contained a BCF and determined that the conversion price ($6.90) was above the market price ($5.48) as per an enterprise per share value appraised from an independent third party, and the convertible notes do not contain a beneficial conversion feature. As a result, the Company record the proceeds received from these convertible notes as a liability in its entirely. Upon completion of the Company’s Offering on August 15, 2022, the balance of these convertible notes amounted to $6,018,062 was converted into 12,460 (872,183 pre reverse split) shares of common stock, among which, $2,437,574 was converted into 5,047 (353,272 pre reverse split) shares of common stock are belonged to the related parties.

On February 28, 2023, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with YA II PN, Ltd., (“YA II PN”), a third party. Pursuant to the Securities Purchase agreement, YA II PN agreed to purchase two unsecured convertible notes, in the aggregate principal amount of up to $5,500,000.00 in a private placement (the “Private Placement”) for a purchase price with respect to each convertible note of 92% of the initial principal amount of such convertible notes. The convertible notes  accrue or will accrue interest at 4.0% per annum and has a 12-month term after disbursement. The conversion price, as of any conversion date or other date of determination, is the lower of (i) $1.6204 per share of Common Stock (the “Fixed Conversion Price”) or (ii) 93% of the lowest volume-weighted average price (“VWAP”) of the common shares on the primary market during the 10 consecutive trading days immediately preceding the date on which YA II PN exercises its conversion right in accordance with the requirements of the applicable convertible debenture or other date of determination, but not lower than $0.25 per share (the “Floor Price”). The conversion price will be subject to adjustment to give effect to any stock dividend, stock split or recapitalization.

YA II PN may not during any calendar month convert more than an aggregate of the greater of (a) 25% of the aggregate dollar value traded on the Primary Market during such calendar month or (b) $1,100,000 of principal amount of the Convertible Debentures (plus accrued and unpaid Interest) utilizing the variable conversion price. This limitation shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default, and (ii) with respect to any conversions utilizing the Fixed Conversion Price. This limitation may be waived with the consent of the Company. Notwithstanding anything to the contrary contained above, the Company shall not issue more than 49,370 (3,455,894 pre reverse split) shares of Common Stock (the “Exchange Cap”) pursuant to the terms of the Convertible, except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holder of the Convertible Debentures. It is a closing condition to the purchase by the Buyer of the $3,500,000 Convertible Debenture that such shareholder approval be obtained.

As of June 30, 2023, YA II PN purchased two unsecured convertible notes consist of $2,000,000 (“Tranche 1”) and $3,500,000 (“Tranche 2”) in principal amount. The Company evaluated the Securities Purchase Agreement under ASC 815, which generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms in the convertible notes required bifurcation and liability classification. However, the Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance. The Company evaluated the convertible notes for a beneficial conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company determined that the conversion price of Tranche 1 ($1.55) and Tranche 2 ($1.30), was below the market price of Tranche 1 ($1.56) and Tranche 2 ($1.38) as per stock price listed in the stock market on February 28, 2023, and June 14, 2023, respectively, therefore, the convertible notes contained a beneficial conversion feature. For the year ended June 30, 2024, $1,782,710 of these convertible notes along with $28,360 accrued interest was converted into 40,322 (2,822,472 pre reverse split) shares of common stock.

On September 28, 2023, a Floor Price trigger event occurred as the Company’s daily VWAP is less than the Floor Price. According to the Securities Purchase Agreement, the Company was obligate to make monthly payments starting on the 10th day after the Trigger Date, consisting of the lesser of $1,000,000 or the outstanding principal amount (the “Triggered Principal Amount”), a 7% redemption premium on the Triggered Principal Amount, and accrued unpaid interest. For the year ended June 30, 2024, the Company has remit $284,790 redemption premium to YA II PN as a result of Floor Price triggering event.

In December and October 2023, the Company has collectively repaid $3,367,290 principal balance pertained to above mentioned convertible notes.

In addition, 8% of purchase discount in connection with above mentioned convertible notes amounted to $440,000 reduced the carrying value of the convertible note as a debt discount. The carrying value, net of debt discount, will be accreted over the term of the convertible note from date of issuance to date of maturity using effective interest rate method. For the year ended June 30, 2024, amortization of debt discount were $358,284 pertained to convertible notes from YA II PN. As of June 30, 2024 and 2023, the convertible notes payable, net from YA II PN was amounted to $0 and $4,791,716, respectively.

The Company has convertible notes payable, net of unamortized discounts as follows:

	Face value of convertible notes payable	Unamortized debt discounts	Convertible notes payable, net of unamortized discounts	Third parties	Related parties
June 30, 2022 balance	14,108,876	(717,260)	13,391,616	10,954,042	2,437,574
Issuance of convertible notes	8,172,093	(1,189,074)	6,983,019	6,983,019	-
Amortization of debt discounts	-	1,290,050	1,290,050	1,290,050	-
Conversion	(17,130,969)	245,980	(16,884,989)	(14,447,415)	(2,437,574)
Exchange rate effect	-	12,020	12,020	12,020	-
June 30, 2023 balance	$5,150,000	$(358,284)	$4,791,716	$4,791,716	$-
Amortization of debt discounts	-	358,284	358,284	358,284	-
Repayments	(3,367,290)	-	(3,367,290)	(3,367,290)	-
Conversion	(1,782,710)	-	(1,782,710)	(1,782,710)	-
June 30, 2024 balance	$-	$-	$-	$-	$-

For the years ended June 30, 2024 and 2023, interest expenses related to the aforementioned convertible notes amounted to $69,041 and $85,184, respectively.

Note 11 – Other payables and accrued liabilities

	As of June 30, 2024	As of June 30, 2023
Accrued professional fees (i)	$202,000	$233,600
Accrued promotion expenses (ii)	-	39,538
Accrued payroll	69,147	157,542
Accrued interest (iii)	2,375	79,936
Payables to merchant from ZCITY platform (iv)	201,338	174,056
Others	33,797	38,724
Total other payables and accrued liabilities	$508,657	$723,396

(i)	Accrued professional fees

The balance of accrued professional fees represented amount due to third parties service providers which include mobile application developing, marketing consulting service, IT related professional service, audit fee, tax filing fee, and consulting fee related to capital raising.

(ii)	Accrued promotion expense

The balance of accrued promotion expense represented the balance of profit sharing payable to the Company’s merchant and subscribed agents to promote business growth.

(iii)	Accrued interest

The balance of accrued interest represented the balance of interest payable from convertible notes aforementioned in Note 10.

(iv)	Payables to merchants from ZCITY platform

The balance of payables to merchants from ZCITY platform represented the amount the Company collected on behalf of merchant from its customer through the Company’s ZCITY platform.

Note 12 – Related party balances and transactions

Related party balances

Other receivable, a related party

Name of related party	Relationship	Nature	As of June 30, 2024	As of June 30, 2023
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is the common shareholder	Equipment rental deposit	$12,246	$12,379

Other payables, related parties

Name of Related Party	Relationship	Nature	As of June 30, 2024	As of June 30, 2023
True Sight Sdn Bhd	Su Huay “Sue” Chuah, the Company’s Former Chief Marketing Officer is the shareholder of this entity	Consulting fee	$-	$345
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Operating expense paid on behalf	761	1,315
Total			$761	$1,660

Amount due to related parties

Name of Related Party	Relationship	Nature	As of June 30, 2024	As of June 30, 2023
Chong Chan “Sam” Teo	Former Directors,Former Chief Executive Officer, and Shareholder of TGL	Interest-free loan, due on demand	$-	$186,579
Kok Pin “Darren” Tan	Shareholder of TGL	Interest-free loan, due on demand	-	134,381
Total			$-	$320,960

Related party loan

On December 7, 2020, the Company obtained right of use of a vehicle through signing a trust of deed with Chan Chong “Sam” Teo, the Chief Executive Officer and a shareholder of TGL. In return, the Company is obligated to remit monthly installment auto loan payment related to this vehicle on behalf of the related party mentioned above. The total amount of loan that the Company is entitled to repay is approximately $27,000 (RM 114,000). The auto loan bear 5.96% of interest rate per annum with 60 equal monthly installment payment due on the first of each month. As of June 30, 2024, such loan has an outstanding balance of $9,081, of which $2,743 due after 12 months period and classified as related party loan, non-current portion. The interest expense was $1,414 and $1,779 for the years ended June 30, 2024 and 2023, respectively.

Related party transactions

Revenue from related parties

Name of Related Party	Relationship	Nature	For the year ended June 30, 2024	For the year ended June 30, 2023
Matrix Ideal Sdn Bhd	Yu Weng Lok is a common shareholder	Sales of products	$-	126

Purchase from related parties

Name of Related Party	Relationship	Nature	For the year ended June 30, 2024	For the year ended June 30, 2023
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Purchase of products	$25,446	$22,036

Equipment purchased from a related party

Name of Related Party	Relationship	Nature	For the year ended June 30, 2024	For the year ended June 30, 2023
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Purchase of equipment	$14,093	$52,328

Operating expenses from related parties

Name of Related Party	Relationship	Nature	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
World Cloud Ventures Sdn Bhd	Shareholder of TGI	Operating expense	-	55,484
VCI Global Limited	Shareholder of TGI	Operating expense	15,000	-
Imej Jiwa Communications Sdn Bhd	Voon Him “Victor” Hoo, the Company’s former Chairman and Managing Director is the director of this entity	Consulting fess	-	2,744
Ezytronic Sdn Bhd	Jau Long “Jerry” Ooi is a common shareholder	Operating expense	25,278
True Sight Sdn Bhd	Su Huay “Sue” Chuah, the Company’s Former Chief Marketing Officer is a 40% shareholder of this entity	Consulting fees	40,947	290,476
Total			$81,225	$348,704

Note 13 – Stockholders’ deficiency

Common stock

Prior to October 2021, TGL is authorized to issue 10,000,000 shares having a par value of $0.00001 per share. In October 2021, TGL increased its authorized shares to 170,000,000 shares as part of the Reorganization with ZCITY, consisting of 150,000,000 shares of common stock with $0.00001 par value, and 20,000,000 shares of preferred stock with $0.00001 par value. The share capital increased of TGL presented herein is prepared on the basis as if the Reorganization became effective as of the beginning of the first period presented of shares capital of ZCITY. On February 22, 2024, a Certificate of Amendment to the Certificate of Incorporation, as amended, of the Company with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) that provides for a 1-for-70 reverse stock split (the “Split”) of its shares of common stock, par value $0.00001 per share.

1-for-70 Reverse stock split

On February 27, 2024, the Company effected a 1:70 reverse stock split of its shares of common stock. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to those after a stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively stated to reflect the effect of the reverse stock split. Upon execution of the 1-for-70 reverse stock split, the Company recognized additional 8 shares of common stock due to round up issue.

Beneficial conversion feature from issuance of convertible note

On January 3, 2022 and May 13, 2022, the Company entered into 2 loan agreements which allow the third party to convert the loan balance along with interest balance incurred into a number of shares of the Company’s common stock as of the closing date of the IPO. For the year ended June 30, 2023, the Company has withdrew additional $2,686,914 from these loan agreements. As the Company determined that loan contained a beneficial conversion feature, the Company recognized the fair value of embedded conversion feature of $537,383 in the convertible notes as additional paid-in capital and reduced the carrying value of the convertible notes as a debt discount for the year ended June 30, 2023.

From February to June, 2023, the Company issued two convertible notes, to a third party, in an aggregate principal amount of $5,500,000. As the Company determined these convertible notes contained a beneficial conversion feature, therefore, the Company recognized the fair value of embedded conversion feature of $211,679 in the convertible notes as additional paid-in capital and reduced the carrying value of the convertible notes as a debt discount for the year ended June 30, 2023.

Common stock issued upon conversion of convertible note payable, net of unamortized discounts

For the year ended June 30, 2023, the Company issued 64,335 (4,503,412 pre reverse split) shares of common stock upon the conversion of $16,913,941 of convertible note payable, net of unamortized discounts and accrued interest (Note 10), among which, $2,437,574 was converted into 5,047 (353,272 pre reverse split) shares of common stock are belonged to the related parties.

For the year ended June 30, 2024, the Company issued 68,061 (4,764,200 pre reverse split) shares of common stock upon conversion of $1,811,070 of convertible note payable, net of unamortized discounts and accrued interest. (Note 10).

Common stock issued from the Offering, net of issuance costs

On August 15, 2022, the Company had closed its initial underwritten public offering of 32,857 (2,300,000 pre reverse split) shares of common stock, which included the full exercise of the underwriter’s over-allotment option, at a public price of $4.00 per share. The Company received net proceeds of approximately $8.2 million, net of underwriting discounts and commissions and fees, other offering expenses amounted to approximately $1.0 million, and fair value of warrants issued to the underwriters of approximately $0.2 million.

Common stock issued for consulting services

-	Advisory service agreement with Exchange Listing, LLC

In July 2021, the Company signed a capital market advisory agreement (“Agreement”) with Exchange Listing, LLC (“Consultant”), to engage in advisory service in capital market advisory, corporate governance, and organizational meeting. The term of this Agreement shall commence on the execution date and shall continue until the later of nine months or until the Company is trading on a senior exchange or otherwise extended by both parties. The Company extended the contract term until the Company is trading on a senior exchange. Upon execution of this agreement, the Company agrees to sell to the Consultant, or its designees shares of the Company’s common stock which equivalents to 2% of the Company’s fully – diluted shares outstanding, at $0.001 per share. The Company estimated the fair value of the common stock issued to the Consultant for the year ended June 30, 2022 by using the market price $5.48 per share as per an enterprise per share value appraised from an independent third party. After completion of the Company’s Offering on August 15, 2022, the Company had issued additional 1,570 (109,833 pre reverse split) shares of common stock to ensure that the Consultant’s total shares of the Company’s common stock equivalents to 2% of the Company’s fully – diluted shares outstanding using the fair value of $4.00 per share with the fair value of $439,332. For the years ended June 30, 2024, and 2023, the Company incurred stock-based compensation expenses related to the aforementioned Consultant amounting to $0 and $439,332, respectively.

-	Marketing service agreement with TraDigital Marketing Group

In May 2024, the Company signed a marketing agreement (the “Marketing Agreement”) with TraDigital Marketing Group (“TraDigital”) to engage in consulting services for investor relations and digital marketing. The services are to be provided over three days, commencing on or after May 5, 2024. Pursuant to the Marketing Agreement, the Company agreed to pay $120,000 in cash and to issue 20,000 shares of the Company’s common stock with fair value of $4.1 per share to TraDigital in exchange for its consulting services. For the years ended June 30, 2024, and 2023, the Company incurred stock-based compensation expenses related to TraDigital amounting to $82,000 and $0, respectively.

Common stock issued to former director

On March 20, 2023, Voon Him “Victor” Hoo has resigned as managing director and chairman of the Company. To compensate Victor for his service, the Board approved to issue 285,714 shares of common stock which is equivalent to $380,000 based on the closing price of the Company’s closing stock on March 21, 2023 to Victor.

Common stock issued from the November 2023 Offering, net of issuance costs

On November 30, 2023, The Company had closed the November 2023 Offering of 371,629 (26,014,000 pre reverse split) shares of common stock, at a public offering price of $0.10 per share, and 14,000,000 Pre-Funded Warrants, each with the right to purchase 0.01 (one share pre reverse split) of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. The Company received net proceeds from November 2023 Offering of approximately $3.5 million, net of underwriting discounts and commissions and fees, other offering expenses amounted to approximately $0.5 million.

Common stock issued from the Marketing Offering, net of issuance costs

On March 22, 2024, the Company and H.C. Wainwright & Co., LLC, (the “Manager”) entered into a marketing offering agreement (“Marketing Offering Agreement”). Pursuant to the Marketing Offering Agreement, the Company intends to issue and sell through or to the Manager, as sales agent and / or principal from time to time of the Company’s common stock at the Market Offering. For the year ended June 30, 2024, the Company received an aggregated net proceed of $431,811, net of broker fee from issuance of 94,889 shares of common stock which sell through or to the Manager.

Common stock issued for acquiring intangible assets

- AI Lab Martech Sdn. Bhd.

On October 12, 2023, the Company, and AI Lab Martech Sdn. Bhd. (the “Licensor”) entered into a License and Service Agreement (the “License Agreement”), in which the Licensor shall provide a non-exclusive, non-transferable, royalty-free license to use and operate an AI software solutions (the “AI Software”) in exchange for the issuance of $563,000 worth of common stock of the Company, or 42,044 (2,943,021 pre reverse split) shares valued at $13.39 ($0.1913 pre reverse split) per share. The License Agreement is for a period of 12 months.

- VT Smart Venture Sdn Bhd

On December 19, 2023, the Company and VT Smart Venture Sdn Bhd (the “Developer”), a company that is in the business of, among other things, technology services, entered into a Software Development Agreement (the “Agreement”), in which the Developer shall provide application, services and turnkey solutions on software development in various aspects, including customization, software design layout, creative media platform development, artificial embedded and artificial intelligence related media platform and design in exchange for $1,000,000 worth of common stock, par value $0.00001 per share, of the Company, or 142,857 (10,000,000 pre reverse split) shares valued at $7.0 ($0.10 pre reverse split) per share. The Agreement is for a period of one month.

- Myviko Holding Sdn. Bhd Bhd

On March 12, 2024, the Company and Myviko Holding Sdn. Bhd. (the “Seller”) entered into a Software Purchase Agreement (the “Purchase Agreement”), in which the Seller agreed to transfer all rights, title and interest to the Company, including without limitation, all computer software and its source code and software licenses in exchange for the issuance of $1,000,000 worth of common stock, par value $0.00001 per share, of the Company. Pursuant to the Purchase Agreement, the Shares will be issued within 5 business days from the effective date of the Purchase Agreement and will be restricted securities and not be listed on any exchange. As of June 30, 2024, the Company has issued 198,412 shares to the Seller.

- MYUP Solution Sdn Bhd

On April 8, 2024, The Company and MYUP Solution Sdn Bhd (the “Seller 2”), a company that is in the business of, among other things, technology services, entered into a Software Purchase Agreement (the “Purchase Agreement 2”), in which the Seller 2 agreed to sell to the Company a certain software application in exchange for $495,500 worth of common stock, par value $0.00001 per share, of the Company, or 126,081 shares valued at $3.93 per share. As of June 30, 2024, the Company has issued 126,081 shares to the Seller 2.

- Falcon Gateway Sdn Bhd

On May 27, 2024, the Company and Falcon Gateway Sdn Bhd (the “Seller 3”), a company that is in the business of, among other things, technology services, entered into a Software Purchase Agreement (the “Purchase Agreement 3”), in which the Seller agreed to sell to the Company a certain software application in exchange for $495,000 worth of common stock, par value $0.00001 per share, of the Company, or 125,954 shares valued at $3.93 per share. As of June 30, 2024, the Company has issued 125,954 shares to the Seller 3.

Common stock issued to related parties for debts cancellation

On October 30, 2023, the Company issued a total of 25,954 (1,816,735 pre reverse split) restricted shares of common stock to the Company’s Chief Executive Officer, Chong Chan “Sam” Teo, and shareholder, Kok Pin “Darren” Tan (collectively, the “Creditors”) in exchange for the cancellation of $321,562 in aggregate indebtedness owed to the Creditors.

Capital Contribution

In February 2024, the Company’s Chief Executive Officer, Chong Chan “Sam” Teo, made a capital contribution of $16,348 in addition to the debt cancellation, as further consideration for the common stock issued to him in October 2023.

Warrants

- Issuance of warrants - non- employee stock compensation

Pertain to above mentioned Agreement with the Consultant, on August 15, 2022, the Company also issued 300,000 warrants to the Consultant or its designees exercisable for a period of five years at $4.00 per share upon completion of the Company’s Offering. Meanwhile, on the same date, the Consultant had exercised all of its warrants on cashless basis and received 2,245 (157,143 pre reverse split) shares of the Company’s common stock.

The fair value of the warrants which was determined by using the Black Scholes model using the following assumptions: (1) expected volatility of 49.0%, (2) risk-free interest rate of 0.89%, (3) expected life of 5.0 years, (4) exercise price of $4.0 and (5) estimated market price of $5.48 on July 1, 2020, the date of which the consulting agreement was entered. Based on above assumption, the fair value of the warrants were estimated to be $856,170.

- Issuance of the underwriters warrants

On August 10, 2022, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters (the “Representative”), relating to the Offering of 32,858 (2,300,000 pre reverse split) shares of the Company’s common stock, par value $0.00001 per share, at an Offering price of $280 ($4.00 pre reverse split) per share. Pursuant to the Underwriting Agreement, in exchange for the representative’s firm commitment to purchase the Shares, the Company agreed to issue the underwriters warrants (the “Representative’s Warrants”) to purchase an aggregate of 1,428 (100,000 pre reverse split) shares of the Company’s common stock, which is equal to five percent (5%) of the shares sold in the Offering, excluding the over-allotment option, at an exercise price of $5.00, which is equal to 125% of the Offering price. The Representative’s Warrant may be exercised beginning on February 10, 2023, until August 10, 2027. As of June 30, 2024, none of the warrants has been exercised by the Representative.

The fair value of the warrants which was determined by using the Black Scholes model using the following assumptions: (1) expected volatility of 54.8%, (2) risk-free interest rate of 2.91%, (3) expected life of 5.0 years, (4) exercise price of $5.0 and (5) stock price of $4.0 on August 15, 2022, the date of which the warrants were issued. Based on above assumption, the fair value of the warrants were estimated to be $175,349.

- Issuance of the Pre-Funded Warrants

On November 28, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement 2”) with EF Hutton LLC as the underwriter, relating to the November 2023 Offering of (i) 371,629 (26,014,000 pre reverse split) shares of common stock, at a public offering price of $0.10 per share, and (ii) 14,000,000 Pre-Funded Warrants, each with the right to purchase 0.01 (one pre reverse split) share of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. The Pre-Funded Warrants became exercisable immediately upon issuance, at an exercise price of $0.0001 or through cashless option.

The Pre-Funded Warrants are classified as a component of permanent stockholders’ equity within additional paid-in capital and were recorded at the issuance date using a relative fair value allocation method. The Pre-Funded Warrants are equity classified because they (i) are freestanding financial instruments that are legally detachable and separately exercisable from the equity instruments, (ii) are immediately exercisable, (iii) permit the holders to receive a fixed number of shares of common stock upon exercise, (iv) are indexed to the Company’s common stock. The Company valued the Pre-Funded Warrants at issuance concluding the purchase price approximated the fair value and allocated net proceeds from the purchase proportionately to the common stock and Pre-Funded Warrants, of which $1,398,600 was allocated to the Pre-Funded Warrants and recorded as a component of additional paid in capital.

- Exercise of the Pre-Funded Warrants

In December 2023 and January 2024, the holder of Pre-Funded Warrants have collectively exercised 14,000,000 the Pre-Funded Warrants into 200,000 (14,000,000 pre reverse split) shares of the Company’s common stock at an exercise price of $0.0001 per share.

Warrants outstanding as of June 30, 2024 are as follows:

	Shares	Weighted Average Exercise Price*	Weighted Average Remaining Contractual Term (Years)
Outstanding at June 30, 2023	100,000	$5.00	4.1
Granted	14,000,000	0.0001	-
Exercised	(14,000,000)	-	-
Outstanding at June 30, 2024	100,000	$5.00	3.1

Employee stock compensation

In June 2024, the Company executed executive employment agreements (“Employment Agreements”) with three individuals, appointing them as the Company’s executive officers. Under the terms of the Employment Agreements, each executive officer is entitled to receive a predetermined monetary value of the Company’s common stock as annual compensation for the first year, with stock compensation for subsequent years contingent upon performance. The stock compensation is prorated on a monthly basis and is subject to the restrictions of Securities Act Rule 144. For the fiscal year ended June 30, 2024, the Company recognized $11,111 in stock-based compensation expense attributable to the Employment Agreement. However, none of the shares had been issued or settled by the Company as of June 30, 2024.

Note 14 – Income taxes

The United States and foreign components of loss before income taxes were comprised of the following:

	For the years ended
	June 30,
	2024	2023
Tax jurisdictions from:
- Local – United States	$(3,919,962)	$(3,728,225)
- Foreign – Malaysia	(2,626,946)	(7,901,870)
Loss before income tax	$(6,546,908)	$(11,630,095)

The provision for income taxes consisted of the following:

	For the years ended
	June 30,
	2024	2023
Tax jurisdictions from:
- Local – United States	$33,680	$97,616
- Foreign – Malaysia	6,035	-
Provision for income taxes	$39,715	$97,616

United States of America

TGL was incorporated in the State of Delaware and is subject to the tax laws of the United States of America. As of June 30, 2024, the operations in the United States of America incurred $8,340,387 of cumulative net operating losses which can be carried forward indefinitely to offset future taxable income, and can be used to offset up to 80% of taxable income for losses arising in tax years beginning after June 30, 2022. The deferred tax valuation allowance as of June 30, 2024 and June 30, 2023 were $1,751,481 and $1,177,486, respectively.

TGL also subject to controlled foreign corporations Subpart F income (“Subpart F”) tax, which is a tax primarily on passive income from controlled foreign corporations with a tax rate of 35%. In addition, the Tax Cuts and Jobs Act imposed a global intangible low-taxed income (“GILTI”) tax, which is a tax on certain off-shore earnings at an effective rate of 10.5% for tax years (50% deduction of the current enacted tax rate of 21%) with a partial offset for 80% foreign tax credits. If the foreign tax rate is 13.125% or higher, there will be no U.S. corporate tax after the 80% foreign tax credits are applied.

For the years ended June 30, 2024 and 2023, the Company’s foreign subsidiaries did not generate any income that are subject to Subpart F tax and GILTI tax.

Malaysia

ZCITY, Foodlink, Morgan, and AY Food are governed by the income tax laws of Malaysia and the income tax provision in respect of operations in Malaysia is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Income Tax Act of Malaysia, enterprises that incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. As of June 30, 2024, the operations in the Malaysia incurred $22,033,996 of cumulative net operating losses which can be carried forward for a maximum period of ten consecutive years to offset future taxable income. The deferred tax valuation allowance as of June 30, 2024 and 2023 were $5,288,159 and $4,927,995, respectively.

The following table reconciles the local (United States) statutory rates to the Company’s effective tax rate for the periods indicated below:

	For the years ended
	June 30,
	2024	2023
U.S. statutory rate	21.0%	21.0%
Differential of Malaysia statutory tax rate	1.2%	2.0%
Change in valuation allowance	(19.0)%	(23.8)%
Permanent difference	(3.8)%	-%
Effective tax rate	(0.6)%	(0.8)%

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of:

	As of June 30, 2024	As of June 30, 2023

Deferred tax assets:
Net operating loss carry forwards in U.S.	$1,751,481	$1,177,486
Net operating loss carry forwards in Malaysia	5,288,159	4,927,995
Allowance for credit losses	51,157	-
Unrealized holding loss on marketable securities	173,957	-
Amortization of debt discount	156,403	70,415
Less: valuation allowance*	(7,421,158)	(6,175,896)
Deferred tax assets	$-	$-

*	Change in valuation allowance was amounted to $1,245,262 and $2,492,329 for the years ended June 30, 2024 and 2023, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties tax for the years ended June 30, 2024 and 2023.

Note 15 – Concentrations of risks

(a)	Major customers

For the years ended June 30, 2024 and 2023, no customer accounted for 10.0% or more of the Company’s total revenues.

As of June 30, 2024, three customers account for approximately 65.3%, 19.3%, and 15.4% of the total balance of accounts receivable, respectively. As of June 30, 2023, two customers account for approximately 24.6% and 24.6% of the total balance of accounts receivable, respectively.

(b)	Major vendors

For the years ended June 30, 2024, two vendors accounted for approximately 52.7% and 41.2% of the Company’s total purchases. For the years ended June 30, 2023, two vendors accounted for approximately 62.5% and 32.7% of the Company’s total purchases.

As of June 30, 2024, two vendors accounted for approximately 85.1%, and 11.6% of the total balance of accounts payable. As of June 30, 2023, one vendor accounted for 91.0% of the total balance of accounts payable.

(c)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of June 30, 2024 and 2023, $198,952 and $4,593,634 were deposited with financial institutions or fund received from customer being held in third party platform’s fund account, and $85,308 and $2,458,638 of these balances are not covered by deposit insurance, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an provision for estimated credit losses based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RM converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

Note 16 – Leases

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. The Company’s office lease was classified as operating leases. The lease generally do not contain options to extend at the time of expiration.

Upon adoption of FASB ASU 2016-02 on July 1, 2022, the Company recognized $84,829 ROU asset and same amount of operating lease liability based on the present value of the future minimum rental payments of leases, using a discount rate of 3.5% based on duration of lease terms. As of June 30, 2024, the weighted-average lease term is 0.5 years for the remaining leases. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company’s lease liabilities under the remaining operating leases as of June 30, 2024 for the next five years is as follows:

June 30,
2025	$17,554
2026	-
Total undiscounted lease payments	17,554
Less imputed interest	(297)
Total lease liabilities	$17,257

Lease expense for the years ended June 30, 2024 and 2023 were $40,676, and $38,496 , respectively.

Note 17 – Commitments and contingencies

Contingencies

Legal

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

18 – SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after June 30, 2024 up through September 30, 2024, the date the Company issued these consolidated financial statements.

From July to September 2024, the Company received net proceed of $2,457,456, net of broker fee from issuance of 1,583,418 shares of common stock which sell through or to the Manager related to the Marketing Offering Agreement.

On September 20, 2024, the Company entered into a partnership agreement (the “Agreement”) with Credilab Sdn. Bhd. (“CLSB”). Pursuant to the Agreement, the Company and CLSB will establish a strategic partnership aimed at leveraging their respective core competencies, resources, and market expertise to drive mutual benefit and growth. In September 2024, the Company issued 2,000,000 shares of its common stock to CLSB in exchange for CLSB’s integration of its credit services into the Company’s ZCity App. In addition, the Company will introduce portfolio clients (“Portfolio Clients”) to CLSB via the ZCity App, and in return, the Company will share one – third of the revenue and processing fee from CLSB’s profit derived from Portfolio Client. The five-year partnership facilitates joint marketing efforts, profit-sharing, and further strategic collaboration between the parties.

Up to 22,500,000 Shares of Common Stock

Treasure Global Inc

Prospectus dated November 27, 2024